EXHIBIT 10.2

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

dated as of March 19, 2019

among

OneSpaWorld Holdings Limited,

as Holdings,

Dory Intermediate LLC,

as the Borrower,

The Lenders Party Hereto

and

Cortland Capital Market Services LLC,

as Administrative Agent and Collateral Agent

- i -

- ii -

- iii -

- iv -

SCHEDULES

1.01A	—	Excluded Subsidiaries
1.01B	—	Security Agreements
1.01C	—	Agreed Security Principles
1.01D	—	Material Contracts
1.01E	—	[Reserved]
2.01	—	Commitments
5.06	—	Litigation
5.12	—	Subsidiaries and Other Equity Investments
6.12(b)	—	Post-Closing Deliverables
7.01(c)	—	Existing Liens
7.03	—	Existing Indebtedness
7.07	—	Transactions with Affiliates
10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Committed Loan Notice
B	—	[Reserved]
C-1	—	Term Note
C-2	—	[Reserved]
C-3	—	[Reserved]
D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Discounted Prepayment Option Notice
G	—	Lender Participation Notice
H	—	Discounted Voluntary Prepayment Notice
I	—	[Reserved]
J	—	Sponsor Affiliated Lender Notice
K	—	Prepayment Notice
L	—	Solvency Certificate
M	—	Pari Passu Intercreditor Agreement
N	—	Junior Lien Intercreditor Agreement
O	—	Intercompany Note
P	—	Successor Holdings Joinder

- v -

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT is entered into as of March 19, 2019, among Dory Intermediate LLC, a Delaware limited liability company, (the “Borrower”), OneSpaWorld Holdings Limited, a company organized under the laws of the Commonwealth of The Bahamas (“Initial Holdings”), Cortland Capital Market Services LLC (“Cortland”), as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to that certain Business Combination Agreement, dated as of November 1, 2018 (as amended on January 7, 2019 by Amendment No. 1 to Business Combination Agreement and as further amended, supplemented or modified and in effect from time to time in the manner permitted pursuant to Section 4.01(c) of this Agreement, and including all schedules and exhibits thereto, the “Acquisition Agreement”), by and among inter alios, Borrower, Initial Holdings, the SPAC (as defined herein), Steiner UK Limited, Steiner Management Services, LLC, Dory US Merger Sub, LLC, Dory Acquisition Sub, Limited and Steiner Leisure Limited (in its capacity as a Seller (as defined therein) and as the representative for the Seller Parties (as defined therein) party thereto), (x) the SPAC will use funds available in the Trust Account (as defined in the Acquisition Agreement), which holds funds contributed from public investors and held by the SPAC for the purposes of undertaking business combinations (the “SPAC Trust Account”), subject to any redemptions required under applicable law or the governing documents of the SPAC to acquire equity interests in certain subsidiaries of the Sellers by way of a business combination, which shall include, but not be limited to (i) the purchase of equity interests of certain subsidiaries organized in the United States (the transactions described in this clause (i), the “U.S. Target Purchase” and the funds in the SPAC Trust Account remaining after the U.S. Target Purchase, the “SPAC Trust Account Remainder”) and (ii) the merger of Dory U.S. Merger Sub, LLC with and into the SPAC (the “U.S. Merger” and, together with the U.S. Target Purchase, collectively, the “Closing Date Acquisition”) and (y) following the U.S. Merger, the SPAC shall lend the SPAC Trust Account Remainder to Holdings (the “HAC Loan”), in each case, on the terms and subject to the conditions set forth in the Acquisition Agreement.

The Borrower has requested that the Lenders extend credit to the Borrower in the form of Initial Term B Loans in an initial aggregate principal amount of $25,000,000.

The proceeds of the Initial Term B Loans will be used to directly or indirectly to finance a portion of the Transactions.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Accounting Changes” has the meaning specified in Section 1.03(d).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than an Unrestricted Subsidiary), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period.

“Acquisition” means the acquisition of (i) a Controlling equity or other ownership interest in another Person (including upon the exercise of an option, warrant or convertible or similar type security to acquire such a Controlling interest), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person (whether by purchase, merger or otherwise) which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Acquisition Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Administrative Agent” means, subject to Section 9.13, Cortland, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent Fee Letter” mean that certain “Fee Letter” dated as of even date herewith by and between the Borrower and Administrative Agent, as may be amended, modified or amended and restated in accordance with the terms and conditions therein.

“Administrative Agent’s Account” means the Administrative Agent’s account as notified by Administrative Agent to the Borrower and Lenders from time to time.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Debt Fund” means a Sponsor Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and the investment decisions of which are not Controlled by the private equity business of the SPAC or any Affiliate of the SPAC; provided, however, that an Affiliated Debt Fund shall exercise independent discretion from the private equity business of the SPAC and any Affiliate of the SPAC and its managers shall have fiduciary duties to third party investors that are independent of their duties to the direct or indirect equity holders of Holdings (or any parent entity thereof).

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, trustees, advisors, other representatives and successors and assigns of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Security Principles” means the principles set out in Schedule 1.01C.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“AHYDO Amount” has the meaning specified in Section 2.05(b)(viii).

“Anti-Corruption Laws” means all laws, rules or regulations relating to corruption or bribery, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” has the meaning specified in Section 5.18(b).

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans or Base Rate Loans, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Payment” has the meaning specified in Section 2.05(a)(i).

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Rate” means a percentage per annum equal to with respect to the Initial Term B Loans, (x) in each case, that are Base Rate Loans, 6.50% per annum and (y) in each case, that are Eurocurrency Rate Loans, 7.50% per annum.

Notwithstanding the foregoing, the Applicable Rate in respect of any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment, Refinancing Amendment or Extension Offer.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means (i) any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) at any time that any NB Investor is a Lender hereunder, any Fund that is advised by (a) an Affiliate of a NB Investor Lender or (b) an entity or an Affiliate of an entity that advises a NB Investor Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form (including electronic documentation generated by an approved electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of fixed or capital assets that are used or useful in the business of such Person.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Voluntary Prepayment pursuant to Section 2.05(d); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Holdings and its subsidiaries on a consolidated basis for the period ended December 31, 2017, December 31, 2016 and December 31, 2015, in each case prepared in accordance with GAAP.

“Available Amount” means, at any time (the “Available Amount Reference Time”), a cumulative amount (which shall not be less than zero) equal to the sum of $20,000,000, plus (in each case, without duplication):

(a) the Cumulative Excess Cash Flow Amount at such time; plus

(b) the amount of any capital contributions (including the proceeds and the fair market value (as reasonably determined by the Borrower) of marketable securities or other property received by the Borrower from any person other than a Loan Party (other than Holdings) or a Restricted Subsidiary) or Net Cash Proceeds from any Permitted Equity Issuance (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than any Cure Amount or any other capital contributions or equity or debt issuances to the extent utilized in connection with other transactions permitted pursuant to Section 7.02(t), 7.06(j) or 7.08(iii)(A)) received by or made to the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(c) to the extent not otherwise applied to prepay the outstanding First Lien Term Loans in accordance with the terms of the First Lien Credit Agreement, the aggregate amount of Retained Declined Proceeds during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(d) to the extent not already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clause (e) below or any other provision of Section 7.02, an amount equal to any net after-tax returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by any Loan Party or Restricted Subsidiary in respect of any Investments pursuant to Section 7.02(n); minus

(e) the aggregate amount of the fair market value of (i) any Investments made pursuant to Section 7.02(n) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment, including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale, transfer, lease or other disposition of any such Investment), (ii) any Restricted Payment made pursuant to Section 7.06(n) and (iii) any payments made pursuant to Section 7.08(iii)(C), in each case, during the period commencing on the Closing Date through and including the Available Amount Reference Time (and, for purposes of this clause (e), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount”.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate” means a fluctuating rate per annum, for any day, equal to the highest of:

(a) the Prime Rate;

(b) Federal Funds Rate plus 1⁄2 of 1.00%; and

(c) the Eurocurrency Rate for an Interest Period for Dollar deposits of one (1) month plus 1.00%.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230, as amended or modified from time to time.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower” has the meaning specified in the Preliminary Statements to this Agreement. For the avoidance of doubt, the Borrower shall not be designated as an “Immaterial Subsidiary”, “Securitization Subsidiary” and “Unrestricted Subsidiary” at any time.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means $1,000,000.

“Borrowing Multiple” means $100,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, or are in fact closed; provided, when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Callable Date” means the date that is 30 months after the Closing Date.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided, for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the date hereof (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation, to the extent that financial reporting shall not be affected hereby. For purposes of Section 7.01, a Capitalized Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Research and Development Costs” means research and development costs that are required to be, in accordance with GAAP, capitalized.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:

(1) Dollars and, with respect to any Non-U.S. Subsidiaries, other currencies held by such Non-U.S. Subsidiary in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States, the United Kingdom, any participating member state of the European Union or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least “P-1” by Moody’s or at least “A-1” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10) with respect to any Non-U.S. Subsidiary: (i) obligations of the national government of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11) Cash Equivalents of the types described in clauses (1) through (10) above denominated in Dollars; and

(12) investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (1) through (11) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided, such amounts are converted into any currency listed in clause (1) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means (i) each provider of any Cash Management Services to Holdings or any Restricted Subsidiary and (ii) each provider of Cash Management Services to Holdings or any Restricted Subsidiary, including any Cash Management Secured Bank.

“Cash Management Obligations” means obligations owed by Holdings or any Restricted Subsidiary to any Cash Management Bank in respect of any Cash Management Services.

“Cash Management Secured Bank” means any Person that is an Agent or a Lender or an Affiliate of any of the foregoing at the time it initially provides any Cash Management Services pursuant to a Secured Cash Management Agreement (or, in the case of Secured Cash Management Agreements existing on the Closing Date, on the Closing Date), whether or not such Person subsequently ceases to be an Agent or a Lender or an Affiliate of any of the foregoing.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer, ACH transactions and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earlier to occur of:

(a) at any time and for any reason whatsoever, (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of Holdings or its direct or indirect parent company and (B) at any time during any period of twelve (12) consecutive months, the Continuing Directors shall constitute less than a majority of the board of directors, managers or other governing body of Holdings;

(b) the Borrower ceasing to be a direct Wholly-Owned Subsidiary of Holdings; or

(c) any “change of control” or similar event under the First Lien Credit Agreement.

“Class” (a) when used with respect to Commitments, refers to whether such Commitments are Initial Term B Commitments, Commitments in respect of any Incremental Term Loans, Commitments in respect of any Extended Term Loans or Refinancing Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans. Notwithstanding the above, Initial Term B Loans, Refinancing Term Loans and Extended Term Loans that have different terms (including currencies) and conditions (together with the Commitments in respect thereof and any Lenders thereof) shall be construed to be in different Classes; provided that Incremental Term Loans in the form of increases to any then existing Class of Term Loans shall be construed as part of the same Class as such increased Term Loans.

“Closing Date” means the date on which all of the applicable conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the Initial Term B Loans are made to the Borrower.

“Closing Date Acquisition” has the meaning specified in the Preliminary Statements to this Agreement.

“Closing Date Acquisition Guarantee and Lien Release” means the release and termination of the guarantees provided by, and the security interests granted by, certain of the Subsidiaries of the Borrower pursuant to (i) the Credit Agreement, dated as of December 9, 2015 (as amended, restated, amended and restated, extended, renewed, supplemented, modified and otherwise changed from time to time), by and among Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Leisure”), and certain of its Subsidiaries as borrowers, Newstar Financial, Inc., as administrative agent and collateral agent, and the other lenders from time to time party thereto, and (ii) the Credit Agreement, dated as of December 9, 2015 (as amended, restated, amended and restated, extended, renewed, supplemented, modified and otherwise changed from time to time), by and among Steiner Leisure and certain of its Subsidiaries as borrowers, PNC Bank, National Association, as the administrative agent and collateral agent, and other lenders from time to time party thereto, in each case, including by way of the discharge and satisfaction of the primary obligations under such facility.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or similar term) as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document, and shall include the Mortgaged Properties.

“Collateral Agent” means the Administrative Agent, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral and Guarantee Requirement” means, at any time, subject to the Agreed Security Principles and the Intercreditor Agreement, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01 or thereafter pursuant to Section 6.10 or Section 6.12 duly executed by each Loan Party that is a party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”) jointly and severally, by (i) Holdings, (ii) the Borrower (other than with respect to its own Obligations) and (iii) each other Restricted Subsidiary of Holdings that is a Material Subsidiary (other than, in the case of this clause (iii) any Excluded Subsidiary and any non-Wholly-Owned Subsidiary) (collectively, the “Guarantors” and each individually, a “Guarantor”);

(c) the Obligations and the Guarantees shall have been secured pursuant to the Security Agreements by a second-priority security interest in (i) all the Equity Interests of the Borrower and (ii) all other Equity Interests (other than Excluded Equity) held directly by Holdings, the Borrower or any Subsidiary Guarantor in any Subsidiary;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest (other than in the case of mortgages, to the extent such security interest may be perfected by delivering certificated securities and instruments (in each case, accompanied by an undated stock power or other appropriate instrument of transfer executed in blank), filing personal property financing statements, or making any necessary filings with the United States Patent and Trademark Office, United States Copyright Office, or the World Intellectual Property

Organization) in, and liens (including mortgages) on, substantially all tangible and intangible assets of Holdings, the Borrower and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, material intellectual property, other general intangibles (including contract rights), owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided, security interests in real property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.10 and/or Section 6.12, as applicable, duly executed and delivered by the record owner of such property, (ii) a title insurance policy for such Mortgaged Property (or marked-up title insurance commitment having the effect of a title insurance policy) (the “Mortgage Policies”) issued by a Title Company insuring the Lien of each such Mortgage as a valid second priority Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01 hereof, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and to the extent available in each applicable jurisdiction at commercially reasonable rates, (iii) a Survey with respect to each Mortgaged Property; provided, however, that a Survey shall not be required to the extent that (A) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (B) the Title Company removes the standard survey exception and provides reasonable and customary survey-related endorsements and other coverages in the applicable Mortgage Policy to the extent available in each applicable jurisdiction at commercially reasonable rates, (iv) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto), (v) if any portion of any improved Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), a copy of, or a certificate as to coverage under, and a declaration page relating to, the flood insurance policies required by Section 6.06 hereof, and in compliance with, the Flood Insurance Laws, each of which (A) shall be endorsed or otherwise amended to name the Collateral Agent as mortgagee and lender’s loss payee, (B) shall (1) identify the addresses of each property located in a special flood hazard area, (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (3) provide that the insurer will give the Collateral Agent 45 days written notice of cancellation or non-renewal and (C) shall be otherwise in form and substance reasonably satisfactory to the Collateral Agent, (vi) such existing abstracts, existing appraisals, legal opinions (regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, and such other customary matters as may be reasonably requested by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders), and which shall be in form and substance reasonably acceptable to the Administrative Agent) and other documents as the Administrative Agent (at the direction of the Required Lenders) may reasonably request with respect to any such Mortgaged Property to the extent necessary to obtain the foregoing deliverables and (vii) evidence of payment of title insurance premiums and expenses and all mortgage recording, transfer, intangibles and stamp taxes, if applicable (provided that to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of the fair market value of the Mortgaged Property subject thereto or another method is utilized to reduce such tax as permitted or required by applicable law), and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings, to the extent necessary to be filed in the applicable jurisdiction, in each case in appropriate county land office(s). The Administrative Agent, Collateral Agent or Borrower shall give at least 45 days prior written notice to the Lenders prior to pledging any Material Real Property and upon confirmation from all Lenders that flood insurance due diligence and flood insurance compliance have been completed, the applicable Loan Parties may pledge such Material Real Property, with the understanding that in each case, the foregoing requirements set forth in this clause (f) shall be completed prior to the 90-day period within which the applicable Loan Party shall be obligated to provide the real estate deliverables set forth in Section 6.10 and/or Section 6.12 hereof; provided, that if such requirements are not completed during such period due to the relevant Lenders not being able to complete their respective flood insurance due diligence and flood insurance compliance, such 90-day period shall be extended for so long as is required to complete such flood diligence and related compliance.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as Borrower and the Administrative Agent (at the direction of the Required Lenders) agree in writing that the cost or other consequence (including any material adverse tax consequences) of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent (at the direction of the Required Lenders) may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and as agreed between the Required Lenders and Holdings;

(B) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) any fee-owned real property that is not a Material Real Property, any leasehold interests in real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, (iii) [reserved], (iv) [reserved], (v) any assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws or a contractual obligation or would require obtaining the consent, approval, license or authorization of any Governmental Authority or applicable third party (other than Holdings, the Borrower or a Subsidiary of Holdings) (but only for so long as such prohibition exists and, in the case of any contractual obligation, only to the extent such prohibition exists on the Closing Date, or in connection with any subsequently acquired Subsidiary which is joined, or required to be joined, as a Guarantor on the date of the acquisition thereof (provided such contractual obligation is not entered into in contemplation thereof)) which consent, approval, license or authorization has not been obtained after giving effect to applicable anti-nonassignment provisions of the UCC or other applicable Law; provided that, notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to obtain the consent of the applicable third parties party to Material Contracts in effect on the Closing Date within those time periods set forth on Schedule 6.12(b), (vi) margin stock, (vii) to the extent requiring the consent of one or more third parties (other than Holdings, the Borrower or a Subsidiary of Holdings) or prohibited by the terms of any applicable Organization Documents, joint venture agreement or shareholders’ agreement, Equity Interests in any Person other than (x) the Borrower and (y) each of the other Wholly-Owned Material Subsidiaries that are Restricted Subsidiaries (except, in the case of this clause (y) to the extent such consent requirement or prohibition is existing at the time such Wholly-Owned Material Subsidiary becomes a Restricted Subsidiary and was not incurred in contemplation thereof) and provided that such consent requirement or prohibition was in effect on the Closing Date or, if later, at the time of the acquisition of such Equity Interests and not incurred in contemplation thereof after giving effect to applicable anti-nonassignment provisions of the UCC or other applicable Law, (viii) any governmental licenses or state or local franchises, charters and authorizations which are not permitted to be pledged under applicable Laws, after giving effect to the applicable anti-nonassignment provisions of the UCC or other applicable Law, (ix) any equipment or other asset subject to permitted liens securing permitted acquired debt (limited to the acquired assets) or permitted sale and leaseback transactions, in each case to the extent the contract or other agreement providing for such debt or sale and leaseback transaction requires the consent of any person as a condition to the creation of any other security interest on such equipment or asset and, in each case, such indebtedness, liens, transactions and prohibition or requirement is permitted under the Loan Documents, (x) any lease, license or other agreements, or any property subject to a purchase money security interest, or Capitalized Lease Obligation, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money debt, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or a Subsidiary of Holdings) (including pursuant to any “change of control” or similar provision), other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition; provided that, notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to obtain the consent of the of the applicable third parties party to such lease, license or agreement, purchase money debt, Capitalized Lease or similar arrangement, (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) Excluded Equity, (xiii) those assets as to which the Borrower and the Required Lenders reasonably determine that the cost or other consequences (including any material adverse tax consequences) of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (xiv) assets excluded pursuant to the application of the Agreed Security Principles, (xv) any accounts or funds held or received on behalf of third parties and (xvi) any assets owned by a Subsidiary that is not a Loan Party (all of the foregoing, collectively, “Excluded Collateral”); provided, however, that “Excluded Collateral” shall not include any proceeds (including, for the avoidance of doubt, any proceeds constituting cash), substitutions or replacements of any Excluded Collateral unless such proceeds, substitutions or replacements would independently constitute Excluded Collateral; provided, further, changes to the definition of “Excluded Collateral” may be set forth in the applicable Security Agreements if agreed by the Borrower and the Collateral Agent; provided, further, no action shall be required by the Loan Parties to perfect Liens on: (i) letter of credit rights and (ii) commercial tort claims reasonably expected to result in a recovery less than $500,000, in each case to the extent not perfected as supporting obligations by the filing of a UCC financing statement or other similar filing under other applicable Law in each case on the Collateral generally; and

(C) no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements other than control by possession of pledged capital stock and promissory notes with a principal amount in excess of $500,000, on an individual basis; and

(D) control agreements (or perfection by control or similar arrangements) shall not be required with respect to any assets (including deposit or securities accounts); provided, for these purposes, “perfection by control” shall not refer to the possession of share certificates or other certificates or instruments representing or embodying the right to negotiable investment securities); and

(E) the provision of any Guarantee or Guaranty, and the creation, perfection, or maintenance of pledges of or security interests in any assets shall not be required to the extent provided in the Agreed Security Principles; and

(F) no actions in any jurisdiction or that are necessary to comply with Laws of any jurisdiction and no security agreements, pledge agreements, share charge (or mortgage) agreements or other Collateral Documents shall be governed under the Laws of any jurisdiction other than (w) the United States, any state thereof or the District of Columbia, (x) the jurisdiction of organization of a Loan Party to create or perfect a security interest in assets of such Loan Party, including any intellectual property registered outside such jurisdiction of organization (other than intellectual property registered with the United States Patent and Trademark Office or United States Copyright Office), except for the avoidance of doubt, U.S. trademarks that require registration with or filings with the World Intellectual Property Organization, (y) solely in the case of a security interest securing the Equity Interests in any Person, the jurisdiction of organization of any Loan Party and (z) solely in the case of Mortgages, the jurisdiction of each applicable Mortgaged Property; and

(G) no landlord, mortgagee or bailee waivers, including any estoppel, collateral access letters or similar type of waiver shall be required; and

(H) no notices shall be required to be sent to account debtors or other contractual third parties.

With respect to the Collateral Documents:

(i) access to the assets of a Guarantor, the maximum guaranteed or secured amount may be restricted or limited by limitation language agreed to reflect these principles and to the extent consistent with them, customary practice in the relevant jurisdiction to minimize stamp duty, notarization, registration or other applicable fees where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, Taxes and duties or where registration, notarial or other fees are payable by reference to the stated amount secured in which case, any Collateral granted by that Guarantor shall be limited to the maximum recoverable amount under such limitation language;

(ii) where a class of assets to be secured includes material and immaterial assets, if the cost of granting Collateral over the immaterial assets is disproportionate to the benefit of such security interest, Collateral will be granted over the material assets only;

(iii) representations, covenants and undertakings shall only be included in each Collateral Document to the extent necessary under local law to confirm any registration or perfection of, or ensure the validity of, the Collateral or the creation, perfection or priority of the Lien or security interest created thereby and shall not be repeated;

(iv) the provisions thereof will not be unduly burdensome on the Guarantor or interfere unreasonably with the operation of its business or have an adverse effect on the commercial reputation of the Guarantor and will be limited to those required to create effective a security interest and not impose additional commercial obligations;

(v) any transactions (including, for the avoidance of doubt, the incurrence of Indebtedness, the granting of Liens, the making of Investments, Dispositions, and merger, consolidation, liquidation or winding up) permitted by the Loan Documents shall be permitted in the Collateral Documents;

(vi) information, such as lists of specified assets, will be provided, unless required to be provided more frequently by local law, annually (unless there has been no change in such information since the date of the last list delivered with a certificate regarding same) and if and, only to the extent, required by local law to be provided to perfect or register the Collateral Documents and, that this information can be provided without breaching confidentiality requirements or damaging business relationships or commercial reputation (prior to an Event of Default); and

(vii) subject to clause (iii) above, there will be no repetition or extension of clauses set out in this Agreement (or the other Loan Documents) such as those relating to notices, cost and expenses, indemnities, tax gross-up, distribution of proceeds and release of security interests other than if expressly required by local law to perfect the security interests granted thereby or make it enforceable or to facilitate the admissibility of a Collateral Document in court.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 4.01(a), Section 6.10 or Section 6.12, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means an Initial Term B Commitment, a commitment in respect of any Incremental Term Loans, or a commitment in respect of any Extended Term Loans or any combination thereof, as the context may require.

“Commitment Letter” means that certain Amended and Restated Commitment Letter dated as of January 8, 2019 by and among Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund and the SPAC.

“Committed Loan Notice” means a written notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following:

(i) provision for taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar taxes, foreign taxes and withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii) Fixed Charges of such Person for such period (including (x) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) the Transaction Expenses; plus

(v) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful) (including such expenses or charges reimbursed or actually paid by a Person that is not Holdings or one of its Subsidiaries or covered by indemnification or reimbursement provisions), including (A) such fees, expenses or charges related to the incurrence of the Loans and any other credit facilities or the offering of debt securities and (B) any amendment or other modification of this Agreement and any other credit facilities or the offering of debt securities, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(vi) expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid or likely to be payable in connection with Permitted Acquisitions, other Investments, acquisitions or Capital Expenditures; plus

(vii) the amount of any restructuring charge or provision (whether or not classified as a restructuring charge or provision under GAAP), integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, any recruiting expenses and costs related to the closure and/or consolidation of facilities and to exiting lines of business and any reconstruction, recommissioning or reconfiguring of fixed assets for alternative use; plus

(viii) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (provided, in connection with any such non-cash charge, write-down or item required or anticipated to be made, to the extent it represents an accrual or reserve for a cash expenditure for a future period such Person may determine not to addback such non-cash charges, write-downs, expenses, losses or items in the current period and, to the extent such Person does decide to addback such charges, write-downs, expenses, losses or items in respect thereof in such future period such charges, write-downs, expenses, losses or items will not be added back to Consolidated EBITDA to the extent of such adjustment previously added back) or other items classified by Holdings as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(ix) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Account Standards Codification Topic 810; plus

(x) the amount of “run-rate” cost savings and synergies projected by Holdings in good faith to result from actions (x) taken or (y) to be taken; provided, actions are reasonably expected to be taken within twelve (12) months after the end of the Test Period (or with respect to the Transactions, eighteen (18) months) and the aggregate amount added back for actions to be taken will not exceed in any period 20% of Consolidated EBITDA, determined on a Pro Forma Basis; in each case, which cost savings or synergies shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period and net of the amount of actual benefits realized prior to or during such period from such actions; provided, that a Responsible Officer of Holdings shall have certified to the Administrative Agent that such cost savings or synergies are reasonably identifiable, factually supportable and reasonably anticipated to result from such actions; plus

(xi) (A) any costs or expense incurred by such Person (or any direct or indirect parent thereof) or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement and (B) the amount of payments made to option holders of such Person or a parent company thereof in connection with, or as a result of, any distribution being made to shareholders of such Person or parent company thereof, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution; plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiii) any net loss included in Consolidated Net Income attributable to non-controlling interests; plus

(xiv) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of such Person and its Restricted Subsidiaries; plus

(xv) net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment; plus

(xvi) the amount of management, advisory, accounting, consulting, and legal fees, and the amount of refinancing subsequent transaction and exit fees (including termination fees) and related indemnities, costs and expenses paid or accrued in such period to the extent permitted hereunder; plus

(xvii) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(xviii) [reserved]; plus

(xix) the pro forma adjustments identified in the quality of earnings report provided by Grant Thornton LLP and dated October 10, 2018; plus

(xx) any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures that occurred prior to the Closing Date; plus

(xxi) expenses, losses and charges incurred during such period in connection with Casualty Events, to the extent that any such amount is covered by business interruption insurance and actually reimbursed or so long as such Person has made a determination that there exists reasonable evidence that such amount will be reimbursed by the insurer and only to the extent (A) such amount is not denied by the applicable insurance carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 365 days); plus

(xxii) fees, expenses and indemnities paid or accrued in such period to directors; plus

(xxiii) any charge, loss or expense (including non-cash charges) relating to any Permitted Reorganization, including the amount of incremental amortization or depreciation arising as a result of any adjustments to inventory, equipment and other assets arising as a result of the consummation of, and any other charge, loss or expense arising from other accounting effects of the consummation of, such Permitted Reorganization;

(b) decreased (without duplication) by the following:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period to the extent such cash was not included in Consolidated EBITDA in such prior period; plus

(ii) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of such Person and its Restricted Subsidiaries; plus

(iii) any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements; plus

(iv) any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810 10 45; plus

(v) the amount of any minority interest income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 815 and IAS 39 Financial Instruments: Recognition and Measurement and related standards.

There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Acquired Entity or Business (but not the Acquired EBITDA of any related Person, property, business or asset to the extent not acquired during such period) and the Acquired EBITDA of any Converted Restricted Subsidiary, based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or investment). For purposes of determining the Total Leverage Ratio and the Secured Leverage Ratio, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Sold Entity or Business and the Disposed EBITDA of any Converted Unrestricted Subsidiary, based on the actual Disposed EBITDA of such Sold Entity or

Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Notwithstanding the foregoing, but subject to any adjustment set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be $13,300,000, $13,900,000, $14,600,000 and $14,500,000 for the fiscal quarters ended December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018, respectively.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts, closing and other fees and charges owed with respect to financing activities, (c) non-cash interest payments, (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate obligations under any Swap Contracts with respect to Indebtedness); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income (without duplication):

(4) any net income (loss) of any Person if such Person is not Holdings or a Restricted Subsidiary, except that Holdings’ equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is not (x) a joint venture with outstanding third party indebtedness for borrowed money or (y) an Unrestricted Subsidiary, that (as reasonably determined by a Responsible Officer of Holdings) could have been distributed by such Person during such period to Holdings or a Restricted Subsidiary) as a dividend or other distribution or return on investment;

(5) any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(6) any net gain (or loss) realized upon the sale, abandonment or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by Holdings);

(7) any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(8) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative adjustment or a retroactive application;

(9) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(10) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(11) any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(12) any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(13) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary;

(14) any recapitalization accounting effects and purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries);

(15) any non-cash rent expense;

(16) [reserved];

(17) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(18) any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, tangible fixed assets, investments in debt and equity securities or as a result of a change in law or regulation;

(19) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(20) accruals and provisions that are in connection with the Transactions, any Investment and any acquisition in accordance with GAAP;

(21) any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements and movement of other financial instruments from the application of Accounting Standards Codification Topic 825; and

(22) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item.

In addition, to the extent not already excluded from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus (b) the aggregate amount of unrestricted cash and Cash Equivalents included on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date which aggregate amount of unrestricted cash and Cash Equivalents shall be determined without giving Pro Forma Effect to the proceeds of Indebtedness incurred on such date; provided, Consolidated Total Debt shall not include (w) Letters of Credit (as defined in and issued pursuant to the First Lien Credit Agreement) (or other letters of credit and bankers’ acceptances), except to the extent of Unreimbursed Amounts (as defined in the First Lien Credit Agreement) (or unreimbursed amounts) thereunder, (x) obligations under Swap Contracts, (y) Indebtedness in respect of any Qualified Securitization Financing and (z) Non-Recourse Indebtedness.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date and (ii) long-term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Credit Loans and L/C Obligations (each as defined in and incurred or issued, as applicable, pursuant to the First Lien Credit Agreement) to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations, (f) deferred revenue arising from cash receipts that are earmarked for specific projects, (g) the current portion of deferred acquisition costs and any earn-out obligations, purchase price adjustments, deferred purchase money amounts, milestone and/or bonus payments (whether performance or time-based), in each case, characterized as such and, arising expressly out of purchase and sale contracts, and (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs).

“Continuing Directors” means the directors, managers or equivalent body of Holdings on the Closing Date, as elected or appointed after giving effect to the Transactions and the other transactions contemplated hereby, and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, managers or other governing body of Holdings is recommended or approved by a majority of the then Continuing Directors in his or her election by the stockholders or partners of Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” means, for any period, any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period.

“Converted Unrestricted Subsidiary” means, for any period, any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period.

“Cortland” has the meaning specified in the Preliminary Statements to this Agreement.

“Covered Jurisdiction” means the United States, each state thereof and the District of Columbia, the Commonwealth of The Bahamas and each country in which (i) Holdings and any Subsidiary of Holdings that is a direct or indirect parent of the Borrower is organized, (ii) the total assets of all Subsidiaries organized under the laws of such jurisdiction at the last day of the most recent Test Period equals or exceeds 5.0% of the total assets of Holdings and its Restricted Subsidiaries at such date or (iii) the gross revenues for the most recent Test Period of all Subsidiaries organized under the laws of such jurisdiction equal or exceed 5.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Class of existing Term Loans or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided, (i) such Indebtedness has a maturity no earlier, and, with respect to Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt (except that, determining the final maturity of any relevant debt which is a bridge loan by reference to the notes or term loans into which such bridge loan is to be converted to or exchanged for at maturity, and excluding customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (ii) except to the extent permitted under the Loan Documents, such Indebtedness shall not have a greater principal amount than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, plus an amount equal to any existing commitments unutilized thereunder, (iii) the covenants and events of default of such

Indebtedness are substantially identical to or, taken as a whole, not materially more favorable (as determined by the Borrower in good faith) to the investors providing such Indebtedness than those contained in the documentation governing the Refinanced Debt (except for (x) covenants or other provisions applicable only to periods after the Maturity Date of the applicable Facility existing at the time of incurrence of such Credit Agreement Refinancing Indebtedness and (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the lenders under the Refinanced Indebtedness) or otherwise reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence of such Credit Agreement Refinancing Indebtedness, (iv) the pricing (including interest, fees and premiums), optional prepayment and redemption terms with respect such Credit Agreement Refinancing Indebtedness shall be determined by the Borrower and the lenders providing such Credit Agreement Refinancing Indebtedness, (v) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on or within one Business Day of the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vi) such Indebtedness is not at any time guaranteed by any Person other than the Loan Parties, (vii) to the extent secured, such Indebtedness is not secured by property other than the Collateral and, other than Indebtedness incurred under this Agreement, the holders of such Indebtedness or a Debt Representative acting on behalf of the holders of such Indebtedness shall become party to or otherwise become subject to the provisions of (x) in the case of Indebtedness secured by a Lien that ranks pari passu with the Lien securing the Obligations, (i) if the First Lien Term Loans are still outstanding at the relevant date of determination, the Intercreditor Agreement, or (ii) if the First Lien Term Loans are no longer outstanding at the relevant date of determination, a Pari Passu Intercreditor Agreement, (y) in the case of Indebtedness secured by a Lien that ranks junior to the Lien securing the Obligations, a Junior Lien Intercreditor Agreement and/or (z) with respect to any other indebtedness, an intercreditor agreement the terms of which are consistent with market terms (as determined by the Borrower and the Administrative Agent (at the direction of the Required Lenders) in good faith) governing arrangements for the sharing and subordination of liens and/or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of indebtedness subject thereto (such intercreditor agreement, a “Subordination Agreement”) or subordination agreement reasonably satisfactory to the Borrower and the Administrative Agent and (viii) any Credit Agreement Refinancing Indebtedness that is a Term Loan that is pari passu in right of payment and security with the Term Loans and has the same final maturity and prepayment premium as the Initial Term B Loans shall share ratably in any mandatory prepayments of the Term Loans and with any other Credit Agreement Refinancing Indebtedness able to share ratably or on a greater or lesser than ratable basis with any other Term Loans in respect of any prepayments unless the Borrower and the lenders in respect of such Credit Agreement Refinancing Indebtedness elect lesser payments. The ranking of such Indebtedness as to right of payment or as to security interests in the Collateral shall be no different than or junior to that of the Refinanced Debt.

“Credit Extension” means a Borrowing.

“Cumulative Excess Cash Flow Amount” means, as at any date of determination, an amount determined on a cumulative basis, equal to the positive amount of any Excess Cash Flow for each fiscal year of Holdings commencing with the fiscal year ending December 31, 2019 (provided that for the fiscal year ending December 31, 2019, Cumulative Excess Cash Flow Amount shall be limited to the amount of Excess Cash Flow generated from the Closing Date through December 31, 2019).

“Debt Representative” means, with respect to any Indebtedness that is secured on a pari passu basis with, or on a junior basis to, the Loans, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, administration, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administrative receivership, insolvency, reorganization, voluntary arrangement, scheme of arrangement, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (x) in the case of principal, 2.00% per annum above the interest rate then borne by such Borrowing or (b) in the case of other amounts owing hereunder (including fees and interest) with respect to the Term Loans, 2.00% per annum in excess of the rate otherwise applicable to Term Loans (in each case, denominated in Dollars) maintained as Base Rate Loans.

“Defaulting Lender” means, subject to Section 2.16, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) (i) has become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) has, or has a direct or indirect parent company that has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or as a result of an Undisclosed Administration so long as such ownership interest or appointment (as applicable) does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delaware Divided LLC” means a Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Discount Range” has the meaning specified in Section 2.05(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, “Disposition” and “Dispose” shall not be deemed to include any issuance (x) by Holdings of any of its Equity Interests to another Person or (y) by Borrower of any of its Equity Interests to Holdings.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued.

“Disqualified Lenders” means, collectively, (i) such banks, financial institutions, other institutional lenders and investors and other entities that have been specified in writing to the Initial Investor on or prior to the Closing Date, (ii) any competitors of Holdings or any of its Subsidiaries that have been identified in writing (including by email) to the Initial Investor prior to the Closing Date, and (iii) in the case of clauses (i) and (ii), any of their Affiliates that are (A) identified in writing (including by email) to the Administrative Agent from time to time or (B) reasonably identifiable on the basis of such Affiliates’ name; provided, an Affiliate of an entity mentioned in clause (iii)(B) shall not be a Disqualified Lender if it is a bona fide debt fund, except to the extent separately identified in writing (including by email) under clause (i) above that (x) is primarily or regularly engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business and (y) none of whose personnel involved with the entities mentioned in clauses (i), (ii) and (iii)(A) above (1) is involved in the investment decisions with respect to the Loans or Commitments or (2) have access to non-public information relating to Holdings or any Person that forms part of Holdings’ business (including its Subsidiaries); provided further, any Person that is a Lender or Participant and subsequently becomes a Disqualified Lender but was not a Disqualified Lender at the time it becomes a Lender or Participant shall not be retroactively deemed a Disqualified Lender with respect to Loans and Commitments or participation interests, as applicable, then held by such Person; provided further, designations of Disqualified Lenders permitted pursuant to a writing as specified above shall not be effective until also made pursuant to a writing (including by email) delivered to the Administrative Agent on or after the Closing Date. The Administrative Agent will provide a copy of the list of Disqualified Lenders specified pursuant to clause (i) and (ii) hereof upon request by a Lender or Participant.

“Dollar” and “$” mean lawful currency of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time in accordance with Section 1.08.

“ECF Determination Date” means the date that is five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means, in each case, subject to the proviso at the end of this definition, (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Related Funds being treated as a single Eligible Assignee for purposes hereof), (b) any Person (other than a natural person) in compliance with Section 10.07(b), (c) a Sponsor Affiliated Lender in compliance with Section 10.07(j) or (d) if in the case of any assignment by or to a NB Investor Lender permitted under this Agreement, by or to any NB Investor; provided, in no event will (i) a Disqualified Lender be an Eligible Assignee without the Borrower’s consent and (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons in this clause (ii), be an Eligible Assignee.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the Environment or natural resources; to the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials; or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the direct or indirect contribution to the Borrower or a direct or indirect parent thereof by the SPAC and certain other investors arranged by and/or designated by the SPAC or its Affiliates (including one or more members of Holdings’ management and one or more direct and indirect equity holders of Holdings prior to the Closing Date) of an aggregate amount of cash common equity (or other equity on terms reasonably acceptable to the Initial Investor) (with any such cash contributed to a direct or indirect parent of the Borrower to be subsequently contributed to the Borrower) together with the fair market value of all other capital contributions and existing investments by management and existing equity holders of Holdings rolled over in connection with the Closing Date Acquisition (such contributions or rolled over investments, collectively, the “Cash Equity Contribution”), such that the aggregate amount of the Cash Equity Contribution, the U.S. Target Purchase and the HAC Loan shall be not less than 50% of the sum of (i) the aggregate principal amount of the Initial Term B Loans borrowed on the Closing Date and the principal amount of the term loans and revolving loans (excluding for purposes of this determination, any amounts of revolving loans incurred to replace, backstop or cash collateralize existing and outstanding letters of credit on the Closing Date (to the extent undrawn)) borrowed under the First Lien Credit Agreement on the Closing Date and (ii) the amount of such Cash Equity Contribution, the U.S. Target Purchase and the HAC Loan.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414 (m) or (o) of the Code, or Section 4001(b)(1) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Sections 412 or 430 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure of a Loan Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any

Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability on it or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Loan Party; or (j) any event with respect to any Foreign Plan which could reasonably be expected to result in liability to any Loan Party similar to the liability that could arise with respect to an event described in clauses (a) through (i) above.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a)

(i) The Screen Rate; and

(ii) if the rate referenced in the preceding clause (a)(i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays in place of Bloomberg an average ICE Benchmark Administration Interest Settlement Rate for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period; or

(iii) for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding clauses (a)(i) and (a)(ii), such rate shall be the Interpolated Rate.

(b) Notwithstanding any provision to the contrary in this Agreement, the applicable Eurocurrency Rate in respect of all Loans shall at no time be less than 0.00%.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by Holdings and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v) cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent included in arriving at such Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to this clause (ii) or clause (xii) below in prior periods and not otherwise added back pursuant to the proviso to such clause, the amount of Capital Expenditures or acquisitions permitted hereunder made in cash during such period or, at the option of Holdings, paid in cash prior to the ECF Determination Date, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of Holdings or its Restricted Subsidiaries (other than revolving indebtedness);

(iii) the aggregate amount of all principal payments of Indebtedness of Holdings and its Restricted Subsidiaries (including (a) the principal component of Capitalized Lease Obligations and (b) the amount of repayments of Term Loans hereunder and repayments of Term Loans pursuant to Section 2.07(a) of the First Lien Credit Agreement and any mandatory prepayment of Term Loans pursuant to Section 2.05(b) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Term Loans and (y) all prepayments in respect of any other revolving credit facility (except, in the case of clause (y), to the extent such prepayment is accompanied by an equivalent permanent reduction in commitments under the applicable revolving credit facility), in each case, made during such period), except to the extent financed with the proceeds of an incurrence or issuance of other long-term Indebtedness of Holdings or its Restricted Subsidiaries (other than revolving indebtedness);

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by Holdings and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

(vi) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (b)(iii) above);

(vii) without duplication of amounts deducted pursuant to this clause (vii) or clause (xii) below in prior periods and not otherwise added back pursuant to the proviso to such clause, the amount of Investments and acquisitions permitted hereunder made in cash during such period or at the option of Holdings, made in cash prior to the ECF Determination Date pursuant to Section 7.02 (other than (x) intercompany Investments among Holdings and its Restricted Subsidiaries that are eliminated in consolidation and (y) Investments in Cash Equivalents) and solely to the extent that such Investments and acquisitions were not financed with the proceeds of an incurrence or issuance of long-term Indebtedness (other than revolving indebtedness) of Holdings or its Restricted Subsidiaries;

(viii) without duplication of amounts deducted pursuant to this clause (viii) in prior periods, the amount of any payments in respect of purchase price adjustments or earn-outs made in cash by Holdings and its Restricted Subsidiaries after the Closing Date (i) during such period or (ii), at the option of Holdings, to be made prior to the date of the applicable Excess Cash Flow payment is required to be made and solely to the extent that such purchase price adjustments or earn-outs were not financed with the proceeds of an incurrence or issuance of long-term Indebtedness (other than revolving indebtedness) of Holdings or its Restricted Subsidiaries;

(ix) without duplication of amounts deducted pursuant to this clause (ix) in prior periods, the amount of Restricted Payments paid in cash during such period or at the option of Holdings, made in cash prior to the ECF Determination Date pursuant to Section 7.06 (excluding Restricted Payments made to Holdings or any of its Restricted Subsidiaries or Restricted Payments made in reliance on the starter component or clause (a) of the definition of “Available Amount” or with the Net Cash Proceeds from any Permitted Equity Issuance by Holdings) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of long-term Indebtedness (other than revolving indebtedness) of Holdings or its Restricted Subsidiaries;

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of long-term Indebtedness (other than revolving indebtedness) of Holdings or its Restricted Subsidiaries;

(xi) the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and were not financed with the proceeds of an incurrence or issuance of long-term Indebtedness (other than revolving indebtedness) of Holdings or its Restricted Subsidiaries;

(xii) without duplication of amounts deducted from Excess Cash Flow in prior periods and not otherwise added back pursuant to the proviso to this clause (xii), at the option of the Borrower, the aggregate consideration committed to be paid in cash by Holdings or any of its Restricted Subsidiaries relating to Permitted Acquisitions and other Investments to be consummated or made on or prior to the ninetieth (90th) day after the applicable ECF Determination Date for such period and for which binding agreements for such Permitted Acquisition or Investment exist on such ECF Determination Date, except to the extent intended to be financed with the proceeds of an incurrence or issuance of other long-term Indebtedness (other than revolving indebtedness) of Holdings or its Restricted Subsidiaries; provided, to the extent the aggregate amount utilized to finance such Permitted Acquisitions or Investments during such period is less than the amount deducted pursuant to this clause (xii) in respect of such transaction, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow for the subsequent Excess Cash Flow period;

(xiii) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xiv) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Collateral” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Excluded Equity” means (a) Equity Interests of any Unrestricted Subsidiary, any captive insurance company, any not-for profit Subsidiary, any special purpose entities, any Securitization Subsidiary or any Subsidiary that is not a Wholly-Owned Subsidiary of Holdings, (b) Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder that, at the time of such Permitted Acquisition or other Investment, has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and each Equity Interest of each Restricted Subsidiary that is a Subsidiary thereof, in each case, to the extent, and solely for so long as, such secured Indebtedness prohibits the pledge of such Equity Interest, (c) Equity Interests of any Immaterial Subsidiary to the extent not perfected by the filing of a UCC financing statement or other similar filing under other applicable Law in each case on Collateral generally, (d) Equity Interests of any Subsidiary with respect to which the Required Lenders and Holdings reasonably agree that the cost or other consequences (including material adverse tax consequences) of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Lenders therefrom, (e) Equity Interests that may otherwise not be pledged pursuant to the Agreed Security Principles and (f) any Equity Interests of any Subsidiary the pledge of which is prohibited by applicable Laws or would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors, or managers. Notwithstanding the foregoing, no Equity Interests shall be Excluded Equity if such Equity Interests are not “Excluded Equity” for the purposes of any other Indebtedness of the Loan Parties in aggregate principal amount in excess of the Threshold Amount.

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01A hereto, (b) any Subsidiary that is prohibited by applicable Law or by any contractual obligation existing on the Closing Date or at the time such Subsidiary is acquired, as applicable, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received or for which the provision of such guarantee would result in a material adverse tax consequence to Holdings or one of its Subsidiaries (as reasonably determined by the Borrower and the Administrative Agent), (c) any Subsidiary organized under the laws of a jurisdiction that is not a Covered Jurisdiction, (d) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder that, at the time of such Permitted Acquisition or other Investment, has assumed Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided, each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid, if such Restricted Subsidiary ceases to be an obligor with respect to such Indebtedness or such prohibition no longer exists, as applicable), (e) captive insurance companies, (f) not-for-profit Subsidiaries, (g) special purpose entities, (h) any Securitization Subsidiary, (i) any Unrestricted Subsidiary, (j) any other Subsidiary with respect to which the Required Lenders and Holdings reasonably agree that the cost or other consequences of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (k) any Subsidiary (other than the Borrower and any direct or indirect parent of the Borrower) for which the provision of a Guarantee would result in material adverse tax consequences, as reasonably determined by the Administrative Agent and Holdings, (l) any Subsidiary excluded from providing a Guarantee or Guaranty pursuant to the Agreed Security Principles, (m) any Immaterial Subsidiary and (n) a Subsidiary for which the providing of a Guarantee would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors, or managers. Notwithstanding the foregoing, no Subsidiary shall be an Excluded Subsidiary if (i) such Subsidiary is the Borrower, (ii) such Subsidiary owns, directly or indirectly, any Equity Interests of the Borrower or (iii) such Subsidiary is not an “Excluded Subsidiary” for the purposes of any other Indebtedness of the Loan Parties in aggregate principal amount in excess of the Threshold Amount on an individual basis.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income (however determined), franchise Taxes, and branch profits Taxes, in each case (i) imposed in any jurisdiction as a result of such person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender acquires such interest in the Loan or Commitment (or changes its Applicable Lending Office); provided, this clause (b) shall not apply to the extent that the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the Lender’s assignor (if any) was entitled to receive immediately prior to such assignment (or such change in Applicable Lending Office), (c) any Tax resulting from a failure of any Agent, Lender or any other recipient to comply with Section 3.01(g), (d) any Tax imposed pursuant to FATCA, and (e) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code.

“Extendable Bridge Loans” means Indebtedness in the form of a bridge loan intended to be refinanced with a securities offering the maturity date of which provides for an automatic extension of the maturity date thereof, subject to customary conditions, to a date that is not earlier than the Latest Maturity Date existing at the time of incurrence of such Indebtedness.

“Extended Term Loans” has the meaning specified in Section 2.15(a)(iii)(A).

“Extending Term Lender” has the meaning specified in Section 2.15(a)(iii)(A).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means a Class of Term Loans, as the context may require.

“FATCA” means:

(a) current Sections 1471 through 1474 of the Code (and any amended or successor version that is substantively comparable) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof;

(b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of sub-paragraph (a) above; or

(c) any agreement pursuant to the implementation of sub-paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in any other jurisdiction.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee and Closing Payment Letter” means that certain Amended and Restated Fee and Closing Payment Letter dated as of January 8, 2019, by and between the Initial Investor and the SPAC.

“Financial Plan” has the meaning specified in Section 6.02(h).

“First Lien Agent” means Goldman Sachs Lending Partners LLC, as Administrative Agent under the First Lien Credit Agreement.

“First Lien Collateral Agent” means the “Collateral Agent” as defined in the First Lien Credit Agreement.

“First Lien Collateral Documents” means the “Collateral Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the Closing Date, among the Borrower, Holdings, the other financial institutions from time to time party thereto as lenders and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent, as amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time in a manner not in contravention of the Intercreditor Agreement (whether with the original administrative agent, collateral agent and lenders or other agents and lenders or otherwise and whether provided under the original First Lien Credit Agreement or another credit agreement, note purchase agreement, indenture, instrument, other document or otherwise, unless such credit agreement, note purchase agreement, indenture, instrument or document expressly provides that it is not a First Lien Credit Agreement).

“First Lien Loan Documents” means the First Lien Credit Agreement, any promissory notes, collateral documents, the Intercreditor Agreement and any other document or instrument designated by the Borrower and the First Lien Agent as a “Loan Document” under the First Lien Credit Agreement, and shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto in a manner not in contravention of the Intercreditor Agreement.

“First Lien Obligations” means the “Obligations” as defined in the First Lien Credit Agreement, including any Permitted Refinancing thereof.

“First Lien Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“First Lien Term Loans” means the term loans made by the lenders party to the First Lien Credit Agreement not in violation of this Agreement or the Intercreditor Agreement.

“Fixed Amount” means the sum of (a) $50,000,000 plus (b) the amount of any voluntary prepayments of the First Lien Term Loans not financed with the proceeds of long-term indebtedness (other than revolving indebtedness); provided that any loan buy-backs of Term Loans shall be credited to the extent of the actual purchase price paid in cash in connection with such loan buy-back minus (c) the aggregate amount of Incremental Facilities previously incurred in reliance on the definition of the “Fixed Amount” minus (d) the aggregate amount of Permitted Alternative Incremental Facilities Debt previously incurred in reliance on this definition minus (e) the aggregate principal amount incurred under the First Lien Credit Agreement pursuant to clause (a) of the “Fixed Amount” (as defined in the First Lien Credit Agreement.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense of such Person for such period; plus

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person (or any direct or indirect parent thereof) made during such period; plus

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests made during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party with respect to employees outside the United States.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time (other than with respect to definitions herein which reference GAAP on the date hereof); provided (A) if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (B) at any time after the Closing Date, Holdings may elect, upon notice to the Administrative Agent, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided herein), including as to the ability of Holdings or the Required Lenders to make an election pursuant to clause (A) of this proviso, (C) any election made pursuant to clause (B) of this proviso, once made, shall be irrevocable, (D) any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to Holdings’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (E) Holdings may only make an election pursuant to clause (B) of this proviso if it also elects to report any subsequent financial reports required to be made by Holdings, including pursuant to Sections 6.01(a) and (b), in IFRS.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, Holdings in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes.

“Guaranty” means, collectively, each guaranty agreement, including the Second Lien Guaranty dated as of the Closing Date by and among the Loan Parties party thereto as Guarantors, and each guaranty supplement delivered pursuant to Section 6.10.

“HAC Loan” has the meaning specified in the Preliminary Statements to this Agreement.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive materials, substances or wastes, and all other chemicals, pollutants, contaminants, materials, substances or wastes of any nature regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means any Person that is a Lender, an Agent or an Affiliate of the foregoing (x) at the time it enters into a Swap Contract or (y) on the Closing Date (with respect to Swap Contracts in existence on the Closing Date), in each case, with a Loan Party or any Restricted Subsidiary.

“Holdings” (i) initially, Initial Holdings and (ii) from and after a Successor Holdings Designation, the Successor Holdings in respect of such Successor Holdings Designation. In the event any such other Person is designated as “Holdings” pursuant to and in accordance with the provisions of clause (ii) above, upon the effectiveness of such designation Existing Holdings immediately prior thereto shall cease to be “Holdings” for all purposes of this Agreement and the other Loan Documents.

“IFRS” means International Financial Reporting Standards as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of Holdings that has been designated by Holdings in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below); provided, (a) for purposes of this Agreement, at no time shall (i) the total assets of all Immaterial Subsidiaries (other than Restricted Subsidiaries not organized in a Covered Jurisdiction and Unrestricted Subsidiaries) at the last day of the most recent Test Period equal or exceed 5.0% of the total assets of Holdings and its Restricted Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries (other than Restricted Subsidiaries not organized in a Covered Jurisdiction and Unrestricted Subsidiaries) equal or exceed 5.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP, (b) Holdings shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Restricted Subsidiaries so designated by Holdings as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until Holdings shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further, Holdings may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(d).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt.

Notwithstanding the foregoing, and where applicable, for the avoidance of doubt, “Indebtedness” will not include:

(i) all intercompany Indebtedness and any obligations arising from intercompany transfer pricing arrangements having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business;

(ii) the amount of any net obligation under any Swap Contract on any date in excess of the Swap Termination Value thereof as of such date;

(iii) any lease of (or other agreement conveying the right to use) property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date;

(iv) contingent obligations incurred in the ordinary course of business;

(v) in connection with any Permitted Acquisition or other Investment, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of the Person or assets acquired after the closing; provided, however, that to the extent such payment becomes fixed and determined, the amount is paid within six months thereafter;

(vi) deferred compensation payable to directors, officers, employees or consultants and any obligations in respect of workers’ compensation claims, early retirement obligations, pension fund obligations or contributions or social security or wage Taxes;

(vii) deferred or prepaid revenues;

(viii) prepayments or deposits received from clients or customers in the ordinary course of business;

(ix) obligations in respect of letters of credit and bank guarantees provided by Holdings or any of its Restricted Subsidiaries in the ordinary course of business, to the extent such letters of credit or bank guarantees are not drawn upon or, if and to the extent drawn upon, are reimbursed no later than the fifth (5th) Business Day following receipt by such Person of a demand for reimbursement following such drawing;

(x) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business; and

(xi) obligations in respect of performance, completion, surety, Tax, appeal, judgment, advance payment, customs, guarantees or similar instruments provided by Holdings or any of its Restricted Subsidiaries in the ordinary course of business.

The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Holdings” has the meaning specified in the Preliminary Statements to this Agreement.

“Initial Investor” means Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund.

“Initial Term B Borrowing” means a Borrowing in respect of Initial Term B Loans.

“Initial Term B Commitment” means, as to each Initial Term B Lender, its obligation to make the Initial Term B Loan to the Borrower pursuant to Section 2.01, which together shall be in an aggregate principal amount not to exceed the amount set forth opposite such Initial Term B Lender’s name in Schedule 2.01 under the caption “Initial Term B Commitment” or as set forth on the Assignment and Assumption pursuant to which such Initial Term B Lender becomes a party hereto, in each case, as adjusted by the Assignment and Assumption pursuant to which such Initial Term B Lender becomes a party hereto, as applicable, in each case, as such amount may be adjusted from time to time in accordance with this Agreement.

“Initial Term B Lender” means, at any time, any Lender that has an Initial Term B Commitment or an Initial Term B Loan at such time.

“Initial Term B Loan” means a Loan made pursuant to Section 2.01.

“Initial Term B Loan Exit Payment” means an exit payment in an amount equal to 1.50% of the aggregate principal amount of Initial Term B Loans incurred on the Closing Date, which such Initial Term B Loan Exit Payment shall be payable pursuant to and in accordance with Section 2.09(b).

“Inside Maturity Amount” means, as of any date of determination, an amount equal to (a) $10,000,000 minus (b) the aggregate amount of Incremental Term Loans and Indebtedness previously or substantially simultaneously incurred pursuant to Section 7.03(v), in each case, to the extent such Indebtedness is incurred in reliance on the Inside Maturity Amount and (i) with a final maturity date that was earlier than (x) the Latest Maturity Date then applicable to the then existing Term Loans or (y) in the case of any such Indebtedness that is junior in right of payment or security with the then existing Term Loans, ninety-one (91) days after the Latest Maturity Date then applicable to the Term Loans or (ii) with a shorter Weighted Average Life to Maturity than the Weighted Average Life to Maturity of any then existing Class of the Term Loans.

“Intercompany Note” means the master intercompany note substantially in the form attached hereto as Exhibit N.

“Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement, dated as of the Closing Date, among the First Lien Agent, as agent for the Initial Senior Lien Secured Parties (as defined therein), the Administrative Agent, as agent for the Initial Junior Lien Secured Parties (as defined therein), Holdings, the Borrower and the Grantors (as defined therein) from time to time party thereto, as may be amended, modified, supplemented, substituted, replaced, restated or refinanced, in whole or in part, from time to time in accordance with its terms.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) to the extent necessary to create a fungible tranche of Term Loans, the date of the incurrence of any Incremental Term Loans.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Committed Loan Notice, or, with the consent of each applicable Lender, twelve months thereafter or a shorter period, as requested by the Borrower and consented to by all the affected Lenders and the Administrative Agent; provided, in each case, that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

(iv) in relation to any Interest Period in respect of an Incremental Term Loan or a Refinancing Term Loan, a period of such length as enables the Borrower to align such Interest Period with any other Interest Period that applies at such time to another Loan.

“Interpolated Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of 11:00 a.m., London time on the day two Business Days prior to the first day of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans and any obligations arising from intercompany transfer pricing arrangements, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by Holdings or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through Holdings or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 7.02. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on Holdings’ good faith estimate of the fair market value of such asset or property at the time such Investment is made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“IP Rights” has the meaning specified in Section 5.15.

“Judgment Currency” has the meaning specified in Section 10.17.

“Junior Financing Debt” means any Indebtedness that is secured on a junior basis to the Liens securing the Obligations or is unsecured, in each case, that is in excess of $3,600,000 on an individual basis.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form attached hereto as Exhibit N (as the same may be modified in a manner satisfactory to the Administrative Agent or with the consent of the Required Lenders). Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with the Loan Parties and one or more debt representatives for Indebtedness permitted hereunder that is expressly permitted to be secured on a junior basis with the Initial Term B Loans.

“JV Entity” means any joint venture of Holdings that is not a Subsidiary.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning specified in Section 1.10.

“LCA Test Date” has the meaning specified in Section 1.10.

“Lender” has the meaning specified in the Preliminary Statements to this Agreement, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“LIBOR” has the meaning specified in the definition of “Screen Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition, including by way of merger, by Holdings or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan (including any Incremental Term Loans or any Extended Term Loans).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any Pari Passu Intercreditor Agreement, (v) the Intercreditor Agreement and any Junior Lien Intercreditor Agreement, (vi) the Fee and Closing Payment Letter, (vii) the Administrative Agent Fee Letter and (viii) any other agreement or document designated as a Loan Document by the Borrower and the Administrative Agent, in each case, as amended, supplemented or modified.

“Loan Parties” means, collectively, (i) the Borrower, (ii) Holdings and (iii) each other Guarantor.

“Make-Whole Amount” means, with respect to any repayment or prepayment of the Loans, an amount equal to the present value of the interest that would have been paid on such principal amount for the period from and including the date of such repayment or prepayment to but excluding the Callable

Date, discounted quarterly using a discount rate equal to the applicable Treasury Rate plus 50 basis points (in each case, calculated on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment or prepayment and on the basis of actual days elapsed over a year of three hundred sixty-five (365) days).

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin” means the Applicable Rate together with all original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) and upfront or similar fees (but excluding arrangement, commitment, underwriting or structuring fees, ticking or other fees payable in connection therewith that are not shared generally with the lenders providing such facility) payable to all lenders providing such facility.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or result of operations, in each case, of Holdings and its Restricted Subsidiaries (taken as a whole), (b) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under any Loan Document or (c) the material rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Contracts” means any contract or other arrangement to which Holdings or any of its Restricted Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the contracts and arrangements listed on Schedule 1.01D shall constitute Material Contracts.

“Material Real Property” means any real property located in the United States with a fair market value (as determined by the Borrower in good faith) in excess of $1,000,000 owned by any Loan Party.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of Holdings that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means, with respect to Initial Term B Loans, the eighth anniversary of the Closing Date and with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof); provided, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“MFN Qualified Term Loans” means Indebtedness in the form of term loans that is (i) incurred pursuant to clause (a) of the Fixed Amount, (ii) not incurred in connection with a Permitted Acquisition or other permitted Investment and (iii) which has a maturity date no later than one year after the Latest Maturity Date applicable to the then existing Term Loans.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation, security deeds, and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.

“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Property” means each real property owned by any Loan Party, if any, which shall be subject to a Mortgage delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) plan years, has made or been obligated to make contributions.

“NB Investor” (i) the Initial Investor or (ii) (a) any affiliated investment entity and/or other affiliate of Neuberger Berman Investment Advisors LLC, (b) any fund, investor, entity or account that is managed, sponsored or advised by Neuberger Berman Investment Advisors LLC or its affiliates, or (c) any limited partner or investor in any Initial Investor or in any of the foregoing persons or entities described in clause (a) or (b), in each case, which is not a Disqualified Lender, Defaulting Lender or a natural person.

“NB Investor Lender” means, at any time, a NB Investor that is a Lender at such time.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings or any of its Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest, fees and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to Holdings) and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction; it being understood that “Net

Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by Holdings or any of its Restricted Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds under this clause (a) unless such net cash proceeds shall exceed $2,000,000 or in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 or 10% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by Holdings or any of its Restricted Subsidiaries, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs, fees, out-of-pocket expenses and other expenses incurred by Holdings or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of Holdings, the amount of cash from such Permitted Equity Issuance and actually contributed to the capital of Holdings.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Loan Party” means any Restricted Subsidiary of Holdings that is not a Loan Party.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to Holdings or any of its Restricted Subsidiaries.

“Non-U.S. Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings which is not a U.S. Subsidiary.

“Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, as applicable, in substantially the form of Exhibit C-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Class of Term Loans made by such Term Lender.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) for purposes of the Collateral Documents and Section 8.04 only, obligations of any Loan Party arising under any Secured Hedge Agreement and (c) for purposes of the Collateral Documents and Section 8.04 only, obligations under Secured Cash Management Agreements; provided that in the case of clauses (b) and (c), only to the extent that, and for so long as, the other Obligations are so secured or guaranteed, and any release of Collateral or Guarantees effected in a manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or obligations under Secured Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, premiums, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary. For the avoidance of doubt, the Obligations shall not include any Excluded Swap Obligations (as defined in the Guaranty).

“OFAC” has the meaning specified in Section 5.20.

“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Organization Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(iii).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other intangible, mortgage recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax that is an Other Connection Tax resulting from an Assignment and Assumption or transfer or assignment to or designation of a new Applicable Lending Office or other office for receiving payments under any Loan Document other than an assignment (or designation of a new Applicable Lending Office) pursuant to a request by the Borrower under Section 3.01(f) or Section 3.07.

“Outstanding Amount” means with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement substantially in the form attached hereto as Exhibit M (as the same may be modified in a manner satisfactory to the Required Lenders). Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Pari Passu Intercreditor Agreement with the Loan Parties and one or more Debt Representatives for Indebtedness permitted hereunder that is expressly permitted to be secured on a pari passu basis with the Term Loans.

“Participant” has the meaning specified in Section 10.07(g)(i).

“Participant Register” has the meaning specified in Section 10.07(g)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Alternative Incremental Facilities Debt” has the meaning specified in Section 7.03(v).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings.

“Permitted Pari Passu Refinancing Debt” means any secured Indebtedness incurred by Holdings, the Borrower or any Subsidiary Guarantor in the form of one or more series of senior secured notes or loans; provided, such Indebtedness constitutes Credit Agreement Refinancing Indebtedness. Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holdings Debt” means unsecured Indebtedness of Holdings that:

(a)	is not subject to any Guarantee by the Company or any Restricted Subsidiary;

(b)	does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of incurrence thereof;

(c)	no Event of Default has occurred and is continuing immediately after the issuance or incurrence thereof or would result therefrom;

(d)

has no scheduled amortization or payments of principal prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of incurrence thereof (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (f) hereof);

(e)

does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of incurrence thereof; and

(f)

has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, as determined in good faith by a Responsible Officer of the Borrower;

provided that clauses (d) and (e) will not restrict payments of AHYDO Amounts that are necessary to prevent such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by Holdings, the Borrower or any Subsidiary Guarantor in the form of one or more series of third lien (or other junior lien) secured notes or secured loans; provided, (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (iii) a senior representative acting on behalf of the holders of such Indebtedness shall have become party to (x) to the extent the First Lien Term Loans are still outstanding on the relevant date of determination, the Intercreditor Agreement, and (y) if the First Lien Term Loans are no longer outstanding on the relevant date of determination, a Pari Passu Intercreditor Agreement or, if applicable, a Subordination Agreement. Permitted Junior Priority Refinancing Debt will include any junior secured or unsecured Registered Equivalent Notes issued in exchange therefor.

“Permitted Jurisdiction” means the Commonwealth of The Bahamas and the United States or any state thereof or the District of Columbia and any other jurisdiction reasonably acceptable to the Administrative Agent; provided, that in the case of the Borrower, only the United States of America, any state thereof or the District of Columbia shall be a Permitted Jurisdiction.

“Permitted Ratio Debt” means Indebtedness of Holdings or any of its Restricted Subsidiaries; provided,

(a)

if such Indebtedness is secured on a pari passu basis with the Obligations in respect of the Initial Term B Loans, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness the Secured Leverage Ratio is no greater than 5.50:1.00 on a Pro Forma Basis after giving effect to the issuance, incurrence or assumption of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which financial statements have been delivered; provided, if such Indebtedness is in the form of MFN Qualified Term Loans, it shall be subject to Section 2.14(h);

(b)

if such Indebtedness is secured on a junior basis to the Obligations in respect of the Initial Term B Loans, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness the Secured Leverage Ratio is no greater than 5.75:1.00 on a Pro Forma Basis after giving effect to the issuance, incurrence or assumption of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which financial statements have been delivered;

(c)

if such Indebtedness is unsecured, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness the Total Leverage Ratio is no greater than 6.00:1.00 on a Pro Forma Basis after giving effect to the issuance, incurrence or assumption of such Indebtedness and the use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which financial statements have been delivered;

provided, (i) immediately before and after giving effect thereto and to the use of proceeds thereof no Event of Default has occurred and is continuing, (ii) other than any Indebtedness incurred by a Non-Loan Party, such Indebtedness shall comply with the Required Ratio Debt Terms (other than with respect to Indebtedness assumed in connection with a Permitted Acquisition or other permitted Investment which Indebtedness shall only comply with clauses (A) and (B) of the definition of “Required Ratio Debt Terms”), (iii) such Indebtedness may not be secured on a senior basis to the Obligations in respect of the Initial Term B Loans and (iv) the maximum aggregate principal amount of Indebtedness that may be incurred or assumed pursuant to clauses (u), (x) and (z) of Section 7.03 by Non-Loan Parties (including any such Indebtedness assumed in connection with, a Permitted Acquisition or other permitted Investment) shall not exceed at any one time outstanding at the time of incurrence thereof, the greater of (x) $2,400,000 and (y) 6.0% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of incurrence thereof. If any Permitted Ratio Debt is incurred in the form of revolving indebtedness, the applicable test set forth in clause (a), (b) or (c) of this definition shall be calculated assuming that the entire amount of such revolving indebtedness established at such time is fully drawn; provided that, any revolving indebtedness incurred after the initial establishment of the commitments of such revolving indebtedness in reliance on such commitments shall constitute Permitted Ratio Debt and not be required to comply with any of the requirements set forth in the provisos above.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.03;

(b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(g), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (subject to exceptions for Extendable Bridge Loans and amortization in an aggregate annual amount of up to 1% of the original principal amount incurred);

(c) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(d), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the covenants and events of default of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially more favorable to the investors providing such Indebtedness than those of the Indebtedness being modified, refinanced, refunded, renewed or extended or are on market terms (as determined by the Borrower), and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended or a Loan Party; and

(d) the ranking of such Permitted Refinancing as to right of payment or as to security interests in the Collateral shall be no different or junior to that of the debt being refinanced,

provided, if such Indebtedness is of the type described in the defined term “Credit Agreement Refinancing Indebtedness” it shall satisfy the provisions and requirements set forth in such defined term.

“Permitted Reorganization” means any reorganization or corporate restructuring, on a Solvent basis, involving one or more of the then current Holdings or any of Holdings’ Restricted Subsidiaries other than, in each case, the Borrower (any such reorganization or corporate restructuring, a “Reorganization”), whether or not such Reorganization also involves any other Person, including any merger, demerger, consolidation or amalgamation, any sale or other disposition of any assets or properties and any voluntary liquidation or winding up on a Solvent basis, in each case, that is consummated as part of such Reorganization; provided, in the case of any Reorganization and after giving effect to any related designations of a new Holdings as contemplated by the definition of such terms, (a) all the business and assets of the then current Holdings and its Restricted Subsidiaries (as in effect prior to such Reorganization) shall remain within Holdings and its Restricted Subsidiaries, (b) Holdings and the Borrower shall be organized under the laws of a Permitted Jurisdiction, (c) any Equity Interests or other assets that constitute Collateral and that are subject to any sale or other disposition as part of such Reorganization shall remain Collateral (including as a result of Liens thereon granted by the new owner thereof), subject to Liens thereon securing the Obligations that are valid and enforceable substantially to the same extent as the Liens thereon were prior to such sale or other disposition, in each case, as determined by Holdings in good faith, (d) after giving effect to such Reorganization, any direct parent of the Borrower shall provide a perfected 100% second priority pledge of the Equity Interests of the Borrower and (e) in the event of a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of, or a consolidation, amalgamation or merger with or into, the then Holdings or any Subsidiary Guarantor, the Surviving Entity thereof (if not Holdings, or a Subsidiary Guarantor) shall (i) assume the obligations of Holdings or such Subsidiary Guarantor, as applicable, under this Agreement and the other Loan Documents in a manner consistent with Section 7.04 and (ii) provide any documentation and other information about such Surviving Entity as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act and the Beneficial Ownership Regulation) (the requirements in the preceding clauses (a) through (e), shall collectively be the “Permitted Reorganization Requirements”). Nothing in this definition shall be deemed to restrict any merger, demerger, consolidation, amalgamation, sale or other disposition, voluntary liquidation, winding up or other transaction, or any release of any Collateral or any Guarantee, in each case, that is permitted pursuant to the provisions of this Agreement other than those provisions expressly relating to a Permitted Reorganization.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by Holdings or any of its Restricted Subsidiaries after the Closing Date; provided, any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by Holdings or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of Holdings or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by Holdings, the Borrower or any Subsidiary Guarantor in the form of one or more series of senior unsecured notes or loans; provided, such Indebtedness constitutes Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan or Multiemployer Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” means the prime rate as published by The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent and acceptable to the Borrower from time to time for purposes of providing quotations of prime lending interest rates). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to the calculation of the Secured Leverage Ratio, the Total Leverage Ratio, Consolidated EBITDA, any basket, or any other pro forma calculation called for by this Agreement to be made on a Pro Forma Basis or with Pro Forma Effect, as of any time, that pro forma effect will be given to the Transactions, acquisitions prior to the Closing Date, any Permitted Acquisition, other Investments or acquisitions, redesignation of an Unrestricted Subsidiary, any other Specified Transaction or any other item for which this Agreement calls for giving pro forma effect (and excluding for the purposes of cash netting the cash proceeds of any Indebtedness incurred in connection therewith), as follows:

(a)

with respect to any incurrence, assumption, guarantee, redemption or permanent repayment of Indebtedness, such ratio will be calculated giving pro forma effect thereto as if such incurrence, assumption, guarantee, redemption or repayment of indebtedness had occurred on the first day of such Test Period (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes);

(b)

with respect to the Transactions, acquisitions prior to the Closing Date, any Permitted Acquisition, other Investments or acquisitions, redesignation of an Unrestricted Subsidiary, any other Specified Transaction or any other item for which this Agreement calls for giving pro forma effect, such ratio or other calculation will be calculated giving pro forma effect thereto as if such action occurred on the first day of such Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in the definition of “Consolidated EBITDA” (including for the amount of “run rate” cost savings, operating expense reductions and synergies projected by Holdings), calculated as though such cost savings, operating expense reductions and synergies had been realized on the first day of the Test Period for which Consolidated EBITDA is being determined; and

(c)

with respect to any merger, sale, transfer or other Disposition, and the designation or redesignation of an “Unrestricted Subsidiary”, such ratio will be calculated giving pro forma effect thereto as if such action had occurred on the first day of such Test Period.

“Pro Forma Financial Statements” has the meaning specified in Section 4.01(d).

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests of Holdings that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) the Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower), (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings and (d) the aggregate principal amount of Securitization Financings in respect of accounts receivable of Holdings and its Restricted Subsidiaries does not exceed $1,000,000 at any one time outstanding. The grant of a security interest in any Securitization Assets of Holdings or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Ratio Amount” means an aggregate principal amount that, after the incurrence thereof after giving Pro Forma Effect thereto would not result in the Secured Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recent Test Period exceeding 5.50:1.00.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Lender providing such Refinancing Term Loans thereunder and (d) each Lender that agrees to provide any portion of Refinancing Term Loans or Refinancing Term Commitments incurred pursuant thereto, in accordance with Section 2.18.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.07(f)(i).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Related Parties” means, with respect to any Person, such Person’s Affiliate and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into the Environment.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Term Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Initial Term B Commitments; provided, (i) the unused Initial Term B Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders, (ii) the unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by any Lenders that are Sponsor Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for all purposes of making a determination of Required Lenders and (iii) Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amount necessary to establish that the Required Lenders have consented to an action and the unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Affiliated Debt Funds in excess of such amount shall be excluded for all purposes of making a determination of Required Lenders.

“Required Ratio Debt Terms” has the meaning specified in Section 7.03(v).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, any secretary, assistant secretary, director, manager or other similar officer or authorized signatory of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Casualty Event” has the meaning specified in Section 2.05(b)(vii).

“Restricted Disposition” has the meaning specified in Section 2.05(b)(vii).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of Holdings.

“Restricted Subsidiary” means any Subsidiary of Holdings (including the Borrower), other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(vi).

“S&P” means S&P Global Ratings and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which Holdings or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Screen Rate” means with respect to the Eurocurrency Rate for any Interest Period for Dollars, the rate per annum equal to the ICE Benchmark Administration Limited LIBOR rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg LP page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, in the event such rate does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). If no Screen Rate shall be available for a particular Interest Period but Screen Rates on the applicable provider’s screen shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Rate.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Obligations permitted under Article VII that is entered into by and between any Loan Party and any Cash Management Secured Bank and designated by Holdings and the Cash Management Secured Bank in writing to the Administrative Agent as a “Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank and designated by Holdings and the Hedge Bank in writing to the Administrative Agent as a “Secured Hedge Agreement.

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured; provided that, for purposes of calculating compliance with the Secured Leverage Ratio set forth in the definition of “Ratio Amount”, such indebtedness shall be treated as if secured, whether or not so secured) as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Secured Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933.

“Securitization Assets” means any accounts receivable and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable, and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with securitization transactions involving accounts receivable, in each case subject to a Qualified Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of Holdings or any of its Subsidiaries.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Wholly-Owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary makes an Investment and to which Holdings or any Subsidiary transfers Securitization Assets) that engages in no activities other than in connection with the financing of Securitization Assets of Holdings or its Subsidiaries, and any business or activities incidental or related to such business, and which is designated by Holdings or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Restricted Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Restricted Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings or any other Restricted Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings or any other Restricted Subsidiary, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believe to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which none of Holdings or any other Restricted Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by Holdings or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certificate executed by a Responsible Officer of Holdings certifying that such designation complied with the foregoing conditions.

“Security Agreement Supplement” has the meaning specified in the Security Agreements.

“Security Agreements” means collectively (a) the Second Lien U.S. Pledge and Security Agreement and each other security document (or equivalent thereof) listed on Schedule 1.01B executed by the Loan Parties party thereto on the Closing Date and (b) each other security agreement and security agreement supplement delivered pursuant to Section 6.10.

“Sold Entity or Business” means any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period.

“Solvent” and “Solvency” mean, with respect to any Person (together with its Subsidiaries on a consolidated basis) on any date of determination, that on such date (i) the fair value of the property of such Person (together with its Subsidiaries on a consolidated basis), at a fair valuation, is greater than the total amount of debts and liabilities, direct, contingent, subordinated or otherwise, of such Person (together with its Subsidiaries on a consolidated basis), (ii) the present fair saleable value of the assets of such Person (together with its Subsidiaries on a consolidated basis) is greater than the amount that will be required to pay the probable liability of such Person (together with its Subsidiaries on a consolidated basis) on its debts and other liabilities, direct, contingent, subordinated or otherwise, as such debts become absolute and matured, (iii) such Person (together with its Subsidiaries on a consolidated basis) will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts become absolute and matured and (iv) such Person (together with its Subsidiaries on a consolidated basis) will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are conducted on the date of determination and are proposed to be conducted following such date of determination.

“SPAC” means Haymaker Acquisition Corp., a special purpose acquisition company.

“Specified Acquisition Agreement Representations” means such of the representations and warranties made with respect to Holdings and its Subsidiaries by Holdings in the Acquisition Agreement to the extent that (x) a breach of such representations and warranties is material to the interests of the Lenders (in their capacities as such) on the Closing Date, and (y) the SPAC (or any of its Affiliates) has the right (taking into account any applicable cure provisions), to terminate its obligations (or decline to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Representations” means the representations and warranties of each of Holdings, the Borrower and the other Loan Parties (after giving effect to the Closing Date Acquisition) set forth in the following Sections of this Agreement:

(a)

(x) Section 5.01(a) and (y) Section 5.01(b)(ii) (but solely with respect to its organizational power and authority as to the execution, delivery and performance of this Agreement and the other Loan Documents after giving effect to the Closing Date Acquisition);

(b)

Section 5.02(a) (but solely with respect to (x) their respective authorization of this Agreement and the other Loan Documents and (y) non-conflict of this Agreement and the other Loan Documents with their respective certificate or article of incorporation or other charter document);

(c)

Section 5.04 (but solely with respect to execution and delivery by it, and enforceability against them, of this Agreement and the other Loan Documents after giving effect to the Closing Date Acquisition);

(d)	Section 5.13;

(e)	Section 5.16;

(f)	Section 5.17;

(g)	Section 5.18, 5.19 and 5.20, in each case, solely with respect to the use of proceeds of the Loans funded on the Closing Date.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Permitted Alternative Incremental Facilities Debt or Incremental Term Loan, the making of a Subsidiary designation or redesignation, a Restricted Payment, or other transaction that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sponsor Affiliated Lender” means the SPAC and any Affiliate of the SPAC (other than Holdings, and its Subsidiaries).

“Sponsor Model” means the SPAC’s financial model previously provided to the Initial Investor on October 5, 2018.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary, necessary or advisable in a Securitization Financing.

“Subordinated Debt” means Indebtedness that is subordinated in right of payment to the prior payment of all Obligations under the Loan Documents.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordination Agreement” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of Holdings that are Guarantors.

“Successor Holdings” means any Person that guarantees (or, substantially concurrently with such designation, will guarantee, including as a result of the assumption of obligations referred to in clause (B) below) the Obligations and is designated, as part of any Permitted Reorganization, by the then current Holdings (“Existing Holdings”) to be “Holdings” by written notice to the Administrative Agent (any such designation, a “Successor Holdings Designation”); provided, (A) the Borrower is a Wholly-Owned direct Subsidiary of such other Person, (B) such Person expressly assumes the obligations of Holdings under this Agreement (including for the avoidance of doubt, Section 7.12) and the other Loan Documents to which Holdings is a party pursuant to the agreement set forth in Exhibit O or any agreement reasonably satisfactory to the Required Lenders; in each case, together with its successors and assigns and (C) such Person complies with the Permitted Reorganization Requirements.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Survey” means a new survey of any Mortgaged Property (and all improvements thereon) which is (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iii) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (iv) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements of the type required by paragraph (f) of the definition of “Collateral and Guarantee Requirement” and (v) otherwise reasonably acceptable to the Administrative Agent.

“Surviving Entity” has the meaning specified in Section 7.04(d)(i).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract).

“Target Person” has the meaning specified in Section 7.02.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, withholdings (including backup withholding), fees or other charges imposed by any Governmental Authority, including any additions to tax, penalties and interest with respect thereto, and references to “Tax” shall be construed accordingly.

“Term Borrowing” means an Initial Term B Borrowing or a borrowing in respect of Incremental Term Loans.

“Term Commitment” means an Initial Term B Commitment or a commitment in respect of any Incremental Term Loans.

“Term Lenders” means the Initial Term B Lenders, the lenders of any Incremental Term Loans, the lenders under any Refinancing Term Loans and the Extending Term Lenders.

“Term Loans” means the Initial Term B Loans, the Incremental Term Loans, the Refinancing Term Loans and the Extended Term Loans.

“Term Loan Exit Payment Trigger” has the meaning specified in Section 2.09(b).

“Termination Date” has the meaning given to such term in Section 9.11.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b); provided that prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings and its Subsidiaries ended September 30, 2018.

“Threshold Amount” means $12,000,000.

“Title Company” shall mean any nationally recognized title insurance company as shall be retained by the Borrower to issue the Mortgage Policies and reasonably acceptable to the Administrative Agent.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of Holdings for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Expenses” means any fees, closing payments, expenses or other amounts incurred or paid by Holdings, the Borrower, or any Restricted Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means, collectively, (a) the funding of the Initial Term B Loans on the Closing Date, (b) the funding of the initial term loans and, as applicable, any revolving loans under the First Lien Credit Agreement on the Closing Date, (c) the consummation of the Closing Date Acquisition and payments under the Acquisition Agreement, (d) the consummation of the Closing Date Acquisition Guarantee and Lien Release, (e) the consummation of any other transactions in connection with the foregoing and (f) the payment of Transaction Expenses.

“Transformative Acquisition” means any acquisition by Holdings, the Borrower or any Restricted Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Equity Interests of any Person that (i) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, the terms of the Loan Documents would not provide Holdings, the Borrower and the Restricted Subsidiaries with adequate flexibility for the continuation or expansion of their combined operations following such consummation, as determined by Holdings acting in good faith.

“Treasury Rate” with respect to the Make-Whole Amount means, as of any date of prepayment or repayment of the Loans, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two (2) Business Days prior to the redemption date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Borrower in good faith)) most nearly equal to the period from and including the date of such repayment or prepayment to but excluding the Callable Date; provided that if the period from and including the date of such repayment or prepayment to but excluding the Callable Date is not equal to the constant maturity of a United States Treasury security for which such an average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means, to the extent received by the SPAC under the Acquisition Agreement, unaudited consolidated balance sheets and related statements of income and stockholders’ equity and cash flows of Holdings and its Subsidiaries (including the notes thereto) for each fiscal quarter ended after the most recent fiscal year covered by the Audited Financial Statements and at least forty-five (45) days before the Closing Date (other than any fiscal fourth quarter), in each case prepared in accordance with GAAP.

“Undisclosed Administration” shall mean in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of Holdings designated by Holdings as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and (ii) any Subsidiary of an Unrestricted Subsidiary; provided Holdings shall not designate any Subsidiary party to a Material Contract as an Unrestricted Subsidiary.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Target Purchase” has the meaning specified in the Preliminary Statements to this Agreement.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness provided that for purposes of determining the Weighted Average Life to Maturity of any Term Loans or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals or other Person to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) Each reference to any defined term or section of the First Lien Credit Agreement shall be deemed to include any analogous term or section of any First Lien Loan Documents.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which any Specified Transaction occurs, or for which any Specified Transaction is given Pro Forma Effect, the Total Leverage Ratio, the Secured Leverage Ratio and Consolidated EBITDA shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c) Where reference is made to “Holdings and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than Restricted Subsidiaries.

(d) In the event that Holdings elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, Holdings and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio and the Secured Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of Holdings) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day; Rates. Unless otherwise specified, all references herein to times of day with respect to Eurocurrency Rate Loans shall be references to Eastern time in the United States (daylight or standard, as applicable).

The Administrative Agent does not warrant nor accept responsibility, nor shall the Administrative Agent have any liability, with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) For purposes of any determination under Article VII, with respect to any amount of Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred or Disposition or Restricted Payment is made; provided, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Article VII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in Holdings’ annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

Section 1.09 Delaware LLC Divisions. For all purposes under the Loan Documents, in connection with any Delaware LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a Delaware Divided LLC, then it shall be deemed to have been transferred from the original Person to the Delaware Divided LLC, and (b) if a Delaware Divided LLC comes into existence, such Delaware Divided LLC shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio, the use of a basket or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of any representations and warranties) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio or basket and determination of whether any Default or

Event of Default has occurred, is continuing or would result therefrom (other than with respect to a Default or Event of Default under Section 8.01(a), (f) or (g)), the accuracy of representations and warranties in all respects (other than the accuracy of customary “specified representations”) or other applicable covenants shall, in each case at the option of Holdings at the time such definitive agreements are entered into (Holdings’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the most recently ended Test Period prior to the LCA Test Date, Holdings could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of Holdings and its Subsidiaries) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If Holdings has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.11 Permitted Reorganizations.

(a) For purposes of determining Consolidated EBITDA, the Total Leverage Ratio, the Secured Leverage Ratio, Consolidated Depreciation and Amortization Expense, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Total Debt, Consolidated Working Capital, consolidated gross revenues, Excess Cash Flow, Net Cash Proceeds or any other financial ratio, basket calculation or financial measurement of any kind whatsoever of Holdings, the Borrower or the Restricted Subsidiaries in respect of a period commencing prior to the date of completion of any Permitted Reorganization and ending on or after such date, such determination shall be made using the results for the applicable period ending prior to such date of Holdings, the Borrower, or the Restricted Subsidiaries as in effect during such prior period and the results for the applicable period on and after such date of Holdings, the Borrower, or the Restricted Subsidiaries as in effect during such subsequent period. For purposes of each of Sections 6.01(a) and 6.01(b), at any time when the most recent fiscal year or fiscal quarter, as applicable, ended after the date of the completion of any Permitted Reorganization and the comparable prior year period ended prior to such date, the financial statements delivered in respect of such prior period may be those of Holdings or any direct or indirect parent of Holdings as of the last day of such prior fiscal year or fiscal quarter, as applicable.

(b) Notwithstanding anything to the contrary set forth herein or in any other Loan Document, Holdings and the Restricted Subsidiaries (other than the Borrower) may implement a Permitted Reorganization.

Section 1.12 Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.13 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Facilities, Refinancing Term Loans, Extended Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement and the amount of such “cashless roll” shall be deemed to be proceeds received by the Borrower.

Section 1.14 NB Investor Lenders Notwithstanding anything to the contrary contained in this Agreement, so long as the NB Investor Lenders constitute the Required Lenders, (i) all discretionary determinations, waivers and consents that are referred to in this Agreement or any other Loan Document as being satisfactory (or reasonably satisfactory) to the Administrative Agent or requiring the Administrative Agent’s discretion, waiver or consent, shall mean for all purposes herein and in the Loan Documents that such discretionary determinations, waivers and consents must be satisfactory (or reasonably satisfactory) to the NB Investor Lenders and requiring the NB Investor Lenders’ discretion, waiver and consent (or, in each case, the Administrative Agent at the direction of the NB Investor Lenders), including without limitation any amendments, waivers or consents (including any such amendments, waivers or consents that are minor, technical or administrative in nature), determinations as to whether any applicable documentation (including intercreditor or subordination agreements) or other deliverable hereunder is in form and substance satisfactory (or reasonably satisfactory) to the Administrative Agent (which must be in form and substance satisfactory (or reasonably satisfactory) to the NB Investor Lenders), determinations as to collateral and guaranty matters (including the Collateral and Guarantee Requirement) and extensions of time periods in order to comply with the terms of this agreement and (ii) any notices, certificates and other documents and information that would otherwise be required to be delivered under this Agreement or any other Loan Document to the Administrative Agent only will be required to be delivered to the Administrative Agent and the NB Investor Lenders concurrently (provided that the posting of any such information on the Platform or by similar electronic means that are accessible by the Administrative Agent and the NB Investor Lenders shall be deemed sufficient delivery for purposes of this clause (ii)). Notwithstanding the foregoing, borrowing and conversion mechanics (including consents to assignments or consents to a new Lender), interest rate determinations, disbursements of funds, distribution of payments and maintenance of a register and other purely administrative or mechanical matters under the Loan Documents shall not require direction by, consent of or notification to the NB Investor Lenders. Any discretionary determinations, waivers or consents effected by the NB Investor Lenders may be requested of each of the NB Investor Lenders at the notice address specified for the NB Investor Lenders on Schedule 10.02 (or such other contact and notice information as may be specified to the Borrower and the Administrative Agent by the NB Investor Lenders from time to time in writing).

Section 1.15 LIBOR Discontinuation. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, if, with respect to any Interest Period, the rate of interest used to calculate the “Eurocurrency Rate” for such Interest Period is not available on the date of determination for such Interest Period for any reason (as determined by the Administrative Agent), then the rate of interest used to calculate the “Eurocurrency Rate” for such Interest Period shall be either a comparable or successor floating rate reasonably acceptable to the Borrower, the Administrative Agent and the Required Lenders and certified in an officer’s certificate delivered to the Administrative Agent or, if no broadly accepted comparable successor rate exists at such time, a successor index rate as the Borrower may determine with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed) and certified in an officer’s certificate to the Administrative Agent; provided that (i) any such successor rate shall be applied by the Administrative Agent in a manner consistent with market practice, (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such successor rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower and the Required Lenders and (iii) in no event shall such successor floating rate be less than 0% per annum. In the event that after the Administrative Agent has not received an officer’s certificate of the Borrower establishing an administratively feasible successor interest rate by the date which is five (5) Business Days prior to an Interest Payment Date, then Section 3.03 hereof shall apply.

ARTICLE II

The Commitments and Credit Extensions

Section 2.01 The Loans.

The Initial Term B Loan Borrowings. Subject to the terms and conditions set forth herein, each Initial Term B Lender severally agrees to make on the Closing Date to the Borrower a loan or loans denominated in Dollars (the “Initial Term B Loan”), the aggregate principal amount not to exceed in aggregate such Initial Term B Lender’s Initial Term B Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Initial Term B Loans may only be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) (x) three (3) Business Days prior to the requested date of any Borrowing of, conversion of or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans (or, in the case of any initial Borrowing of the Initial Term B Loans, in accordance with Section 4.01, and (y) one (1) Business Day before the requested date of any Borrowing of term loans consisting of Base Rate Loans. Each Borrowing of, conversion to or continuation of a Eurocurrency Rate Loan shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the currency (which shall be Dollars unless agreed by the Lenders and the Administrative Agent) and principal amount of Loans to be borrowed, converted or continued, (iv) all applicable wire instructions, (v) if applicable, the Type of Loans to be borrowed or to which existing Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto. With respect to the Initial Term B Loan or any other Term Loan denominated in Dollars, if the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and, with respect to Loans denominated in Dollars, if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Account not later than 2:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall, upon receipt of all requested funds, make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may not be continued or converted except on the last day of the Interest Period for such Eurocurrency Rate Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) Anything in clauses (a) to (c) above to the contrary notwithstanding, after giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon written notice to the Administrative Agent by the Borrower in substantially the form attached hereto as Exhibit K, at any time or from time to time voluntarily prepay Initial Term B Loans in whole or in part without premium or penalty (except as required by clause (iii) of this Section 2.05(a) and Section 3.05); provided, (1) such written notice must be received by the Administrative Agent at not later than 2:00 p.m. (New York City time) (A) at least three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) at least one (1) Business Day prior to the date of prepayment of Base Rate Loans and (2) any prepayment of Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding or such other amount as reasonably agreed by the Administrative Agent. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower or any of its Affiliates, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied to each Class of Term Loan as directed by the Borrower and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentage.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, if the Borrower makes any prepayment, refinancing or repayment of Initial Term B Loans, including with respect to the acceleration thereof, or any replacement of any Lender as a result of such Lender being a Non-Consenting Lending (any such payment or replacement, an “Applicable Payment”), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders an amount in addition to the principal amount, (w) if such Applicable Payment occurs on or prior to the Callable Date, the Make-Whole Amount plus a prepayment premium of 4.00% of the principal amount of the Term Loans subject to such Applicable Payment, (x) if such Applicable Payment occurs after the Callable Date but on or prior to the first anniversary of the Callable Date, a prepayment premium of 4.00% of the principal amount of the Term Loans subject to such Applicable Payment, (y) if such Applicable Payment occurs after the first anniversary of the Callable Date but on or prior to the second anniversary of the Callable Date, a prepayment premium of 2.50% of the principal amount of the Term Loans subject to such Applicable Payment, and (z) if such Applicable Payment occurs after the second anniversary of the Callable Date but on or prior to the third anniversary of the Callable Date, a prepayment premium of 1.50% of the principal amount of the Term Loans subject to such Applicable Payment. Any Applicable Payment made on or after the third anniversary of the Callable Date shall not be subject to any such prepayment premium.

Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or postpone any notice of prepayment under Section 2.05(a) if such prepayment notice stated that such prepayment would have resulted from a refinancing of all or a portion of the Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory Prepayments.

(i) [Reserved].

(ii) [Reserved].

(iii) Dispositions and Casualty Events. (A) Subject to Section 2.05(b)(iii)(B) and 2.05(b)(vii), if (x) Holdings or any of its Restricted Subsidiaries receives Net Cash Proceeds from Dispositions made pursuant to Sections 7.05(j), 7.05(n), 7.05(p), 7.05(q), 7.05(s) and 7.05(x) in any fiscal year or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(iii)(C), of an aggregate principal amount of Term Loans equal to such Net Cash Proceeds; provided, if after giving pro forma effect to such Disposition or Casualty Event and the application of the Net Cash Proceeds thereof (x) the Secured Leverage Ratio is less than or equal to 5.00:1.00 but greater than 4.50:1.00, the Borrower shall make a prepayment equal to 50% of such Net Cash Proceeds or (y) the Secured Leverage Ratio is less than 4.50:1.00, the Borrower shall make a prepayment equal to 0% of such Net Cash Proceeds; provided, no such prepayment shall be required pursuant to this Section 2.05(b)(iii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(iii)(B); provided, further, if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Pari Passu Refinancing Debt, Permitted Alternative Incremental Facilities Debt (to the extent secured by Liens on the Collateral on a pari passu basis with the Obligations) and the Permitted Refinancing of any such Indebtedness (to the extent secured by Liens on the Collateral on a pari passu basis with the Obligations), in each case pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of any such Disposition or Casualty Event of, or with respect to, any property or assets constituting Collateral (such Permitted Pari Passu Refinancing Debt, Permitted Alternative Incremental Facilities Debt (or the Permitted Refinancing of any such Indebtedness) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply (or have Holdings apply, as the case may be) such net proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, such Indebtedness shall be prepaid no more ratably than amounts applied to prepay Term Loans); provided, the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(iii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition or any Casualty Event for which the Borrower is required to make a prepayment pursuant to Section 2.05(b)(iii)(A), at the option of the Borrower, the Borrower (or Holdings as the case may be) may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for Holdings or its Subsidiaries’ business (other than working capital, except for short-term capital assets) which investment may include the repair, restoration or replacement of the applicable assets within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower or Holdings or any of its Restricted Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, one hundred eighty (180) days after the twelve (12) month period that follows receipt of such Net Cash Proceeds; provided, if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, an amount equal to such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(iii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C) On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(iii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds in the minimum amount specified above (or, in the case of prepayments required pursuant to Section 2.05(b)(iii)(B), within eight (8) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determine that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(vi) below, of the principal amount of Term Loans in an amount equal to such Net Cash Proceeds realized or received.

(iv) Issuance of Indebtedness. If Holdings or any of its Restricted Subsidiaries incurs or issues any (x) Refinancing Term Loans, (y) [reserved] or (z) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date that is five (5) Business Days after the receipt of such Net Cash Proceeds; provided that Net Cash Proceeds of amounts described in clause (x) above shall be applied to the applicable Class or Classes of Term Loans which are intended to be refinanced with the proceeds of such Indebtedness as directed by the Borrower; provided further that any prepayment pursuant to this Section 2.05(b)(iv) shall be deemed to be an Applicable Payment and subject to the prepayment premium provisions of Section 2.05(a)(iii).

(v) Except as otherwise provided in any Refinancing Amendment, extension amendment or Incremental Facility Amendment or in connection with Indebtedness incurred pursuant to Section 7.03(y) or any Refinancing Term Loans, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to each Class of Term Loan as the Borrower shall direct and with each such Class ratably across the other Classes of Term Loans with the same maturity and prepayment premium as each such Class, and applied ratably to the remaining installments thereof as directed by the Borrower (or, absent such direction by the Borrower, pro rata in direct order of maturity pursuant to Section 2.07(a) following the applicable prepayment event). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentage subject to clause (vi) of this Section 2.05.

(vi) Notwithstanding anything to the contrary in this Section 2.05(b), no prepayment shall be required pursuant to this Section until the Discharge of Senior Lien Obligations (as defined in the Intercreditor Agreement) shall have occurred, except in the case of Refinancing Term Loans, the proceeds of which shall be used to prepay Term Loans, and except, in the event that any such payment or portion thereof constitutes Declined Proceeds (under and as defined in the First Lien Credit Agreement), such payment or portion shall be applied as prepayments hereunder pursuant to this Section 2.05(b). The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clause (iii) and clause (viii) of this Section 2.05(b) at any time at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment, the subsection of this Section 2.05(b) such prepayment is being made under and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment. Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 2:00 p.m. (New York City time) three (3) Business Days prior to the applicable date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds may be retained by the Borrower (such retained amounts, “Retained Declined Proceeds”).

(vii) Notwithstanding any other provision of this Section 2.05(b), (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Restricted Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.05(b)(iii) (a “Restricted Disposition”) or the Net Cash Proceeds of any Casualty Event of a Restricted Subsidiary (a “Restricted Casualty Event”) would be prohibited or delayed by applicable local law from being distributed or otherwise transferred to the Borrower, the Borrower shall not be required to make a prepayment at the time provided in Section 2.05(b)(iii) for so long, but only so long, as the applicable local law will not permit such distribution or other transfer (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such distribution or transfer), and once such distribution or transfer of any of such affected Net Cash Proceeds is permitted under the applicable local law, an amount equal to such Net Cash Proceeds permitted to be distributed or transferred (net of additional taxes payable or reserved against as a result thereof) will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) taken into account in measuring the Borrower’s obligation to repay the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith (as set forth in a written notice delivered to the Administrative Agent) that distribution or transfer of any or all of the Net Cash Proceeds of any Restricted Disposition or any Restricted Casualty Event would have a material adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such distribution or transfer) with respect to such Net Cash Proceeds, the amount of the Net Cash Proceeds so affected shall not be taken into account in measuring the Borrower’s obligation to repay Term Loans pursuant to this Section 2.05(b).

(viii) Before each accrual period (as such term is defined in Section 1272(a)(5) of the Code) following the fifth anniversary of the Closing Date, Borrower shall pay to each Lender an amount equal to the AHYDO Amount. For purposes of this Agreement, the “AHYDO Amount” shall mean the amount sufficient, but not in excess of the amount necessary, to ensure that the Loans will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

(c) Interest, Funding Losses, Prepayment Premiums, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan, as applicable, pursuant to Section 2.05(a)(iii) and Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in their sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid; provided, the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

(d) Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, Holdings, the Borrower and the Restricted Subsidiaries shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d); provided, (A) any Discounted Voluntary Prepayment shall be offered to all Lenders of such Class on a pro rata basis, (B) after giving effect to the Discounted Voluntary Prepayment, the aggregate Outstanding Amount of all Term Loans that are held by Sponsor Affiliated Lenders (other than Affiliated Debt Funds) shall not exceed 25% of the aggregate Outstanding Amount of the Term Loans then outstanding and (C) the Borrower shall deliver to the Auction Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Auction Agent substantially in the form of Exhibit F hereto (each, a “Discounted Prepayment Option Notice”) that Holdings, the Borrower or a Restricted Subsidiary desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $1,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five (5) Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice, the Auction Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit G hereto (each, a “Lender Participation Notice”) to the Auction Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Auction Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Auction Agent, in consultation with the Borrower, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(d)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Auction Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount;

provided, if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Auction Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice substantially in the form of Exhibit H hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Auction Agent and the Administrative Agent no later than 2:00 p.m. (New York City time) three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Auction Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Auction Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(d)(ii) above) established by the Auction Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Auction Agent, the Borrower may withdraw or modify their offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii) Nothing in this Section 2.05(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

(ix) Notwithstanding anything to the contrary herein, the Administrative Agent shall be under no obligation to act as the Auction Agent for any Discounted Voluntary Prepayment and, at the Borrower’s request, shall retain an agent or sub-agent to act in such capacity at the Borrower’s expense.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided, (i) any such notice shall be received by the Administrative Agent two (2) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $100,000 or any whole multiple of $100,000 in excess thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or a portion of the Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Term B Commitment of each Initial Term B Lender shall be automatically and permanently reduced to $0 upon the making of such Initial Term B Lender’s Initial Term B Loans pursuant to Section 2.01.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).

Section 2.07 Repayment of Loans.

(a) Term Loans.

(i) The Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term B Lenders holding the Initial Term B Loan on the Maturity Date for the Initial Term B Loan, the aggregate principal amount of the Initial Term B Loan outstanding on such date.

(ii) In the event any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), the Initial Term B Loans, shall, at the option of the Borrower, bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to (x) the Eurocurrency Rate for such Interest Period plus the Applicable Rate or (y) Base Rate for such Interest Period plus the Applicable Rate.

(b) During the continuance of an Event of Default under Sections 8.01(a) (with respect to any principal, interest or fees), (f) or (g), the Borrower shall pay interest on such past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on such past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

Section 2.09 Fees, Closing Payments and Exit Payment.

(a) Other Fees and Closing Payments. The Borrower shall pay to the Agents such fees or closing payments or other payments as agreed upon in the Administrative Agent Fee Letter in the amounts and at the times so specified. Such fees or (as applicable) closing payments or other payments shall be fully earned when paid and/or (in the case of closing payments) deducted from any funded amount and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b) Exit Payment Upon the earliest to occur of (i) March 31, 2021, (ii) the first date on which the Secured Leverage Ratio is less than or equal to 1.30:1.00, (iii) any refinancing, in whole or in part, including pursuant to a Refinancing Amendment or with the proceeds of Credit Agreement Refinancing Indebtedness, of the Term Loans or (iv) the date of an acceleration of, or the occurrence of an event which gives rise to the right of the Term Lenders to accelerate the Term Loans (any of the foregoing, the “Term Loan Exit Payment Trigger”), the Borrower shall pay, or cause to be paid, to each Initial Term B Lender with an Initial Term B Loan on the date of the occurrence of a Term Loan Exit Payment Trigger, the Initial Term B Loan Exit Payment. The Initial Term B Loan Exit Payment shall be payable on a pro rata basis to the Initial Term B Lenders as of the date of such payment. For the avoidance of doubt, any Initial Term B Loan Exit Payment shall be in addition to any prepayment premium set forth in Section 2.05(a)(iii).

Notwithstanding the foregoing, in connection with a request for a consent, waiver or amendment of the type set forth in Section 3.07(d), the Borrower shall pay, or cause to be paid, an amount equal to each Lender entitled to an Initial Term B Loan Exit Payment, including each Non-Consenting Lender, an amount equal to its pro rata portion of the Initial Term B Loan Exit Payment as of the date of such consent, waiver or amendment.

Section 2.10 Computation of Interest, Fees and Closing Payments. All computations of interest for Base Rate Loans at times when the Base Rate is based on the Prime Rate shall be made on the basis of a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided, any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) Subject to Section 3.01, all payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Account and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) may, at the Administrative Agent’s sole discretion, be deemed received on either (i) the same Business Day or (ii) the next succeeding Business Day, and any applicable interest or fee shall continue to accrue; provided, that for the avoidance of doubt, any payment which is received by the Administrative Agent later than 2:00 p.m. (New York City time) on the applicable due date shall not constitute an Event of Default hereunder so long as such payment is received by the Administrative Agent prior to 5:00 p.m. (New York City time) on such due date.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Administrative Agent in connection with the foregoing. It being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by such Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to make reimbursement payments under Section 9.07 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make reimbursement payments under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h) Each Loan shall be repaid, whether pursuant to Section 2.05 or otherwise, in the currency in which such Loan was made.

Section 2.13 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant pursuant to and in accordance with the express terms of this Agreement. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Incremental Credit Extensions.

(a) Notice. At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), (i) increase the amount of Term Loans of any Class or add one or more additional tranches of term loans (in each case with an existing Lender only) (any such Term Loans or additional tranche of term loans, the “Incremental Term Loans” and the Loans made thereunder, the “Incremental Facilities”).

(b) Ranking. Each Incremental Facility that is guaranteed may not be guaranteed by any Person that is not a Loan Party and each Incremental Facility that is secured cannot be secured by any assets that do not constitute Collateral that secures the Obligations hereunder. Any other Incremental Facility may, at the discretion of the Borrower, (i) rank pari passu in right of payment with the Initial Term B Loans, (ii) be subordinated in right of payment to the Initial Term B Loans, (iii) be secured on a pari passu basis with the Initial Term B Loans or (iv) be secured on a junior basis to the Initial Term B Loans; provided that if subordinated or secured on a junior basis, such Incremental Facility may not be incurred under the Loan Documents and the holders of such Indebtedness or a Debt Representative acting on behalf of the holders of such Indebtedness shall become party to or otherwise become subject to the provisions of (x) to the extent the First Lien Term Loans are still outstanding at the time of incurrence, the Intercreditor Agreement or (y) if the First Lien Term Loans are no longer outstanding, another Junior Lien Intercreditor Agreement or Subordination Agreement, as applicable.

(c) Size.

(i) Notwithstanding anything to contrary herein, the aggregate principal amount of all Incremental Facilities incurred on any date (other than Refinancing Term Loans), shall not exceed the sum of (i) the Fixed Amount plus (ii) the Ratio Amount in each case on such date prior to the incurrence of such Incremental Facilities. Unless the Borrower elects otherwise, each Incremental Facility will be deemed incurred first under clause (b) of the Fixed Amount, to the extent permitted and thereafter under the Ratio Amount to the extent permitted, with the balance incurred under clause (a) of the definition of “Fixed Amount”; provided that the Borrower may not elect to incur an Incremental Facility under the Ratio Amount prior to incurrence of available Incremental Facility capacity under clause (b) of the Fixed Amount.

(ii) The Ratio Amount will be calculated:

(A) without giving effect to any Incremental Facilities incurred under clause (a) of the Fixed Amount that are incurred substantially simultaneously therewith (but including, for the avoidance any Incremental Facilities incurred under clause (b) of the Fixed Amount that are incurred substantially simultaneously therewith); and

(B) to give Pro Forma Effect to any Permitted Acquisition consummated in connection therewith and all other Specified Transactions (but excluding for the purposes of cash netting the cash proceeds of any such Incremental Term Loans).

(iii) Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000 in case of Incremental Term Loans or such other amount as reasonably agreed by the Administrative Agent; provided, such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.

(d) Incremental Lenders. Incremental Facilities may only be provided by the Lenders party hereto on the Closing Date pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, the Administrative Agent and such Lender. At the election of the Borrower, commitments in respect of any Incremental Term Loans may become Commitments under this Agreement.

(e) Incremental Facility Amendments; Use of Proceeds. No Incremental Facility Amendment shall require the consent of any Lenders other than the Lenders with respect to such Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. An Incremental Facility Amendment may at the election of the Borrower effect such amendments as may be reasonably necessary or advisable so that such Incremental Term Loans and the applicable existing Term Loans from the same Class of Term Loans are fungible with other outstanding Term Loans, including by (i) extending or adding “call protection” to any existing tranche of Term Loans, including amendments to Section 2.05(a), and (ii) amending the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.07 (provided, any such amendment will not decrease any amortization payment to any lender that would have otherwise been payable to such Lender immediately prior to the effectiveness of the applicable Incremental Facility Amendment); provided, such amendments are not materially adverse to the existing Term Lenders (as determined in good faith by the Borrower). Unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to Incremental Facilities, respectively, made pursuant to this Agreement. This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary. The proceeds of any Incremental Facilities will be used for general corporate purposes (including Permitted Acquisitions).

(f) Conditions. The availability of an Incremental Facility under this Agreement will be subject solely to the condition that upon the effectiveness of such Incremental Facility Amendment, (i) in the case of an Incremental Facility that will be used to fund or finance Permitted Acquisition or other permitted Investments, no Event of Default under Sections 8.01(a), (f), and (g) has occurred and is continuing or shall result therefrom and (ii) in the case of Incremental Facility that will be used for any other purpose, no Default or Event of Default has occurred and is continuing or shall result therefrom.

(g) Terms. Each Incremental Facility Amendment will set forth the amount and terms of the relevant Incremental Facility. The terms of each tranche of Incremental Term Loans will be as agreed by the Borrower and the Lenders; provided,

(i) the final maturity date (other than Extendable Bridge Loans) will be no earlier than (1) the latest Maturity Date then applicable to the then existing Term Loans or (2) in the case of any Incremental Term Loans that are junior in right to payment or security with the then existing Term Loans, 91 days after the Latest Maturity Date then applicable to the Term Loans (provided that the Borrower may incur Incremental Term Loans with a final Maturity Date earlier than the date specified in clause (1) or (2), as applicable, in an aggregate amount not to exceed the then-available Inside Maturity Amount);

(ii) the Weighted Average Life to Maturity will be no shorter than the Weighted Average Life to Maturity of the Term Loans (subject to exceptions for Extendable Bridge Loans, the then-available Inside Maturity Amount and amortization in an aggregate annual amount of up to 1% of the original principal amount incurred) and any Incremental Term Loans secured on a junior basis to the Term Loans shall not require any amortization payments;

(iii) (a) such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) in any voluntary or mandatory repayments or prepayments of the Term Loans and (b) such Incremental Term Loans shall not have any mandatory prepayment, redemption and repurchase provisions other than to the extent substantially the same as the mandatory prepayment provisions governing the Term Loans (or otherwise reasonably satisfactory to the Required Lenders);

(iv) if any financial maintenance covenant is added for the benefit of any Incremental Term Loans no consent shall be required from the Administrative Agent or any Term Lender to the extent that such financial maintenance covenant is (1) also added for the benefit of the existing Term Loans or (2) applicable only after the Latest Maturity Date of the then existing Term Loans;

(v) to the extent such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clauses (f), (h) and this clause (g)), they are reasonably satisfactory to the Required Lenders (except for covenants or other provisions (a) that are not materially more restrictive on the Borrower (as reasonably determined by the Borrower), (b) applicable only, in the case of Incremental Term Loans, to the periods after the latest maturity date of the Term Loans or any other Incremental Term Loans existing at the time such Incremental Term Loans are incurred or (c) are offered for inclusion for the benefit of the existing Term Loans).

(h) Pricing. The pricing, interest rate margins, discounts, premiums, rate floors, fees and (subject to Section 2.14(g)) maturity and amortization schedule shall be as determined by the Borrower and the Lenders; provided, with respect to any Incremental Term Loans that constitute MFN Qualified Term Loan, the proceeds of which are incurred after the Closing Date, if the

Margin relating to such MFN Qualified Term Loans exceeds the Margin relating to the then outstanding Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.75%, the Margin relating to the then outstanding Term Loans shall be adjusted to be equal to the Margin relating to such MFN Qualified Term Loans minus 0.75%; provided, (x) if the MFN Qualified Term Loans include an interest rate floor greater than the floor applicable to the respective then existing Term Loans, such differential between interest rate floors shall be equated to the Margin for purposes of determining whether an increase to the Margin under the then existing Term Loans shall be required, but only to the extent an increase in the interest rate floor in the then existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the then existing Term Loans shall be increased to the extent of such differential between interest rate floors and (y) to the extent that the Eurocurrency Rate, as applicable, for a three month interest period on the closing date of any such MFN Qualified Term Loans (A) is less than the floor applicable to the respective then existing Term Loans, the amount of such difference shall be deemed added to the interest margin for the then existing Term Loans solely for the purpose of determining whether an increase in the interest rate margins for the then existing Term Loans shall be required and (B) is less than the interest rate floor, if any, applicable to any such MFN Qualified Term Loans, the amount of such difference shall be deemed added to the interest rate margins for such MFN Qualified Term Loans.

Section 2.15 Extensions of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Term Loans on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans of the applicable Class and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans, in each case as so extended, as well as the original Term Loans (in each case not so extended), being a separate Class of Term Loans from the Class of Term Loans from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any outstanding Class of Term Loans otherwise satisfying the criteria set forth below), so long as the following terms are satisfied:

(i) [reserved];

(ii) [reserved];

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions (a) that are not materially more restrictive on the Borrower (as reasonably determined by the Borrower), (b) contained therein applicable only to periods after the latest Maturity Date applicable to the Term Loans then existing or (c) are offered for inclusion for the benefit of all Lenders);

(iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date of Term Loans, hereunder (but may be later than such Maturity Date);

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended (subject to exceptions for amortization in an aggregate annual amount of up to 1% of the original principal amount extended);

(vi) any Extended Term Loans may participate (a) subject to clause (b) below, on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) in any voluntary or mandatory repayments or prepayments or (b) on a greater than pro rata basis in the case of any voluntary or mandatory repayments or prepayment of Term Loans, as applicable, that do not have the same maturities and prepayment premium, in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Class of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer; and

(viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided, the Borrower may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan

Documents that have the same guarantees as, and are secured by the Collateral on a pari passu basis with, all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes, tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, tranches or sub-tranches, in each case on terms consistent with this Section 2.15. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent). For the avoidance of doubt, no Lender shall be obligated to extend their Commitment, except in their sole discretion.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15. The Administrative Agent shall promptly notify the Lenders of each Extension notice.

(e) This Section 2.15 will supersede any provisions of Sections 2.13, 10.01 and 10.09.

Section 2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, the Commitment and Outstanding Amount of Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided, any waiver, amendment or modification of a type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Commitments or Obligations owing to such Defaulting Lender shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Commitments or Obligations owing to such Defaulting Lender.

If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 [Reserved].

Section 2.18 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any existing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this Section 2.18(a) will be deemed to include any then outstanding Refinancing Term Loans and Incremental Term Loans), in the form of Refinancing Term Loans and Refinancing Term Commitments pursuant to a Refinancing Amendment.

(b) No Lender shall be obligated to provide any Credit Agreement Refinancing Indebtedness, unless it so agrees.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver in accordance with the terms of such Refinancing Amendment) on the date thereof of each of the following express conditions precedent and, to the extent reasonably requested by the Persons providing the applicable Refinancing Loans, such other conditions are the parties thereto may agree:

(i) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided, to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(ii) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.18 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after all required deductions and withholdings for Indemnified Taxes or Other Taxes have been made (including deductions and withholdings applicable to additional sums payable under this Section 3.01), each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such applicable withholding agent shall make such deductions and withholdings, (iii) such applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment by such applicable withholding agent (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such applicable withholding agent shall furnish to the Borrower and such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, without duplication of any amounts payable pursuant to Section 3.01(a), the Borrower agrees to pay all Other Taxes.

(c) Without duplication of any amounts payable pursuant to Section 3.01(a) or Section 3.01(b), the Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund to the Borrower as soon as practicable after it is determined that such refund pertains to Indemnified Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus, in each case, any interest included in such refund by the relevant taxing authority attributable thereto), net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees to return an amount equal to such refund (plus any applicable interest, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding the foregoing, in no event will a Lender or Agent be required to pay any amount to the Borrower pursuant to this paragraph (d) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e). The agreements in this Section 3.01(e) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions), at the Borrower’s expense, to designate another Applicable Lending Office for any Loan affected by such event; provided, such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(g) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that any borrower of the Obligations for U.S. federal income tax purposes is a United States person (as defined in Section 7701(a)(30) of the Code),

(i) each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) two copies of properly completed and duly executed IRS Form W-8BEN or Form W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(B) two copies of properly completed and duly executed IRS Form W-8ECI (or any successor forms);

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two copies of properly completed and duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor forms); or

(D) to the extent a Lender is not the beneficial owner, two copies of properly completed and duly executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of properly completed and duly executed versions of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) each Lender or Administrative Agent shall deliver to the Borrower (and the Administrative Agent, in the case of a Lender) at the time or times prescribed by law and at such time or times reasonably requested by the Borrower (or the Administrative Agent, in the case of a Lender) such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower (or the Administrative Agent, in the case of a Lender) as may be necessary for the Borrower (and the Administrative Agent, in the case of a Lender) to comply with their FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (g), a Lender or Administrative Agent shall not be required to deliver any form that such Lender or Administrative Agent is not legally eligible to deliver.

Section 3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund, or has imposed material restrictions on the authority of such Lender that make it impracticable for such Lender to make, maintain or fund, Eurocurrency Rate Loans or to determine or charge interest rates based upon the Eurocurrency Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, in respect of Eurocurrency Rate Loans, as applicable, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) prepay such Eurocurrency Rate Loans that have become unlawful or if applicable and such Loans are denominated in Dollars and are Eurocurrency Rate Loans, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate in Dollars, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b) If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest with respect to any amount payable to the Administrative Agent in an amount or calculated at a rate that would be prohibited by any Law then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by any applicable law or so result in a receipt by the Administrative Agent of any amount at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i) first, by reducing the amount or rates of interest required to be paid to the Administrative Agent under Section 2.08; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent.

Section 3.03 Inability to Determine Rates.

Subject to Section 1.15, if in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods, as applicable) and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have (A) converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein or (B) converted such request into a request for a Borrowing in an alternative rate mutually acceptable to the Borrower and the applicable Lenders; provided, that if the Borrower and the applicable Lenders cannot agree within a reasonable time on an alternative rate for such Loans, the Borrower may, at its discretion, either (x) prepay such Loans (subject to any prepayment premium applicable at such time) or (y) maintain such Loans outstanding, in which case, the interest rate payable to the applicable Lender on such Loans will be the rate determined by the Required Lenders as its cost of funds to fund a Borrowing of such Loans with maturities comparable to the Interest Period applicable thereto (which shall not be less than zero) plus the Applicable Rate, in each case of the preceding clauses (A) and (B), such conversion shall be deemed to occur either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, (iii) Connection Income Taxes or (iv) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail (provided, such Lender need not be required to disclose any price sensitive or confidential information or to the extent prohibited by law or regulation) such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided, in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such Lender will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated Borrower under comparable syndicated credit facilities.

(b) If any Lender determines that as a result of any Change in Law (regarding capital or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith), has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital or liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail (provided, such Lender need not be required to disclose any price sensitive or confidential information or to the extent prohibited by law or regulation) the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) Business Days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided, the Borrower shall have received at least fifteen (15) Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) Business Days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d) Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loan affected by such event; provided, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits or margin) actually arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender receives additional amounts or requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided, neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents, (y) the requisite number of lenders (including for the purposes of this calculation, the Eligible Assignees) required for such departure, waiver or amendment shall have consented and (z) the Borrower shall pay such replaced Lender all amounts due pursuant to Section 2.05(a)(i), if applicable.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, as applicable (provided, the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans, as applicable, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.05 as a consequence of such assignment shall have been paid by the Borrower to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) [Reserved].

(d) In the event that the Borrower or the Administrative Agent have requested that the Lenders (A) consent to an extension of the Maturity Date of any Class of the Loans or Commitments as permitted by Section 2.15, (B) a consent to a refinancing of any Class of Loans or Commitments permitted by Section 2.18, (C) [reserved], or (D) (i) consent to a departure or waiver of any provisions of the Loan Documents, (ii) such consent, waiver or amendment in question requires the agreement of all affected Lenders (or any other amount in excess of 50.1%) in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, in each case, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, termination of the Loan Documents and any assignment of rights by or replacement of a Lender.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01 Closing Date. The agreement of each Lender to make Credit Extensions on the Closing Date is subject solely to the satisfaction or waiver by the Initial Investor prior to or concurrently with the making of the Credit Extensions on the Closing Date, of the following conditions precedent:

(a)

The Administrative Agent and the Initial Investor shall have received this Agreement, the Intercreditor Agreement, the Security Agreements listed on Schedule 1.01B and the Guaranty, in each case, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of each of the Loan Parties party thereto.

(b)

The Administrative Agent and the Initial Investor shall have received a Committed Loan Notice in accordance with Section 2.02 (at least five (5) Business Days prior to the Closing Date or such shorter period as the Initial Investor may agree).

(c)

The Borrower shall have confirmed pursuant to clause (n) below to the Administrative Agent and the Initial Investor that the following transactions have been consummated or will be consummated substantially concurrently with the initial Credit Extensions:

i.

The Closing Date Acquisition (which shall have been consummated (or will be consummated substantially concurrently with the initial Credit Extensions on the Closing Date) in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, waivers or consents by the Borrower that are not materially adverse to the interest of the Lenders in their capacities as such, unless consented to by the Initial Investor in writing (in each case, such consent not to be unreasonably withheld, delayed or conditioned) provided that (a) any reduction or reductions in the total purchase price under the Acquisition Agreement of less than 15% in the aggregate will be deemed not to be materially adverse to the Lenders, (b) any reduction or reductions in the total purchase price under the Acquisition Agreement of equal to or greater than 15% in the aggregate will be deemed not to be materially adverse to the Lenders so long as any such reduction in excess thereof is allocated (i) 50%, to reduce the amount of the Equity Contribution to the extent it exceeds the required amount set forth in the definition thereof and (ii) 50% to reduce the amount of the First Lien Term Loans and (c) any amendment, modification or waiver to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed materially adverse to the interests of the Lenders);

ii.	the Equity Contribution; and

iii.	the Closing Date Acquisition Guarantee and Lien Release.

(d)

The Administrative Agent and Initial Investor shall have received, (i) the Unaudited Financial Statements, (ii) the Audited Financial Statements and (iii) a pro forma consolidated balance sheet and related pro forma consolidated income statement of Holdings and its Subsidiaries (based on the Audited Financial Statements and the Unaudited Financial Statements) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered to satisfy the condition set forth in the preceding clause 4.01(d)(i) or (ii), in each case, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimate determined by Holdings (the financial statements described in this clause 4.01(d)(iii), the “Pro Forma Financial Statements”); provided, that no financial statements or Pro Forma Financial Statements required to be delivered pursuant to this Section 4.01(d) will be required to (x) be prepared in compliance with Regulation S-X of the Securities Act or (y) include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(e)

The Borrower shall have paid all closing payments and other amounts (a) required to be paid pursuant to the Fee and Closing Payment Letter, (b) required to be paid on the Closing Date pursuant to the Administrative Agent Fee Letter and (c) reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced in reasonable detail at least two (2) Business Days prior to the Closing Date.

(f)

The Administrative Agent and the Initial Investor shall have received a solvency certificate from the chief financial officer of Holdings substantially in the form attached hereto as Exhibit L, or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing, with respect to solvency on the Closing Date on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

(g)	The Administrative Agent and the Initial Investor shall have received a certificate of a Responsible Officer of the applicable Loan Parties dated the Closing Date and certifying:

i.

that attached thereto is (x) a true and complete copy of the charter or other similar organizational document of such Loan Party, and each amendment thereto, certified (as of a date reasonably near the Closing Date) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which such Loan Party is organized and (y) a true and complete copy of the bylaws, operating agreement, partnership agreement or other similar organizational document of such Loan Party, and each amendment thereto;

ii.

that attached thereto is a true and complete copy of resolutions of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

iii.

as to the incumbency and specimen signature of each Responsible Officer executing the Loan Documents specified in Section 4.01(a) (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this Section 4.01(g)).

(h)

The Administrative Agent and the Initial Investor shall have received reasonably satisfactory customary legal opinions of (i) DLA Piper LLP (US), New York, California, Delaware and Florida counsel to the Loan Parties and (ii) Higgs & Johnson, Bahamian counsel to the Loan Parties.

(i)

The Collateral Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) of the Borrower, together with an undated stock power for such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j)

The Administrative Agent and the Initial Investor shall have received a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of the Borrower’s and the Guarantors’ respective jurisdiction of organization dated a recent date prior to the Closing Date, which such good standing certificate shall be attached to the certificate delivered pursuant to Section 4.01(g).

(k)	Since the date of Acquisition Agreement, there shall have been no Material Adverse Effect (as defined in the Acquisition Agreement).

(l)

All documentation and other information required by regulatory authorities under (i) applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to include a duly executed IRS Form W-9 or such other applicable IRS Form and (ii) the Beneficial Owner Regulation shall have been provided not later than the date that is three (3) Business Days prior to the Closing Date in the case of clause (i) and five (5) Business Days prior to the Closing Date in the case of clause (ii), in each case, as has been reasonably requested in writing by the Administrative Agent and the Initial Investor at least ten (10) Business Days prior to the Closing Date.

(m)	The Administrative Agent and the Initial Investor shall have received:

i.

certificates, if any, representing the Equity Interests, to the extent received by Holdings after the SPAC’s use of commercially reasonable efforts to receive such certificates without undue burden or expense, of each wholly owned U.S. Subsidiary to the extent required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers executed in blank (or stock transfer forms, as applicable) and instruments evidencing any pledged debt set out in the Security Agreements (accompanied by allonges or other instrument of transfer, as applicable),

ii.

copies of proper financing statements (or the equivalent thereof), filed or duly prepared for filing under the Uniform Commercial Code (or the equivalent thereof) in all United States jurisdictions or Covered Jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of Holdings, the Borrower and each Subsidiary Guarantor created under the Security Agreements listed on Schedule 1.01B, covering the Collateral described in such Security Agreements, and

iii.

evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby (subject to the exceptions set forth in the definition of “Collateral and Guarantee Requirement”) or in the case of an exempted company, as may be required by Law to record the granting of such Liens, shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of duly executed payoff letters, customary lien searches, and copies of an exempted company’s register of mortgages and charges).

(n)

The Administrative Agent and the Initial Investor shall have received a certificate of a Responsible Officer of the Borrower dated as of the Closing Date and certifying as to the matters set forth in Sections 4.01(c) and (k) above and (o) below.

(o)	The Specified Acquisition Agreement Representations and Specified Representations will be true and correct in all material respects (or, if qualified by materiality, in all respects).

(p)

(i) Prior to, or substantially concurrently with the funding of the Initial Term B Loans borrowed on the Closing Date, the Borrower shall have received the net cash proceeds of the First Lien Term Loans and (ii) the Borrower shall have delivered to Administrative Agent an executed copy of the First Lien Loan Documents to be entered into on the Closing Date.

(q)

On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all existing third party debt (except as otherwise permitted to be incurred or outstanding hereunder and under any other Loan Documents), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent customary payoff documentation (including lien releases, UCC-3 termination statements and other customary documentation) necessary to release all Liens securing existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent and Arranger with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit (pursuant to and as defined in the First Lien Credit Agreement) to support the obligations of Holdings and its Subsidiaries with respect thereto.

There are no conditions, implied or otherwise, to the making of Credit Extensions on the Closing Date other than as set forth in the preceding clauses (a) through (q) and upon satisfaction or waiver by the Initial Investor of such conditions the Credit Extensions will be made by the Lenders.

ARTICLE V

Representations and Warranties

Holdings and the Borrower represent and warrant to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) or violation referred to in clause (c), to the extent that such conflict, breach, contravention, payment or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to create and perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof on a consolidated basis, and the results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise disclosed to the Administrative Agent and the Initial Investor prior to the Closing Date; provided, that no audited financial statements shall be required to (x) be prepared in compliance with Regulation S-X of the Securities Act or (y) include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(ii) The Pro Forma Financial Statements, copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transactions. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its Subsidiaries as at September 30, 2018 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default under the Loan Documents.

Section 5.06 Litigation. Except as set forth on Schedule 5.06 or any amendment thereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens; Insurance. Each Loan Party and each of its Restricted Subsidiaries has good and insurable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The properties of Holdings and each of the Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductible and covering such risks as are customarily carried by companies engaged in similar businesses and owning or leasing similar properties in localities where the applicable Person operates.

Section 5.08 Environmental Compliance. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) there are no pending or, to the knowledge of Holdings, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings by or against Holdings or any Restricted Subsidiary with respect to any actual or alleged Environmental Liability or responsibility for violation of, or otherwise relating to, any applicable Environmental Law;

(b) there has been no Release of Hazardous Materials by any of the Loan Parties or any other Restricted Subsidiary at, on, under or from any location in a manner which would reasonably be expected to give rise to any Environmental Liability;

(c) neither Holdings nor any Restricted Subsidiary is undertaking, or has completed, either individually or together with other persons, any investigation or remedial action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law;

(d) all Hazardous Materials transported from any property currently or, to the knowledge of the Borrower or its Restricted Subsidiaries, formerly owned or operated by any Loan Party or any other Subsidiary for off-site disposal have been disposed of in compliance with Environmental Law;

(e) none of the Loan Parties nor any other Restricted Subsidiary has contractually assumed any Environmental Liability or obligation under or relating to any applicable Environmental Law; and

(f) the Loan Parties and each other Restricted Subsidiary and their respective businesses, operations and properties are, and since January 1, 2016, have been in compliance with all applicable Environmental Laws.

Section 5.09 Taxes. The Loan Parties and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes or stamp duties levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Borrower is a disregarded entity of Holdings for U.S. federal income tax purposes.

Section 5.10 Compliance with ERISA.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan and Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses (i) through (iii) of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11 Labor Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrower and each of Holdings’ other Subsidiaries have been validly issued, are fully paid and non-assessable (other than pledged equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and non-assessable) and, on the Closing Date, all Equity Interests owned directly or indirectly by Holdings or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) those Liens permitted under Sections 7.01(c), (p), (y) (solely with respect to modifications, replacements, renewals or extensions of Liens permitted by Sections 7.01(c) and (p)) and (ii) and (iii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 together with any amendment thereto sets forth the name and jurisdiction of organization or incorporation of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

Section 5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used to purchase or carry margin stock within the meaning of Regulation U issued by the FRB or for any purpose that violates Regulation U or Regulation X of the FRB.

(b) Neither the Borrower nor any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, with respect to projected financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15 Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, trade secrets and other intellectual property rights that are reasonably necessary for the operation of their respective businesses as currently conducted (collectively, “IP Rights”), and, to the knowledge of the Borrower, without infringement or violation of the rights of any Person. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary.

Section 5.16 Solvency. On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17 Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable second priority (to the extent such concept exists under applicable Law) Liens (subject to Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law) on, and security interests in, the Collateral (except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law); and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law. Notwithstanding anything to the contrary herein, until the Discharge of Senior Lien Obligations (as defined in the Intercreditor Agreement) shall have occurred, any representation or warranty made in this Agreement with respect to delivery to the Administrative Agent of any Collateral, the security interest in which may be perfected only by possession or control, shall be deemed satisfied by the delivery and possession or control of such Collateral to the First Lien Agent as bailee for the Secured Parties.

Section 5.18 Patriot Act; Anti-Money Laundering Laws.

(a) To the extent applicable, each of Holdings and each of its Subsidiaries is in compliance, in all material respects, with the USA Patriot Act.

(b) Each of Holdings, the Borrower and their Subsidiaries is in compliance, in all material respects, with applicable anti-money laundering laws and regulations, including, but not limited to, the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act (collectively, the “Anti-Money Laundering Laws”).

(c) The use of proceeds of any Credit Extension will not violate in any material respect Anti-Money Laundering Laws.

Section 5.19 Anti-Corruption Laws. None of Holdings, the Borrower or any other Subsidiary of Holdings or any of the respective directors, officers, or to the knowledge of Holdings or the Borrower, employees, agents or Affiliates of any of the foregoing has taken, directly or indirectly, any action that would constitute or give rise to a violation of applicable Anti-Corruption Laws. The Borrower will not use, directly or indirectly, any part of the proceeds of any Credit Extension in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws.

Section 5.20 Sanctioned Persons. None of Holdings, the Borrower or any other Subsidiaries of Holdings or any of the respective directors, officers, or to the knowledge of Holdings or the Borrower, employees, agents or Affiliates of any of the foregoing is the subject or target of any economic or financial sanctions administered by the United States (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State), the European Union and each of its member states, the United Nations Security Council, the United Kingdom (including those administered by the Office of Financial Sanctions Implementation of Her Majesty’s Treasury) or any other relevant national or supra-national governmental authority that administers economic or financial sanctions applicable to Holdings and its Subsidiaries (collectively, “Sanctions”); and the Borrower will not use, directly or indirectly, any part of the proceeds of any Credit Extension or otherwise make available such proceeds to any Person, for the purpose of financing activities of or with any Person that, at the time of such financing, is the subject or target of any Sanctions in violation of Sanctions, or in any manner that would constitute or give rise to a violation of Sanctions by any party hereto, including any Lender.

Section 5.21 Use of Proceeds. The Borrower will use the proceeds of any Credit Extension in accordance with Section 6.11.

Section 5.22 Classification as Priority Lien Obligations; etc.. The Obligations constitute “Junior Lien Obligations” under and as defined in the Intercreditor Agreement and the subordination provisions set forth in the Intercreditor Agreement are legally valid and enforceable against the parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor’s rights generally. Except for the Obligations there are no other “Junior Lien Obligations”. Except for the Collateral Agent, there is no, and there shall not at any time be any, other “Initial Junior Lien Collateral Agent” under and as defined in the Intercreditor Agreement. The Collateral Agent is the “Initial Junior Lien Collateral Agent” under the Intercreditor Agreement.

Section 5.23 Material Contracts. Schedule 1.01D contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, accompanied by customary management discussion and analysis, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than solely with respect to, or resulting solely from (i) an upcoming maturity date under any indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings commencing with the first fiscal quarter ending after the Closing Date, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes and accompanied by customary management discussion and analysis; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of Holdings, any direct or indirect parent of Holdings that, directly or indirectly, holds all of the Equity Interests of Holdings or (B) Holdings’ (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC or (C) following an election by Holdings pursuant to Section 1.03, the applicable financial statements determined in accordance with IFRS; provided, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Section 6.02 Certificates; Other Information. Subject in each case to the last paragraph of this Section 6.02, deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or any of its Restricted Subsidiaries (other than in the ordinary course of business) that could reasonably be expected to result in a Material Adverse Effect;

(d) no later than ninety (90) days following the first day of each fiscal year of Holdings (commencing with the first day of the fiscal year of Holdings ending December 31, 2020), an annual budget (on a quarterly basis) for such fiscal year in form customarily prepared by the Borrower or Holdings, as applicable; provided that such annual budget shall not be provided to any NB Investor Lender to the extent such annual budget contains material non-public information;

(e) promptly after the furnishing thereof, copies of any notices received by any Loan Party (other than in the ordinary course of business) in connection with any Indebtedness with an outstanding principal amount in excess of the Threshold Amount on an individual basis;

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(g) promptly after delivery by any Loan Party to the First Lien Agent or any lender under the First Lien Credit Agreement, or receipt by any Loan Party from the First Lien Agent or any lender under the First Lien Credit Agreement, of any notice, report, or other documentation (including any amendments, supplements, consent letters, waivers, forbearances, restatements or modifications to the terms of or in connection with any First Lien Loan Document) required to be delivered under the First Lien Credit Agreement (other than notices or documents required to be delivered under Section 2 of such agreement or any other document which in the good faith determination of Holdings is either administrative or ministerial in nature or not relevant to the Lenders)), a copy of such notice, report or other documentation to the extent such notice, report or documentation has not otherwise been delivered pursuant to this Agreement;

(h) as soon as practicable and in any event no later than ninety (90) days after the beginning of each fiscal year beginning with the fiscal year ending December 31, 2019, a consolidated plan and financial forecast for such fiscal year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year and each quarter of such fiscal year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each quarter of such fiscal year; provided that such Financial Plan shall not be provided to any NB Investor Lender to the extent such Financial Plan contains material non-public information;

(i) simultaneously with the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.02(a), a list of new Material Contracts of Holdings and its Restricted Subsidiaries as of the end of the most recently completed fiscal quarter or fiscal year of Holdings, as applicable, and entered into since the previously delivered Compliance Certificate (or, with respect to the first Compliance Certificate delivered after the Closing Date, since the Closing Date); and

(j) promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or any parent thereof may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

Documents required to be delivered pursuant to Section 6.01 or 6.02(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided: (x) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings and its Subsidiaries, or the respective securities of any of the foregoing, if Holdings or its respective Subsidiaries, as applicable, were public reporting companies, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Holdings and the Borrower hereby agrees that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, the

NB Investors and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws if Holdings or its respective Subsidiaries, as applicable, were public reporting companies (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding anything to the contrary in this Agreement, each of Holdings and the Borrower hereby acknowledges and agrees (i) that all NB Investor Lenders, including, without limitation, Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund, are Public Lenders and (ii) that it shall not deliver any notice or other information to any NB Investor that would reasonably be expected to result in such NB Investor acquiring material non-public information within the meaning of Regulation FD promulgated under the Securities Exchange Act of 1934. The parties hereto acknowledge and agree that (x) to the extent that the information required to be provided to the Lenders pursuant to the provisions of this Article VI are not so provided in reliance upon this paragraph, such failure to provide any such information shall not result in a breach of the Loan Parties obligations thereunder and (y) if any material non-public information is provided to any NB Investor, Holdings or the Borrower shall promptly take such action (including making such information publicly available) to cause such NB Investors to no longer be in possession of material non-public information.

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings propose to take with respect thereto;

(b) any litigation or governmental proceeding (including, without limitation, with respect to any Environmental Liability) pending against Holdings, the Borrower or any of their Restricted Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; and

(d) the occurrence of any Default of Event of Default under any Material Contract to the extent such Default of Event of Default could reasonably be expected to have a Material Adverse Effect.

Section 6.04 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Borrower) and (b) (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.05 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. If any portion of any improved Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, to the extent required by the Flood Insurance Laws, Holdings shall, or shall cause each Loan Party which is a U.S. Subsidiary to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent and the Lenders as requested evidence of such compliance in accordance with the Flood Insurance Laws in such form reasonably acceptable to the Administrative Agent and the Lenders. Such insurance (excluding business interruption insurance) maintained in the United States or any Covered Jurisdiction shall name the Collateral Agent as additional insured or lender’s loss payee, as applicable.

Section 6.07 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws and ERISA), except if the failure to comply therewith could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 6.07 shall not apply to compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, which compliance is addressed in Section 6.17 below.

Section 6.08 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be.

Section 6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Holdings; provided, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent and/or a designated NB Investor Lender on behalf of the Lenders, may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and none of the Administrative Agent or Lenders shall exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of Holdings or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.10 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or Required Lenders to ensure that, subject to the time periods set forth below and Section 6.12(b), the Collateral and Guarantee Requirement continues to be satisfied, including, subject to the limitations set forth in the Collateral and Guarantee Requirement:

(a) upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary) or any Restricted Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary:

(i) within ninety (90) days after such formation, acquisition, designation or occurrence or such longer period as the Required Lenders may agree in its reasonable discretion:

(A) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, pledges, guarantees, assignments, Security Agreement Supplements, legal opinions and other security agreements and documents or joinders or supplements thereto (including without limitation, with respect to Mortgages, the documents listed in paragraph (f) of the definition of “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Mortgages, Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated and to the extent possession of such certificate by the Collateral Agent is required pursuant to the terms of the Security Agreements) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to the extent required by applicable Law, to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected second priority (to the extent such concept exists under applicable law) Liens (subject to Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law) required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law)); and

(ii) as promptly as practicable after the request therefor by the Collateral Agent and to the extent in the possession of Holdings or its Subsidiaries, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, title insurance policies and surveys or environmental assessment reports; and

(b) after the Closing Date, promptly after the acquisition or construction of any Material Real Property by any Loan Party, if such Material Real Property shall not already be subject to a perfected second priority (to the extent such concept exists under applicable law) Lien (subject to Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law) under the Collateral Documents pursuant to the Collateral and Guarantee Requirement and is required to be, Holdings shall give notice thereof to the Administrative Agent and within ninety (90) days of such acquisition (or such longer period as the Required Lenders may agree in its reasonable discretion) shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent or the Required Lenders to grant and perfect or record such Lien, including, as applicable, the actions referred to in paragraph (f) of the definition of “Collateral and Guarantee Requirement”; provided that this clause (b) shall be subject to the last sentence of such paragraph (f).

(c) Notwithstanding anything to the contrary herein, until the Discharge of Senior Lien Obligations (as defined in the Intercreditor Agreement) shall have occurred, any covenant made in this Agreement with respect to delivery to the Administrative Agent of any Collateral, the security interest in which may be perfected only by possession or control, shall be deemed satisfied by the delivery and possession or control of such Collateral to the First Lien Agent as bailee for the Secured Parties.

Section 6.11 Use of Proceeds. The Borrower will use the proceeds of the Initial Term B Loans to directly or indirectly finance a portion of the Transactions. The Borrower will not use, directly or indirectly, any part of the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in violation of applicable Anti-Corruption Laws, (ii) in violation of Anti-Money Laundering Laws or (iii) for the purpose of financing activities of or with any Person that, at the time of such financing, is the subject or target of any Sanctions, or in any manner that would constitute or give rise to a violation of Sanctions by any party hereto, including any Lender.

Section 6.12 Further Assurances and Post-Closing Covenants.

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or the Required Lenders (i) correct any material defect or error that may be discovered in the execution, acknowledgement, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent or the Required Lenders, may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(b) Each of Holdings and the Borrower hereby agrees to deliver, or cause to be delivered, to Administrative Agent, in form and substance reasonably satisfactory to Required Lenders, the items described on Schedule 6.12(b) within the time periods set forth thereon with respect to such items, or such later time as may be agreed to by Administrative Agent in its sole discretion. All conditions precedent, representations and warranties and affirmative and negative covenants contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the actions set forth on Schedule 6.12(b) (and to permit the taking of the actions set forth on Schedule 6.12(b) within the time periods required therein, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true or there would be a breach of an affirmative or negative covenant because the actions set forth on Schedule 6.12(b) were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects and affirmative and negative covenants shall be required to be complied with at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.12(b) and (y) all representations and warranties and affirmative and negative covenants relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 6.12(b) have been taken (or were required to be taken) and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods set forth on Schedule 6.12(b), shall give rise to an immediate Event of Default pursuant to this Agreement.

Section 6.13 Designation of Subsidiaries.

(a) Subject to Section 6.13(b) below, Holdings may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, which such re-designation will only be permitted once per each fiscal year of Holdings; provided that no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the First Lien Credit Agreement (or any equivalent provision under any documentation governing the First Lien Credit Agreement and any Permitted Refinancing thereof). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the fair market value of Holdings investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) Holdings may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, (A) in each case unless no Default or Event of Default exists or would result therefrom, and (B) in the case of clause (x) only, the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any Restricted Subsidiary (unless such Restricted Subsidiaries are concurrently designated as Unrestricted Subsidiaries); provided, in the case of clause (x) above, such Subsidiary shall have been or will promptly be designated an “Unrestricted Subsidiary” for the purposes of any other Indebtedness in aggregate principal amount in excess of the Threshold Amount to the extent any such designation can be made under the documentation governing such Indebtedness.

Section 6.14 Payment of Taxes. The Loan Parties will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Loan Parties or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided, none of the Loan Parties nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect. The Borrower will remain a disregarded entity of Holdings for U.S. federal income tax purposes.

Section 6.15 [Reserved].

Section 6.16 [Reserved].

Section 6.17 Compliance with Anti-Terrorism Laws and Anti-Corruption Laws. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with: (i) Anti-Money Laundering Laws, (ii) Anti-Corruption Laws and (iii) Sanctions. Holdings will maintain in effect and enforce, and will procure that each of its subsidiaries maintains in effect and enforces, policies, procedures and internal controls designed to promote and achieve compliance by each of Holdings, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.

Section 6.18 Performance of Material Contracts. Perform and observe the material terms and provisions of each Material Contract, maintain each Material Contract in full force and effect, and enforce the material provisions of each Material Contracts; provided that, any Material Contract may be amended, modified, supplemented or replaced so long as (i) any such amendment, modification, supplement or replacement could not reasonably be expected to have a Material Adverse Effect and (ii) the Borrower provides to the Administrative Agent an updated schedule of Material Contracts, if applicable, promptly following any such amendment, modification, supplement or replacement.

Section 6.19 Lender Conference Calls. At the reasonable request of the Administrative Agent or the Required Lenders after the date of delivery of the financial information required pursuant to Section 6.01(b), Holdings will hold and participate in a quarterly conference call or teleconference at a time selected by Holdings and reasonably acceptable to the Administrative Agent and the Required Lenders with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter of Holdings and its Subsidiaries.

Section 6.20 Credit Enhancements. If the First Lien Agent or any lender under the First Lien Credit Agreement receives any additional guaranty, letter of credit, or any other credit enhancement after the Closing Date, Holdings and its Restricted Subsidiaries shall grant the same to the Administrative Agent for and the Collateral Agent for the benefit of the Secured Parties or the Lenders, as applicable.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder that is accrued and payable shall remain unpaid or unsatisfied, Holdings and the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document and (ii) Liens pursuant to the First Lien Loan Documents;

(b) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(c) Liens existing set forth on Schedule 7.01(c) plus replacements, additions, accessions and improvements thereto and any income or profile thereof or proceeds thereof or of the foregoing;

(d) Liens for taxes, assessments or governmental charges (i) which are not overdue for a period of more than thirty (30) days or (ii) that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, lessors, materialmen, repairmen, construction contractors or other like Liens and Liens imposed by operation of law arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(f) (i) pledges, deposits or Liens arising in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance, social security and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(g) Liens on deposits incurred in the ordinary course of business to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including letters of credit or bankers acceptances in lieu of any such bonds or to support the issuance thereof) (including those to secure health, safety and environmental obligations);

(h) easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary and any exception on the Mortgage Policies issued in connection with the Mortgaged Property;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(j) Liens securing Indebtedness permitted under Section 7.03(g); provided, (i) such Liens attach concurrently with or within three hundred sixty-five (365) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided, further, individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(k) leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business that do not (i) interfere in any material respect with the business of Holdings or any Restricted Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection and (ii) in favor of a banking or other financial institution encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry (including margin deposits);

(n) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment or acquisition to be applied against the purchase price for such Investment or acquisition, as applicable, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment, acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(o) Liens in favor of Holdings or a Restricted Subsidiary;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof; provided, (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g), (z) or (aa) (to the extent such Indebtedness is assumed);

(q) any interest or title of a lessor or sublessor under leases or subleases of real property entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(s) Liens that are contractual or common law rights of pledge or rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit, sweep accounts or other bank products of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(t) any Lien granted by any Loan Party in its capacity as trustee in respect of client monies, securities, or other assets;

(u) Liens arising from precautionary Uniform Commercial Code financing statement filings (or other similar filings in non-U.S. jurisdictions);

(v) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(w) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary;

(x) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of banker’s acceptance or documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(y) the modification, replacement, renewal or extension of any Lien permitted by clauses (c), (j), (p), (cc), (gg) and (hh) of this Section 7.01; provided, (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, (B) property that under the written arrangements under which the original Lien arose, could secure and (C) proceeds and products of the foregoing, (ii) that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates and (iii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(z) ground leases in respect of real property on which facilities owned or leased by Holdings or any Restricted Subsidiary are located;

(aa) Liens on equity interests or property of a Non-Loan Party or JV Entity securing permitted Indebtedness or other permitted obligations of such Non-Loan Party and Liens on Equity Interests of any JV Entity (together with assets related thereto and the proceeds or products of any of the foregoing) (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(bb) Liens solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(cc) Liens securing Indebtedness permitted pursuant to Sections 7.03(b) and 7.03(v); provided, such Liens may be either a Lien on the Collateral that is pari passu (to the extent incurred in reliance on the applicable ratio) with the Lien securing the Obligations in respect of the Initial Term B Loans or a Lien ranking junior (to the extent incurred in reliance on the applicable ratio) to the Lien on the Collateral securing such Obligations (but may not be secured by any assets that are not Collateral) and, in any such case if such Indebtedness is not incurred under any Loan Document, the holders of such Indebtedness or a Debt Representative acting on behalf of the holders of such Indebtedness shall become party to the Intercreditor Agreement or otherwise become subject to the provisions of (i) in the case of a Lien on the Collateral that is pari passu with the Lien securing the Obligations in respect of the Initial Term B Loans, (A) if the First Lien Term Loans are outstanding at the time such Lien is granted, the Intercreditor Agreement and (B) otherwise, a Pari Passu Intercreditor Agreement, or (ii) in the case of a Lien ranking junior to the Lien on the Collateral, a Junior Lien Intercreditor Agreement;

(dd) Liens securing Indebtedness permitted pursuant to Section 7.03(n) that rank pari passu or junior to the Liens securing the Obligations in respect of the Initial Term B Loans;

(ee) other Liens securing Indebtedness or other obligations in an aggregate principal amount at the time of such incurrence, when taken together with the aggregate principal amount of all Indebtedness secured by other Liens in reliance on this Section 7.01(ee) and outstanding at such time, not to exceed the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period;

(ff) any Lien arising as a result of a disposal permitted by Section 7.05;

(gg) Liens securing Indebtedness permitted pursuant to Section 7.03(z) (to the extent such (A) Liens are on Collateral (i) that is pari passu with the Lien securing the Obligations in respect of the Initial Term B Loans, the holders of such Indebtedness or a Debt Representative acting on behalf of the holders of such Indebtedness shall become party to (x) if the First Lien Term Loans are outstanding at the time such Lien is granted, the Intercreditor Agreement and (y) otherwise, a Pari Passu Intercreditor Agreement, or (ii) in the case of a Lien ranking junior to the Lien on the Collateral, the holders of such Indebtedness or a Debt Representative acting on behalf of the holders of such Indebtedness shall become party to (x) if the First Lien Term Loans are outstanding at the time such Lien is granted, the Intercreditor Agreement and (y) otherwise, a Junior Lien Intercreditor Agreement and (B) Indebtedness is originally incurred to finance a Permitted Acquisition); provided, to the extent such Indebtedness is a term loan facility of the Loan Parties and such Lien is pari passu with the Lien securing the Obligations in respect of the then existing Term Loans, the terms set forth in the proviso in Section 2.14(h) shall have been complied with as if such Indebtedness was considered an Incremental Term Loan which is a MFN Qualified Term Loan;

(hh) Liens securing Indebtedness permitted pursuant to Section 7.03(x); provided, such Liens may be either a Lien on the Collateral that is pari passu (to the extent incurred in reliance on the applicable ratio) with the Lien securing the Obligations in respect of the Initial Term B Loans or a Lien ranking junior (to the extent incurred in reliance on the applicable ratio) to the Lien on the Collateral securing such Obligations (but may not be secured by any assets that are not Collateral) and, in any such case, the holders of such Indebtedness or a Debt Representative acting on behalf of the holders of such Indebtedness shall become party to or otherwise become subject to the provisions of (i) in the case of a Lien on the Collateral that is pari passu with the Lien securing the Obligations in respect of the Initial Term B Loans, (x) if the First Lien Term Loans are outstanding at the time such Lien is granted, the Intercreditor Agreement and (y) otherwise, a Pari Passu Intercreditor Agreement, and (ii) in the case of a Lien on the Collateral ranking junior to the Lien securing the Obligations in respect of the Initial Term B Loans, (x) if the First Lien Term Loans are outstanding at the time such Lien is granted, the Intercreditor Agreement and (y) otherwise, a Junior Lien Intercreditor Agreement;

(ii) Liens on cash and Cash Equivalents used to defease or satisfy and discharge Indebtedness; provided, such defeasance or satisfaction of Indebtedness is not prohibited hereunder;

(jj) cash collateralization of letters of credit;

(kk) other Liens and privileges arising mandatorily by Law;

(ll) Liens on Securitization Assets arising in connection with a Qualified Securitization Financing;

(mm) non-exclusive licenses or sublicenses of IP Rights granted to others in the ordinary course of business; and

(nn) any interest or title of a licensor or sublicensor under licenses or sublicenses of IP Rights entered into by Holdings or any Restricted Subsidiary in the ordinary course of business.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the accrual or payment of interest, fees and other amounts in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens or Indebtedness for purposes of this Section 7.01.

If any Liens securing obligations are incurred to refinance Liens securing obligations initially incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and such refinancing would cause the percentage of Consolidated EBITDA to be exceeded if such calculation based on Consolidated EBITDA was made on the date of such refinancing, such percentage of Consolidated EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Liens does not exceed the sum of (i) the principal amount of such Indebtedness plus (ii) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing. If any Liens securing obligations are incurred to refinance Liens securing obligations initially incurred in reliance on a basket measured by a fixed dollar amount, such fixed dollar basket will be deemed not to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Liens does not exceed the sum of (i) the principal amount of such Indebtedness plus (ii) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

Section 7.02 Investments. Make any Investments, except:

(a) Investments by Holdings or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made and bank deposits in the ordinary course of business;

(b) loans or advances to current or former officers, directors, managers, partners, consultants, independent contractors and employees (or any respective existing spouses or future spouses of the foregoing) of Holdings or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided, the proceeds of any such loans and advances shall be contributed to the Borrower in cash as common equity), (iii) the proceeds of which are used to pay taxes owed in connection with the vest of Equity Interests in Holdings (or any direct or indirect parent thereof) and (iv) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount not to exceed, in any calendar year, $500,000 (net of any returns or prepayments).

(c) asset purchases (including purchases of inventory, supplies and materials) and the acquisition, licensing or contribution of IP Rights, in each case in the ordinary course of business;

(d) Investments by and among Holdings and the Restricted Subsidiaries; provided, Investments by Loan Parties in Non-Loan Parties under this clause (d) and clause j below shall not exceed, as of the date any such Investment is made (i) an amount equal to (x) the greater of (A) $6,000,000 and (B) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period as of the date such Investment is made minus (y) the aggregate amount of any Investments previously made in reliance on this clause (d)(i) and outstanding at such time plus (ii) an amount equal to (x) any returns of capital or sale proceeds actually received in cash in respect of any such Investments made pursuant to this clause (d) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made) minus (y) the aggregate amount of any Investments previously made in reliance on this clause (d)(ii) and outstanding at such time; provided, any such amounts under this clause (ii) shall not increase the Available Amount, it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof);

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to Section 7.02) under Section 7.01, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, respectively;

(g) Investments in existence on the Closing Date and any modification, replacement, renewal, reinvestment or extension of such Investment; provided, the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts;

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of Holdings (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided, (i) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing immediately prior to the execution of the binding agreement governing such Permitted Acquisition (and, in the case of any Permitted Acquisition prior to the Disposition Date (under and as defined in the First Lien Credit Agreement) no event of Default under Section 8.01(a), 8.01(f) or 8.01(g) shall have occurred and be continuing immediately after consummation of such Permitted Acquisition), (ii) (1) after giving effect to any such purchase or other acquisition, the Total Leverage Ratio calculated on a Pro Forma Basis as of the end of the then most recently ended Test Period does not exceed 4.80:1.00, (2) the acquisition consideration allocated to such Persons that do not become Guarantors or assets that do not become Collateral shall not exceed, when aggregated with Investments by Loan Parties in Non-Loan Parties under clause (d) above, in the aggregate an amount equal to (x) the greater of (A) $6,000,000 and (B) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period as of the date such Investment is made and (iii) if required by the Collateral and Guarantee Requirement, the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral or such acquired Subsidiary shall become a Guarantor contemporaneously with the consummation of such Permitted Acquisition (or such later date as the Administrative Agent may agree);

(k) the Transactions and any Investments made to effect the Transactions;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit, prepayment and customary trade arrangements with customers;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) Investments (as valued at cost at the time each such Investment is made and including all related commitments for future Investments) in an amount for such Investment not exceeding the Available Amount at the time of such Investment; provided no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing;

(o) capital expenditures in respect Holdings or any Restricted Subsidiary in accordance with GAAP (other than any expenditure that involves the acquisition, whether by purchase, merger or otherwise of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or division of, any Person);

(p) advances of payroll payments to employees in the ordinary course of business;

(q) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided, any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(r) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation or company or other Person merged into Holdings or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Guarantee Obligations of Holdings or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness;

(t) Investments made from the net cash proceeds received by Holdings after the Closing Date pursuant to contributions to the common equity capital or issuances of Qualified Equity Interests of Holdings (other than Cure Amounts) that are used by Holdings or a Restricted Subsidiary substantially contemporaneously to make such Investment (and to the extent not otherwise used under this Agreement or applied to the Available Amount) and Investments made in exchange for Qualified Equity Interests of any direct or indirect parent of Holdings (and to the extent not otherwise used under this Agreement or applied to the Available Amount);

(u) other Investments in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments, not exceeding as of the date any such Investment is made (i) the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period as of the date such Investment is made, plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments made pursuant to this clause (u) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided, any such amounts under this clause (ii) shall not increase the Available Amount, it being understood that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof);

(v) Investments in JV Entities and Unrestricted Subsidiaries under this clause (v) in an aggregate amount, as valued at cost at the time each such Investment is made not exceeding (i) the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period as of the date such Investment is made, plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments made pursuant to this clause (v) (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided, any such amounts under this clause (ii) shall not increase the Available Amount, it being understood that that any returns of capital or sale proceeds actually received in cash in respect of any such Investments in excess of the amount of such Investment valued at cost at the time such Investment was made shall increase the Available Amount (to the extent such excess amount of returns or proceeds would otherwise increase the Available Amount pursuant to the definition thereof);

(w) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing (provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as customary Investments in a Securitization Subsidiary in connection with a Qualified Securitization Financing) and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(x) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings;

(y) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided, such Investments were not incurred in contemplation of such redesignation; and

(z) additional Investments; provided, after giving Pro Forma Effect thereto the Total Leverage Ratio for the then most recently ended Test Period (calculated on a Pro Forma Basis) does not exceed 4.80:1.00 (which, at the option of Holdings, may be tested at the time of execution of a binding agreement governing such Investment); provided that, immediately before and immediately after giving Pro Forma Effect to such Investment (which may be determined at the option of Holdings at the execution of a binding agreement governing such Investment), no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing;

provided that, notwithstanding anything in this Section 7.02 to the contrary, no Material Contracts owned by any Loan Party may be contributed as an Investment by any Loan Party to any non-Loan Party.

To the extent an Investment is permitted to be made by a Loan Party directly in or to any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary or Holdings, and further substantially contemporaneously advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly in or to the Target Person).

For purposes of determining compliance with this Section 7.02, in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (z) above, Holdings shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above clauses.

For purposes of determining compliance with any dollar denominated restriction on the making of Investments, the Dollar Equivalent of such Investment denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of Holdings and any of its Subsidiaries under (i) the Loan Documents and (ii) the First Lien Loan Documents as in effect on the date hereof (including any incremental debt permitted under the terms thereof as in effect on the date hereof);

(b) Credit Agreement Refinancing Indebtedness and any Permitted Refinancing thereof, in each case, of the Loan Parties;

(c) [reserved];

(d) Indebtedness as listed on Schedule 7.03 and any Permitted Refinancing thereof; provided that all such Indebtedness of any Loan Party owed to a Non-Loan Party shall be subject to the applicable subordination terms set forth in the Intercompany Note or as otherwise reasonably acceptable to the Administrative Agent;

(e) Guarantee Obligations of Holdings or any Restricted Subsidiary in respect of Indebtedness of Holdings or any of its Restricted Subsidiaries otherwise permitted hereunder; provided, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations; provided further that no Guarantee by any Restricted Subsidiary of the First Lien Term Loans or any Subordinated Debt shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Second Lien Guaranty.

(f) Indebtedness of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary; provided that (i) all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subject to the applicable subordination terms set forth in the Intercompany Note or as otherwise reasonably acceptable to the Administrative Agent and (ii) in the case of any Indebtedness of any such Restricted Subsidiary that is not a Loan Party owing to Holdings, the Borrower or any other Loan Party, such Indebtedness is permitted pursuant to Section 7.02;

(g) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided, such Indebtedness is incurred concurrently with or within three hundred sixty-five (365) days after the applicable acquisition, construction, repair, replacement or improvement), (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks, in the case of clauses (i) and (ii), in an aggregate principal amount not to exceed at any one time outstanding at the time of any incurrence thereof the greater of (x) $3,600,000 and (y) 9% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of incurrence thereof and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(h) Indebtedness in respect of Swap Contracts not for speculative purposes;

(i) [reserved];

(j) Indebtedness representing deferred compensation or stock based compensation to employees of Holdings (or any direct or indirect parent of Holdings) and its Restricted Subsidiaries;

(k) Indebtedness to current or former officers, directors, partners, managers, consultants, independent contractors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06 in an aggregate principal amount outstanding at any time not to exceed $500,000;

(l) Indebtedness incurred by Holdings or any Restricted Subsidiary in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations, obligations in respect of purchase price (including earn-outs and adjustments), incentive, non-compete, consulting or other similar obligations or guarantees securing the performance of Holdings or any Restricted Subsidiary in connection therewith;

(m) Indebtedness consisting of obligations of Holdings or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(n) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case incurred in the ordinary course;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by Holdings or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, or tenant improvement loans, in each case in the ordinary course of business or consistent with past practice;

(r) guarantees of the obligations of suppliers, customers, franchisees, lessors and licensees of Holdings or any Restricted Subsidiary incurred in the ordinary course of business;

(s) [reserved];

(t) arising in respect of the discounting of receivables, which does not exceed, at any one time outstanding at the time of any such incurrence, the greater of (x) $3,600,000 and (y) 9% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of such incurrence;

(u) Indebtedness incurred by a Non-Loan Party, and guarantees thereof by Non-Loan Parties, combined with the aggregate principal amount of Indebtedness that may be incurred or assumed pursuant to clauses (x) and (z) of this Section 7.03 (including any such Indebtedness assumed in connection with a Permitted Acquisition or other permitted Investment), in an aggregate principal amount not to exceed, at any one time outstanding, at the time of any such incurrence, the greater of (x) $2,400,000 and (y) 6% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of such incurrence;

(v) (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) of the Borrower and guarantee thereof by any Loan Party that ranks pari passu or junior to the Obligations in respect of the Initial Term B Loans to the extent that the Borrower shall have been permitted to incur such Indebtedness pursuant to, and such Indebtedness shall be deemed to be incurred in reliance on, Section 2.14 and to the extent such Indebtedness is (I) (x) in the form of MFN Qualified Term Loans and (y) secured on a pari passu basis with the then existing Term Loans, shall be subject to Section 2.14(h) and (II) secured on a pari passu basis with the Lien securing the First Lien Term Loans, to the extent the First Lien Term Loans are outstanding as of the date of such incurrence such Indebtedness shall be deemed incurred in reliance on Section 2.14 or Section 7.03(v) of the First Lien Credit Agreement, as applicable; provided, (A) such Indebtedness shall not mature earlier than (1) the Maturity Date applicable to the Term Loans or (2) in the case of Indebtedness that is junior in right to payment or security to with the then existing Term Loans, 91 days after the Latest Maturity Date then applicable to the Term Loans (provided that the Borrower may incur Indebtedness with a final Maturity Date earlier than the date specified in clauses (1) or (2), as applicable, in the aggregate amount not to exceed the then-available Inside Maturity Date), (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the Term Loans (subject to exceptions under customary Extendable Bridge Loans or, in the case of Indebtedness secured on a pari passu basis with the

Term Loans, to permit amortization in an aggregate annual amount of up to 1% of the original principal amount incurred, (C) no Person is a borrower or guarantor with respect to such Indebtedness unless such Person is the Borrower or a Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations, (D) the affirmative and negative covenants, events of default and mandatory prepayments of such Indebtedness shall not be materially more restrictive to Holdings and its Restricted Subsidiaries than those set forth in the Loan Documents taken as a whole (as determined by Holdings) (other than with respect to economic terms and prepayment or redemption provisions and customary change of control and asset disposition offers), except for covenants, events of default or mandatory prepayments applicable only to those periods after the Latest Maturity Date under the Facility or that are offered for inclusion in the Loan Documents, (E) if such Indebtedness is secured, it shall not be secured by any assets of Holdings or any Restricted Subsidiary that does not constitute Collateral and (F) (x) if such Indebtedness comprises junior lien or unsecured notes or loans, may not be prepaid except to the extent that prepayments of such debt are (i) permitted hereunder and (ii) to the extent required hereunder or pursuant to the terms of any such Indebtedness that is secured on a pari passu basis with the Term Loans, first made or offered to the Term Loans and any such Permitted Alternative Incremental Facilities Debt that is secured on a pari passu basis with the Term Loans; and (y) if such Indebtedness is secured on a pari passu basis with the Term Loans (1) if such Indebtedness has the same maturity, mandatory prepayments and prepayment premiums as any Term Loans, then prepayments shall be made on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis) with such Term Loans or (2) if such Indebtedness does not have the same maturity and prepayment premiums as any Term Loans, then prepayments may be made on a greater than pro rata basis with such Term Loans (such Indebtedness incurred pursuant to this clause (v) being referred to as “Permitted Alternative Incremental Facilities Debt”) (in each case, other than pursuant to a refinancing transaction permitted hereunder or with respect to greater than pro rata payments to an earlier maturing tranche); provided, Permitted Alternative Incremental Facilities Debt may be incurred or issued in the form of an Extendable Bridge Loans, in which case, clauses (A) and (B) of the first proviso of this clause (v) shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions (clauses (A) through (F) hereof are collectively the “Required Ratio Debt Terms”); and (ii) any Permitted Refinancing thereof; provided that, the Borrower agrees to provide the NB Investor Lenders (or other applicable NB Investors on behalf of any NB Investor Lenders) with a bona fide right of first offer to provide the full amount of any Indebtedness incurred pursuant to this Section 7.03(v) (and any NB Investor Lenders’ proportion may be provided by other applicable NB Investors). If the applicable NB Investor Lenders (or other applicable NB Investors) are unwilling to provide such Indebtedness promptly upon request or if the Borrower is not willing to agree to the terms, conditions and economics proposed by such NB Investor Lenders (or other applicable NB Investors), the Borrower may, in its sole discretion, retain any other Persons to provide such Indebtedness on terms, conditions and economics agreed with such other Persons. Any existing Lender offered or approached to provide any portion of such Indebtedness may elect or decline, in its sole discretion, to provide a portion thereof.

(w) additional Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding at the time of such incurrence, the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of such incurrence;

(x) Permitted Ratio Debt and any Permitted Refinancing thereof; provided that, the Borrower agrees to provide the NB Investor Lenders (or other applicable NB Investors on behalf of any NB Investor Lenders) with a bona fide right of first offer to provide the full amount of any Permitted Ratio Debt (and any NB Investor Lenders’ proportion may be provided by other applicable NB Investors). If the applicable NB Investor Lenders (or other applicable NB Investors) are unwilling to provide such Permitted Ratio Debt promptly upon request or if the Borrower is not willing to agree to the terms, conditions and economics proposed by such NB Investor Lenders (or other applicable NB Investors), the Borrower may, in its sole discretion, retain any other Persons to provide such Permitted Ratio Debt on terms, conditions and economics agreed with such other Persons. Any existing Lender offered or approached to provide any portion of such Permitted Ratio Debt may elect or decline, in its sole discretion, to provide a portion thereof;

(y) Indebtedness in respect of Permitted Debt Exchange Notes (as defined in the First Lien Credit Agreement on the date hereof) incurred pursuant to a Permitted Debt Exchange (as defined in the First Lien Credit Agreement on the date hereof) in accordance with Section 2.17 of the First Lien Credit Agreement in effect on the date hereof and any Permitted Refinancing thereof;

(z) Indebtedness incurred to finance a Permitted Acquisition or assumed in connection with any Permitted Acquisition; provided that, (A) if such Indebtedness is secured on a pari passu basis with the Obligations in respect of the First Lien Term Loans, the Secured Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recent Test Period at the time of such incurrence does not exceed 4.80:1.00, (B) if such Indebtedness is secured on a pari passu or junior basis with the Lien securing the Initial Term B Loans, the Secured Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recent Test Period at the time of such incurrence does not exceed 5.10:1.00, (C) if such Indebtedness is unsecured, the Total Leverage Ratio calculated on a Pro Forma Basis as of the end of the most recent Test Period at the time of such incurrence does not 5.40:1.00, (D) other than any Indebtedness incurred by a Non-Loan Party, such Indebtedness shall comply with the Required Ratio Debt Terms (other than with respect to Indebtedness assumed in connection with a Permitted Acquisition or other permitted Investment which Indebtedness shall only comply with clauses (A) and (B) of the definition of “Required Ratio Debt Terms”) and (E) the maximum aggregate principal amount of Indebtedness that may be incurred pursuant to this clause (z) and clause (u) and clause (x) above by Non-Loan Parties (including any such Indebtedness assumed in connection with a Permitted Acquisition or other permitted Investment) shall not exceed at any one time outstanding at the time of such incurrence, the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of such incurrence and (ii) any Permitted Refinancing thereof;

(aa) Indebtedness assumed in connection with any Permitted Acquisition or similar acquisition that is a permitted Investment in an aggregate principal amount not to exceed at any one time outstanding at the time of such assumption thereof the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of incurrence thereof and so long as such Indebtedness was not incurred in contemplation of such Permitted Acquisition or permitted Investment, as applicable, and such Indebtedness is not guaranteed by Holdings or any Restricted Subsidiary (other than by any Person who becomes a Restricted Subsidiary in connection with the foregoing and its subsidiaries) and any Permitted Refinancing thereof;

(bb) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing;

(cc) to the extent constituting Indebtedness, Investments permitted pursuant to Section 7.02 (other than Section 7.02 (f) or (y));

(dd) [reserved];

(ee) Indebtedness incurred by Holdings or any of its Subsidiaries as a result of any guarantee or indemnity provided by Holdings, the Borrower or any of their Subsidiaries for the obligations of Holdings, the Borrower or any of their Subsidiaries in connection with such entity claiming exemption from audit, the preparation and filing of its accounts or other similar exemptions; and

(ff) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ee) above;

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (cc) above (other than with respect to clause (bb)), Holdings shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided, all Indebtedness outstanding under the Loan Documents and the First Lien Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

The accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03 or Section 7.01(ee).

For purposes of determining compliance with any dollar denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided, if such Indebtedness is issued to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the current currency exchange rate in effect on the date of such refinancing, such dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of Holdings dated such date prepared in accordance with GAAP.

For purposes of determining compliance with this Section 7.03, if any Indebtedness is refinanced in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and such refinancing would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Indebtedness does not exceed the sum of (i) the principal amount of such Indebtedness plus (ii) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

If any Indebtedness securing obligations are incurred to refinance Indebtedness initially incurred in reliance on a basket measured by a fixed dollar amount, such fixed dollar basket will be deemed not to be exceeded to the extent the principal amount of such newly incurred Indebtedness does not exceed the sum of (i) the principal amount of such Indebtedness plus (ii) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

Section 7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Restricted Subsidiary (other than the Borrower) may merge or amalgamate with (i) the Borrower (including a merger or amalgamation the purpose of which is to reorganize the Borrower under the laws of a Permitted Jurisdiction); provided the Borrower shall be the continuing or surviving Person in a Permitted Jurisdiction, as applicable, or (ii) any one or more other Restricted Subsidiaries (other than the Borrower); provided, when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person, as applicable, or as otherwise permitted under Section 7.02;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) (A) any Restricted Subsidiary (other than the Borrower) may liquidate, dissolve or wind up, or (B) any Restricted Subsidiary may change its legal form, in each case, if in either case, Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and is not materially disadvantageous to the Lenders (as determined by Holdings in good faith and in consultation with the Administrative Agent);

(c) any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided, if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively, or (iii) if the transferee is a non-Loan Party, in accordance with Section 7.05;

(d) so long as no Default or Event of Default exists or would result therefrom (and treating any Indebtedness that becomes an obligation of any Surviving Entity or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), the Borrower may consolidate with or merge with or into any other Person (whether or not the Borrower is the surviving Person), or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets (or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions) if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition to any other Person or group of Persons of all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries; provided:

(i) either (x) the Borrower shall be the continuing or surviving corporation or (y) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries on a consolidated basis (for the purposes of this Section 7.04(d), the “Surviving Entity”) shall be a Person duly organized and validly existing under the laws of a Permitted Jurisdiction and such Person expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party pursuant to agreements reasonably satisfactory to the Administrative Agent (and the Guarantees or direct borrowing obligations, as applicable, will be confirmed as applying to such Surviving Entity’s obligations);

(ii) the Borrower shall be organized in a Permitted Jurisdiction;

(iii) if requested by the Administrative Agent, the Surviving Entity shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, amalgamation or transfer and all supplemental Loan Documents comply with this Agreement;

(iv) the Surviving Entity shall provide any documentation and other information about such Surviving Entity as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act and Beneficial Ownership Regulation;

(v) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value as reasonably determined by Holdings in good faith and is permitted by Section 7.02 and Section 7.05; and

(vi) after giving effect to such transaction or series of transactions, Holdings shall be a Guarantor.

(e) so long as no Default exists or would result therefrom, Holdings or any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided, when Holdings or any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Person, either Holdings or such Restricted Subsidiary shall be the continuing or surviving Person, as applicable, or the continuing or surviving Person shall be in compliance with Section 6.10, if applicable;

(f) [reserved];

(g) a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided, in any such transaction involving the Borrower, the Borrower shall be the continuing or surviving Person or shall not have been merged, amalgamated, dissolved, wound up, liquidated, consolidated or Disposed of;

(h) Permitted Acquisitions and other Investments permitted pursuant to Section 7.02; and

(i) dispositions of Investments to JV Entities permitted pursuant to Section 7.05(j).

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, used, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings or any Restricted Subsidiary;

(b) Dispositions of inventory, goods and other assets in the ordinary course of business (including allowing any registrations or any applications for registration of any IP Rights that in the reasonable judgment of Holdings are no longer economically practicable to maintain or useful in the conduct of the business of Holdings and its Restricted Subsidiaries, as a whole, to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are applied within three hundred sixty-five (365) days of receipt to the purchase price of such replacement property;

(d) Dispositions of property to Holdings or any Restricted Subsidiary; provided, dispositions by a Loan Party to a Non-Loan Party shall, to the extent such transaction constitutes an Investment, be deemed to be an Investment made pursuant to, and subject to the limitations set forth in, Section 7.02;

(e) Dispositions of assets that are made subject to a Capitalized Lease or Attributable Indebtedness within three hundred sixty-five (365) days of the acquisition, constructions, lease or improvement of the asset so financed;

(f) Dispositions permitted (other than by reference to Section 7.05) by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(g) Dispositions of cash and Cash Equivalents (or Investments that were Cash Equivalents when made);

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings or any Restricted Subsidiary, taken as a whole;

(i) transfers of property subject to, and Dispositions that constitute, Casualty Events;

(j) Dispositions of Investments in JV Entities or non-Wholly-Owned Restricted Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such JV Entity or shareholders of such non-Wholly-Owned Restricted Subsidiary set forth in shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly-Owned Restricted Subsidiary;

(k) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(l) Dispositions or discounts of receivables or notes receivable arising in the ordinary course of business;

(m) the unwinding of any Swap Contract pursuant to its terms;

(n) Permitted Sale Leasebacks;

(o) Dispositions or sales of de minimis number of Equity Interests of a Non-U.S. Subsidiary in order to qualify members of the governing body of such Subsidiary pursuant to requirements of law;

(p) Dispositions not otherwise permitted pursuant to this Section 7.05; provided, (i) such Disposition shall be for fair market value as reasonably determined by Holdings in good faith, (ii) with respect to any Disposition pursuant to this clause (p) for a purchase price in excess of $2,400,000, Holdings or any Restricted Subsidiary shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (provided, however, that for the purposes of this clause (p)(ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of Holdings or any Restricted Subsidiary (other than Subordinated Debt) and the valid release of Holdings or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by Holdings or any Restricted Subsidiary from the transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness (other than Subordinated Debt) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that Holdings or any Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and (D) aggregate non-cash consideration received Holdings or any Restricted Subsidiary for all Dispositions under this clause (p) having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed, at any time outstanding at the time of such applicable Disposition, the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of such Disposition (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration) and (iii) Holdings or any Restricted Subsidiary, as applicable, complies with the applicable provisions of Section 2.05;

(q) Dispositions not otherwise permitted pursuant to this Section 7.05 in an aggregate amount not to exceed, in any calendar year, the greater of (x) $2,400,000 and (y) 6% of Consolidated EBITDA of Holdings as of the last day of the most recently ended Test Period at the time of such applicable Disposition;

(r) Holdings or any Restricted Subsidiary may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;

(s) Dispositions of non-core or obsolete assets acquired in connection with Permitted Acquisitions;

(t) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of Holdings or any Restricted Subsidiary as a whole, as determined in good faith by Holdings;

(u) [reserved];

(v) [reserved];

(w) any Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(x) Dispositions of real property and other assets in connection with the relocation of offices or executive officers or employees of Holdings or any Subsidiary;

(y) non-exclusive licenses or sublicenses of IP rights in the ordinary course of business;

(z) [reserved]; and

(aa) the sale by any Loan Party of any Equity Interests in any Non-Loan Party to any Non-Loan Party.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than Holdings, the Borrower or any Subsidiary Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by Holdings, upon the certification by Holdings that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed necessary or appropriate in order to effect the foregoing, including for the avoidance of doubt, delivery of documentation and filing (or authorizing the filing) of financing statement amendments to effect the release of any such Liens.

Section 7.06 Restricted Payments. Make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to Holdings or other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Restricted Subsidiary, to Holdings and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) Holdings may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided, any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) Holdings, its or any of its direct or indirect parent’s may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests;

(c) Restricted Payments made to consummate the Transactions;

(d) to the extent constituting Restricted Payments, Holdings and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.03(k), Section 7.04 or Sections 7.07(e) and (n), and in each case, transactions in connection therewith;

(e) repurchases of Equity Interests in the ordinary course of business in Holdings (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options, warrants, settlement or vesting if such Equity Interests represent a portion of the exercise price of such options, warrants, settlement or vesting;

(f) Holdings or any Restricted Subsidiary may, in good faith, pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, advisor, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Holdings or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of Holdings (or any direct or indirect parent thereof) or any Subsidiary; provided, such payments do not to exceed in any calendar year the sum of (i) the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings as of the last day of the most recently ended Test Period at the time of such payment (provided, any unused portion of this clause (i) for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(f)(i) in any calendar year (after giving effect to such carry forward) shall not exceed the greater of (x) $9,000,000 and (y) 18% of Consolidated EBITDA of Holdings as of the last day of the most recently ended Test Period) plus (ii) the cash proceeds of keyman life insurance policies received by Holdings or a Restricted Subsidiary after the Closing Date plus (iii) the amount of net cash proceeds from the sale of Equity Interests in Holdings and contributed to the Borrower for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by an employee, director, advisor, manager, officer or consultant to the extent not otherwise used under this Agreement or applied to the Available Amount; provided, cancellation of Indebtedness owing to Holdings or any of its Subsidiaries from members of management of Holdings or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g) Holdings and any Restricted Subsidiary may make Restricted Payments to any direct or indirect holder of an Equity Interest in Holdings:

(i) [reserved].

(ii) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including administrative, legal, accounting and similar fees and expenses provided by third parties as well as trustee, directors, managers and general partner fees) that are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of Holdings attributable to the direct or indirect ownership or operations of Holdings and its Subsidiaries) and fees and expenses otherwise due and payable by Holdings or any Restricted Subsidiary and permitted to be paid by Holdings or such Restricted Subsidiary under this Agreement not to exceed $1,200,000 in any fiscal year;

(iii) the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its (or any of its direct or indirect parents’) existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided, (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to the Borrower or a Restricted Subsidiary (provided, any such amounts under this clause (iv)(B) shall not increase the Available Amount or otherwise increase any basket under this Agreement that builds by amounts contributed to the Borrower or any Restricted Subsidiary) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.10;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(h) payments in the form of Equity Interests of Holdings (other than Disqualified Equity Interests and to the extent not otherwise used under this Agreement or applied to the Available Amount);

(i) Restricted Payments made to finance expenses properly incurred in connection with the issuance or incurrence of a refinancing of Indebtedness permitted under this Agreement;

(j) so long as no Event of Default is continuing or would result therefrom, Restricted Payments made from the net cash proceeds received by Holdings after the Closing Date pursuant to contributions to its common equity capital or issuances of Equity Interests (other than Disqualified Equity Interests) of Holdings (other than received as a Cure Amount and to the extent not otherwise used under this Agreement or applied to the Available Amount) that are used substantially contemporaneously to make such Restricted Payment;

(k) Holdings or any Restricted Subsidiary may pay any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(l) Holdings or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(m) so long as no Event of Default is continuing or would result therefrom, Holdings or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed at the time of such Restricted Payment the greater of (i) (x) $14,000,000 per annum so long as the Total Leverage Ratio, after giving pro forma effect to such Restricted Payment, is less than or equal to 6.50:1.00 but greater than 5.00:1.00 or (y) $21,000,000 per annum so long as the Total Leverage Ratio, after giving pro forma effect to such Restricted Payment, is less than or equal to 5.00:1.00, in each case, minus the aggregate amount of Restricted Payments made prior to such date in reliance on this clause (m), plus (ii) additional Restricted Payments so long as the Total Leverage Ratio, after giving pro forma effect to such Restricted Payment is less than 4.00:1.00; and

(n) Holdings or any Restricted Subsidiary may make additional Restricted Payments in an individual amount not to exceed the then Available Amount; provided, (i) at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) at the time of such Restricted Payment utilizing amounts pursuant to clause (a) of the definition of “Available Amount” and after giving effect thereto and to the incurrence of any Indebtedness in connection therewith, the Total Leverage Ratio as of the end of the most recently ended Test Period at the time of such Restricted Payment, on a Pro Forma Basis, would be equal to or less than 4.00:1.00.

Section 7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than:

(a) transactions between or among Holdings or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms not less favorable to Holdings or any Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transactions and the payment of fees and expenses related to the Transactions (including the issuance of Equity Interests to any officer, director, manager, employee or consultant of Holdings or any of its Subsidiaries in connection with the Transactions);

(d) (i) any purchase by Holdings of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any contribution by Holdings to the equity capital of the Borrower and (ii) any issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings and any contribution by any equity holder of Holdings to the equity capital of the Borrower;

(e) [reserved];

(f) payments or loans (or cancellation of loans) to any officer, director, manager, employee or consultant of Holdings or any of its Subsidiaries that are approved by a majority of Holdings’ board of directors, subject to the limitations set forth in Section 7.02;

(g) loans and other transactions by and among the Loan Parties and/or one or more Subsidiaries to the extent otherwise permitted under this Article VII;

(h) employment and severance arrangements between Holdings or any Restricted Subsidiary and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i) to the extent permitted by Sections 7.06(g)(iii), payments by Holdings and its Restricted Subsidiaries pursuant to any tax sharing agreements among Holdings (and any such direct or indirect parent thereof) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(j) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k) transactions pursuant to agreements set forth on Schedule 7.07 or any amendment thereto in effect as of the Closing Date or the date of delivering such amendment pursuant to Section 6.12 and any amendment to such agreements to the extent such an amendment is not adverse to the Lenders in any material respect (as determined by Holdings in good faith);

(l) Investments permitted pursuant to Section 7.02, Indebtedness permitted pursuant to Section 7.03, transactions permitted pursuant to Section 7.04, Dispositions permitted pursuant to Section 7.05, and Restricted Payments permitted pursuant to Section 7.06 (other than, in each case, by reference to this Section 7.07; provided that Restricted Payments made pursuant Section 7.06(d) shall be permitted);

(m) assignments of Term Loans to Sponsor Affiliated Lenders to the extent permitted pursuant to Section 10.07(j);

(n) [reserved];

(o) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transactions were not entered into in contemplation of such redesignation;

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation;

(q) royalty-free licenses of any of the Loan Parties’ or their Restricted Subsidiaries’ trademarks, trade names and business systems by the Loan Parties to Restricted Subsidiaries that are not Loan Parties; and

(r) transactions involving aggregate payments or consideration of less than $1,200,000.

Section 7.08 Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner loans under any Subordinated Debt (other than Indebtedness among any of Holdings and its Restricted Subsidiaries) or Junior Financing Debt (it being understood that payments of regularly scheduled interest (including capitalization of interest), applicable high yield debt obligation payments and mandatory prepayments under any such Subordinated Debt Documents or any such documentation governing Junior Financing Debt shall not be prohibited by this clause), except for:

(i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing);

(ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of Holdings; and

(iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an individual amount not to exceed:

(A) so long as no Event of Default is continuing or would result therefrom, the net cash proceeds received by Holdings after the Closing Date pursuant to contributions to its common equity capital or issuances of Equity Interests (other than Disqualified Equity Interests) of Holdings (other than received as a Cure Amount and to the extent not otherwise used under this Agreement or applied to the Available Amount) that are used substantially contemporaneously to make such prepayments, redemptions, purchases, defeasances and other payments; plus

(B) so long as no Event of Default is continuing or would result therefrom, together with other amounts made in reliance on this clause (B), the greater of (x) $6,000,000 and (y) 12% of Consolidated EBITDA of Holdings (calculated on a Pro Forma Basis) as of the last day of the most recently ended Test Period at the time of such prepayments, redemptions, purchases, defeasances and other payments; plus

(C) the Available Amount; provided, (i) if any such prepayment, redemption, purchase, defesances or other payment is made utilizing amounts pursuant to clause (a) of the definition of “Available Amount”, after giving Pro Forma Effect thereto, the Total Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 4.80:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such prepayment, redemption, purchase, defeasance and other payment and (ii) no Event of Default shall have occurred and be continuing or would result therefrom; plus

(D) additional prepayments, redemptions, purchases, defeasances and other payments; provided, after giving Pro Forma Effect thereto, (1) the Total Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 4.20:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such prepayment, redemption, purchase, defeasance and other payment and (2) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 7.09 Anti-Layering. Notwithstanding anything to the contrary contained in the First Lien Loan Documents, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, permit, create, incur, assume or suffer to exist any Indebtedness (whether pursuant to a refinancing or otherwise) that (a) is Subordinate or Junior (as defined below) to the First Lien Obligations unless such Indebtedness is Subordinate or Junior to the First Lien Obligations to at least the same extent, and on the same terms, as the Obligations are Subordinate or Junior to the First Lien Obligations, and (b) is secured by a Lien that is Subordinate or Junior to the Lien securing the First Lien Obligations on the Closing Date unless such Lien is Subordinate or Junior to the Lien securing the First Lien Obligations to at least the same extent, and on the same terms, as the Lien securing the Obligations is Subordinate or Junior to the Lien securing the First Lien Obligations. For the avoidance of doubt, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, grant (or permit a secured party to grant) a new security interest in the Collateral securing the First Lien Obligations, agree to (or permit a secured party to agree to) the creation or imposition of a new security interest in the Collateral securing the First Lien Obligations, or allocate any security interest in the Collateral securing the First Lien Obligations, in each case, that is Subordinate or Junior to the Liens on the Collateral securing the First Lien Obligations (including Net Cash Proceeds thereof and payments with respect thereto) in favor of the First Lien Collateral Agent pursuant to the First Lien Collateral Documents (i.e., by creating new junior or separate junior security interests in such Collateral securing the First Lien Obligations), unless such security interest is Subordinate or Junior to the First Lien Obligations to at least the same extent, and on the same terms, as the Lien securing the Obligations is Subordinate or Junior to the Lien securing the First Lien Obligations. None of the foregoing provisions of this Section 7.09 shall prohibit the incurrence of Indebtedness pursuant to any Additional Senior Obligations (as defined in the Intercreditor Agreement) in accordance with the terms of the First Lien Credit Agreement as in effect on the date hereof (without any waivers or amendments of the amount, terms and conditions related to such Additional Senior Lien Obligations] (as defined in the Intercreditor Agreement)). For purposes hereof “Junior” or “Subordinate” means subordinate or junior as to: (i) right of payment; or (ii) other rights or remedies or otherwise, in each case, of, or with respect to, any Collateral or Net Cash Proceeds (but not with respect to the application or distribution of payments pursuant to Section 8.04 of the First Lien Credit Agreement as in effect on the date hereof, without any waivers or amendments). Notwithstanding the forgoing or any provision in any Loan Document to the contrary, the First Lien Collateral Agent and the other First Lien Secured Parties may amend any waterfall of payments provisions or application of Net Cash Proceeds (as defined in the First Lien Credit Agreement) provisions contained in the First Lien Loan Documents and to create first-out or last-out tranches, in each case, even if such actions may result in the creation of one or more classes of claims in respect of the First Lien Obligations pursuant to the applicable provisions of Bankruptcy Law.

Section 7.10 [Reserved].

Section 7.11 Nature of Business, Fiscal Year and Accounting.

(a) Holdings and the Restricted Subsidiaries shall not otherwise engage in any material lines of business other than those conducted by Holdings and the Restricted Subsidiaries on the Closing Date after giving effect to the Transactions or any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

(b) For financial reporting purposes, Holdings and the Restricted Subsidiaries’ fiscal year shall not end on any date other than December 31 (other than any Subsidiary acquired after the Closing Date); provided, however, that Holdings may, upon written notice to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

(c) No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to make any change in accounting policies or reporting practices in any manner that is materially adverse to the Lenders, except as required or permitted by GAAP.

Section 7.12 Holdings Covenant. Notwithstanding anything contained herein to the contrary, Holdings will not conduct, transact or otherwise engage in any active business or operations other than through the Borrower and its Subsidiaries. The foregoing will not prohibit Holdings from taking actions related to the following (and activities incidental thereto):

(a) its ownership of the Equity Interests of the Borrower (and for the avoidance of doubt, Holdings will not directly hold any Equity Interests other than the Equity Interests of the Company);

(b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(c) the performance of its obligations with respect to the Facility, other Indebtedness permitted by this Agreement (but not, for the avoidance of doubt, Indebtedness for borrowed money except to the extent permitted by clauses (f) and (h) below or owed to the Borrower or any Subsidiary), the Acquisition Agreement and the other agreements contemplated by the Acquisition Agreement;

(d) any offering of its common stock or any other issuance of its Equity Interests;

(e) the making of Investments or Restricted Payments; provided that Holdings will not be permitted to make Restricted Payments using the cash from the Borrower or any Subsidiary unless such cash has been dividend or otherwise distributed to Holdings as a permitted Restricted Payment pursuant to the terms of Section 7.06;

(f) the incurrence of Permitted Holdings Debt and the HAC Loan;

(g) making contributions to the capital or acquiring Equity Interests of its Subsidiaries;

(h) guaranteeing the obligations of the Borrower and its Subsidiaries;

(i) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group;

(j) holding any cash or property (including cash and property received in connection with Restricted Payments made by the Borrower, but excluding the Equity Interests of any Person other than the Borrower);

(k) providing indemnification to officers and directors;

(l) the making of Investments consisting of Cash Equivalents;

(m) the consummation of the Transactions; and

(n) activities incidental to the businesses or activities described above.

Section 7.13 Amendments or Waivers of Organizational Documents and Certain Related Agreements. Except as set forth in Section 7.14, no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organization Documents or any of its material rights under any related agreement after the Closing Date without in each case obtaining the prior written consent of the Required Lenders, to such amendment, restatement, supplement or other modification or waiver, except, in each case, to the extent such amendment, restatement, supplement or other modification could not reasonably be expected to be adverse in any material respect to any Lenders.

Section 7.14 Amendments or Waivers with respect to Certain Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any documents governing Indebtedness secured by a Lien junior to the Lien securing the Obligations or any Subordinated Debt Documents or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of the documents governing Indebtedness secured by a Lien junior to the Lien securing the Obligations or the Subordinated Debt Documents (or, in each case, of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse in any material respect to any Loan Party or Lenders.

Section 7.15 Sale and Lease-Back Transactions. No Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any Sale Leaseback that is not a Permitted Sale Leaseback and otherwise permitted under Section 7.01 and Section 7.03 of this Agreement.

Section 7.16 No Negative Pledges. No Loan Party shall, and no Loan Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Restricted Subsidiary’s Equity Interests or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Restricted Subsidiary except pursuant to Credit Agreement Refinancing Indebtedness or any Permitted Refinancing consistent with the terms hereof, those contained in the First Lien Loan Documents or in the documents evidencing other Indebtedness permitted hereunder but only to the extent not more restrictive than the restrictions contained in the First Lien Loan Documents. No Loan Party shall, and no Loan Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets pledged to the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations, whether now owned or hereafter acquired except (i) in connection with any document or instrument governing Liens permitted pursuant to Section 7.01(j), provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens and (ii) any prohibition or limitation that (A) exists pursuant to applicable requirements of law, (B) consists of customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property permitted under Section 7.05 pending the consummation of such sale or disposition, but only with respect to the property subject to such sale or disposition or (C) restricts licensing or sublicensing or assignment of a contract (provided nothing therein limits the ability of a party thereto to assign its interests in and to all proceeds derived from or in connection with such contract), of any Loan Party or Restricted Subsidiary thereof permitted hereunder.

ARTICLE VIII

Events of Default and Remedies

Section 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document, in each case, unless such failure to pay is caused by an administrative or technical error; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a), Section 6.04 (solely with respect to the Borrower’s existence) or Section 6.11 or (ii) Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by Holdings of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for forty-five (45) days commencing upon the earlier of (x) receipt by Holdings of written notice thereof by the Administrative Agent or the Required Lenders or (y) the knowledge thereof by a Responsible Officer of Holdings (provided that the forty-five (45)-day grace period shall not apply to Specified Representations or Specified Acquisition Agreement Representations); or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness in excess of the Threshold Amount, or any other event occurs (other than (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment pursuant to customary asset sale provisions), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided, this clause (e)(B) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, debtor-in-possession, insolvency practitioner or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or is deemed unable to pay its debts as they fall due for the purposes of any Debtor Relief Law, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Collateral Documents. Any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender, or the satisfaction in full of all the Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect or ceases to create a valid and perfected second priority lien (to the extent such concept exists under applicable Law) Lien (subject to Liens permitted under the Loan Documents and any Liens and privileges arising mandatorily by Law) on a material portion of the Collateral covered thereby; or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document;

(j) Change of Control. There occurs any Change of Control; or

(k) ERISA. An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of a Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

Section 8.02 Remedies Upon Event of Default.

(a) If any Event of Default occurs and is continuing (other than an Event of Default under Section 8.01(b)(ii) unless the conditions of the second proviso contained therein have been satisfied), the Administrative Agent may, with the consent of the Required Lenders, and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) [reserved];

(iv) [reserved]; and

(v) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrower, all Commitments and the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by Holdings, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Restricted Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5% of the Consolidated EBITDA of Holdings and its Restricted Subsidiaries as of the then most recently ended Test Period.

Section 8.04 Application of Funds. If (x) the circumstances described in Section 2.12(g) have occurred or (y) after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to any other Secured Parties (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Fifth payable to them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent regardless of whether a Default has occurred and is continuing. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article (other than the provisions of Section 9.09 and Section 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and neither Holdings nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.09 and Section 9.11).

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of and as security agent for (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for or as agent under a parallel debt structure for the benefit of) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and Article X as if set forth in full herein with respect thereto.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any Affiliates, agents, employees or attorneys-in-fact, such sub-agents that it selects in the absence of gross negligence, bad faith or willful misconduct. The exculpatory provisions of this Article shall apply to any such Affiliates, agents, employees or attorneys-in-fact, such sub-agents, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent (except for its own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for (or shall have any duty to ascertain or inquire into) any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, the value or the sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein or that the Liens granted to the Collateral Agent have been properly or sufficiently created, perfected, protected, enforced or entitled to any particular priority, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable requirements of law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Holdings referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide (and shall not be liable for the failure to provide) any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence, bad faith or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided, no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any reasonable and documented costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Holdings; provided, such reimbursement by the Lenders shall not affect Holdings’ continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08 Agents in their Individual Capacities. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Administrative Agent were not the Administrative Agent hereunder and without notice to or consent, or any duty to accept therefor to, of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent and Collateral Agent upon thirty (30) days’ notice to the Lenders and Holdings. If the Administrative Agent or the Collateral Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or Holdings may, upon ten (10) Business Days’ notice, remove the Administrative Agent or the Collateral Agent, as applicable. If the Administrative Agent resigns under this Agreement or such notice of removal is delivered, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of Holdings at all times other than during the existence of an Event of Default under Section 8.01(a), (f) or (g) (which consent of Holdings shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Administrative Agent receives notice of removal, then (x) in the case of a resignation, the Administrative Agent may appoint, after consulting with the Lenders and Holdings, a successor agent from among the Lenders and (y) in the case of a removal, Holdings may, after consulting with the Required Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring or removed Administrative Agent and Collateral Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(b)), and the retiring or removed Administrative Agent’s appointment, powers and duties as the Administrative Agent and Collateral Agent shall be terminated. After the retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent and Collateral Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and Collateral Agent by the date which is thirty (30) days following the retiring or removed Administrative Agent’s notice of resignation or removal or Holdings notify the Lenders that no qualifying Person has accepted the appointment, the retiring or removed Administrative Agent’s resignation or removal, as applicable, shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable under applicable Law, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring or removed Administrative Agent and Collateral Agent, and the retiring or removed Administrative Agent and Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents. The fees payable by Holdings to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Holdings and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent and its agents and sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.10 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Holdings) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator, supervisor, administrator or administrative receiver or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (f) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.11 Collateral and Guarantee Matters. The Lenders and the Secured Parties irrevocably agree:

(a) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) (the date on which the requirements of this clause (i) are first satisfied, the “Termination Date”), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below, (v) if the property subject to such Lien becomes “Excluded Collateral” and (vi) in connection with any ground lease entered into by Holdings or its Subsidiaries, to subordinate the Liens held by the Administrative Agent or Collateral Agent to the rights and interests of the holder of the leasehold estate under such ground lease or to any other Lien thereon that, in each case, is permitted by Section 7.01(z);

(b) the Administrative Agent and the Collateral Agent, as applicable, are authorized to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(j), (k), (p), and (t);

(c) if any Subsidiary Guarantor ceases to be a Restricted Subsidiary, or becomes an Excluded Subsidiary (provided that no release shall occur if such Subsidiary Guarantor becomes an Excluded Subsidiary by virtue of no longer being a Wholly-Owned Restricted Subsidiary of a Loan Party unless it is no longer a Subsidiary of any Loan Party or it is becoming a bona fide joint venture in a transaction otherwise permitted hereunder), in each case as a result of a transaction or designation permitted hereunder or a Change in Law, (x) such Subsidiary shall be automatically released from its obligations under the Guaranty and (y) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary (to the extent such Equity Interests have become Excluded Equity or are being transferred to another Person) shall be automatically released;

(d) upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11;

(e) at the request of Holdings from time to time, the Administrative Agent and the Collateral Agent will, and are hereby irrevocably authorized and directed by the Lenders and the other Secured Parties to, in each case on behalf of such Lender or other Secured Party and without any further consent, authorization or other action by such Lender or other Secured Party, execute and deliver one or more amendments, supplements or other modifications to the Collateral Documents to:

(i) cure any ambiguity, omission, defect or inconsistency therein or reflect changes of a minor, technical or administrative nature;

(ii) provide for Liens permitted by Section 7.01;

(iii) add to the Collateral;

(iv) make any changes necessary or desirable, in the good faith determination of Holdings, in order to implement any transaction that is subject to Section 7.04 and is completed in compliance therewith;

(v) make any other change to the Collateral Documents to provide for additional Indebtedness or other obligations that are permitted by the terms of this Agreement to be secured by a Lien on the Collateral on a pari passu or junior basis with the Liens securing the Obligations, including changes to the “Secured Obligations” (or similar term) in the Collateral Documents (or any other term, however described, relating to the obligations of the Loan Parties and the Restricted Subsidiaries that are subject to the security interest granted therein);

(vi) amend or modify any Collateral Document to the extent necessary to (A) conform any restriction or limitation contained therein to any analogous restriction or limitation contained in this Agreement or to eliminate any restriction or limitation therein that is not contained in this Agreement except to the extent such restriction or limitation is necessary to create, perfect, preserve or enforce the security interest in the Collateral purported to be created by such Collateral Document and (B) conform the Collateral and Guarantee Requirement (including any amendment or other modification to exclude from the Liens created or purported to be created by such Collateral Document any assets that, in accordance with the Collateral and Guarantee Requirement, would not be or would no longer be required to be subject to such Liens (it being understood and agreed that such exclusion may provide that its effectiveness is delayed until the satisfaction of any requirement set forth in the Collateral and Guarantee Requirements that must be satisfied in order for such assets to not be required, in accordance with the Collateral and Guarantee Requirements, to be subject to such Liens)); and

(vii) make any other change thereto that does not adversely affect the Lenders or the other Secured Parties in any material respect; and

(viii) to enter into any Pari Passu Intercreditor Agreement, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other intercreditor agreement or subordination agreement expressly contemplated by this Agreement.

Section 9.12 Other Agents; Arrangers and Managers. None of the Lenders or the Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder and all such Persons shall have the benefit of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Holdings shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.14 Withholding Tax. To the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, this Section 9.14 shall not limit or expand the obligations of Holdings, the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

Section 9.15 [Reserved].

Section 9.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings or any other Loan Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and the Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE X

Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement or other Loan Documents, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Holdings or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders; provided, to the extent such waiver, amendment or modification was delivered to the Administrative Agent and does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent’s failure to so execute shall not impact the effectiveness of such waiver, amendment or modification) and Holdings or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby;

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.08, fees or other amounts (other than default interest) without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce the principal of, or (subject to Section 1.15) the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of “Total Leverage Ratio” or “Secured Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees; provided, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate);

(d) (i) change any provision of this Section 10.01 or the definition of “Required Lenders” without the written consent of each Lender;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided, any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (e) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(f) change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans;

(g) release all or substantially all of the value of the Guarantees in any transaction or series of related transactions, without the written consent of each Lender; provided, any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (g) to the extent such transaction does not result in the release of all or substantially all of the Guarantees;

(h) [reserved];

(i) waive, amend or modify the provisions of Section 2.13 or the definition of “Applicable Percentage” in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction otherwise permitted under Sections 2.05(d), 2.14, 2.15 or 2.18) without the written consent of each Lender directly and adversely affected thereby; or

(j) waive, amend or modify the provisions of Section 8.04 without the written consent of each Lender directly and adversely affected thereby;

and provided, further, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (ii) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders.

Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and Holdings (i) to add one or more additional credit facilities to this Agreement to effect the provisions of Sections 2.14, 2.15 and 2.18 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, (b) [reserved], (c) upon notice thereof by Holdings to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by Holdings and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section and (d) this Agreement and the other Loan Documents may be amended or supplemented by an agreement or agreements in writing by Holdings and the Administrative Agent, without the need to obtain the consent of any Lender, to cure any ambiguity, omission, defect or inconsistency or reflect changes of a minor, technical or administrative nature; provided that the Required Lenders shall have been afforded five (5) Business Days to object to such amendment.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to the Intercreditor Agreement, any Pari Passu Intercreditor Agreement (or form thereof), any Junior Lien Intercreditor Agreement (or form thereof) and/or any other intercreditor or subordination arrangements entered into in connection herewith (i) that is for the purpose of adding the holders of Indebtedness (or any Permitted Refinancing of the foregoing) (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement, such Pari Passu Intercreditor Agreement, such Junior Lien Intercreditor Agreement or such other intercreditor or subordination arrangement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable intercreditor or subordination agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), (ii) that is expressly contemplated by the Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and/or any other intercreditor or subordination arrangements entered into in connection herewith or (iii) that effects changes that are not material to the interests of the Lenders; provided that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

If any amendment or modification to the First Lien Credit Agreement amends or modifies any covenant or an event of default contained in the First Lien Credit Agreement (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the Closing Date, or if any amendment or modification to the First Lien Credit Agreement adds an additional covenant or event of default therein, the Loan Parties acknowledge and agree that this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents, without the need for any further action or consent by Holdings, the other Loan Parties, or any other party. In furtherance of the foregoing, the Loan Parties shall permit the Administrative Agent and the Lenders to document each such similar amendment or modification to this Agreement or such other Loan Document or insert a corresponding new covenant or event of default in this Agreement or such other Loan Document (subject to a requirement to reflect a 20% cushion for any dollar baskets above the amount agreed under the First Lien Credit Agreement) without any need for any further action or consent by Holdings or any other Loan Party.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of Holdings without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Furthermore, with the consent of the Administrative Agent at the request of Holdings (without the need to obtain any consent of any Lender), any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or electronic mail transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Administrative Agent or the NB Investor Lenders, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to Holdings and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided, notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Holdings may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Holdings and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or the Borrower or their securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Holdings even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings other than those arising as a result of such Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Notice to other Loan Parties. Holdings agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to Holdings in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the NB Investor Lenders for all reasonable and documented out-of-pocket costs and expenses (including but not limited to expenses of the Administrative Agent’s and the NB Investor Lenders’ diligence investigations, fees of consultants hired with Holdings’ prior written consent (such consent not to be unreasonably withheld or delayed) and travel expenses) associated with the preparation, negotiation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement, the other Loan Documents and any ancillary documents in connection with the foregoing, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited in the case of Attorney Costs to all Attorney Costs of Fried, Frank, Harris, Shriver & Jacobson LLP and to all Attorney Costs of Holland & Knight LLP (or other counsel retained by the Administrative Agent or NB Investor Lenders with Holdings’ consent (such consent not to be unreasonably withheld or delayed)) and one local and foreign counsel in each appropriate jurisdiction, which may be a single local or foreign counsel acting in multiple jurisdictions, and in the case of an actual or reasonably perceived conflict of interest where the affected Persons informs Holdings of such conflict, of one such other firm of counsel for the affected Persons and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and one counsel to the NB Investor Lenders taken as a whole (and, in the case of an actual or perceived conflict of interest where an NB Investor Lender(s) affected by such conflict informs the Borrower of such conflict and thereafter retains its/their own counsel, of another firm of counsel for such affected Person)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly, and in no event no later than thirty (30) calendar days, following receipt by Holdings of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, partners, equity holders, members, controlling persons, counsel, agents, trustees, advisors, and other representatives and the successors and assigns of each of the foregoing (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented out-of-pocket fees and expenses (including reasonable Attorney Costs of (i) one counsel for the Agent-Related Persons and their related Indemnitees (the “Agent Indemnitees”), (ii) one counsel for the NB Investor Lenders and their related Indemnitees) and (iii) one counsel for all other Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee or group of similarly affected Indemnitees) and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the negotiation, execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by Holdings, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Holdings, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) except for the Administrative Agent and the Collateral Agent, a material breach of the Loan Documents by such Indemnitee or one of its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of Holdings, the Borrower or any of their Affiliates (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or similar role under the Loan Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment)). Without in any way limiting the indemnification obligations of the Loan Parties under this Section 10.05, no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) other than any punitive, indirect or consequential damages that otherwise represent Indemnified Liabilities of any Loan Party arising from a claim by a third party unaffiliated with any Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly, and in no event later than thirty (30) calendar days, after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents and the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, other than any Taxes that represent losses, liabilities, damages, claims, etc. arising from any non-Tax claim.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.

Except as otherwise provided herein, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(g), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h). Any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(g) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Right to Assign. Subject to Section 10.07(j) below with respect to Sponsor Affiliated Lenders, any Lender may sell, assign or transfer all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with respect to Term Loans and/or Term Loan Commitments:

(A) to any Person meeting the criteria of clause (a) or (d) of the definition of “Eligible Assignee” upon the giving of notice to Holdings and the Administrative Agent;

(B) to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee” and consented to by each of (x) Holdings and (y) the Administrative Agent (each consent not to be unreasonably withheld, delayed or conditioned); and

(C) to any Person meeting the criteria of clause (c) of the definition of “Eligible Assignee” upon giving effect to such assignment pursuant to Section 10.07(j); and

provided, notwithstanding the foregoing clauses (i) and (ii), the consent of Holdings shall not be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing; provided, further, (x) Holdings’ refusal to accept an assignment to a Disqualified Lender will be deemed to be reasonable, (y) Holdings’ consent will be required with respect to any assignment to Disqualified Lenders, and (z) to the extent the consent of Holdings is required, Holdings shall be deemed to have consented to such assignment (other than an assignment to a Disqualified Lender) unless they have objected by written notice to the Administrative Agent within ten (10) Business Days of having received written notice thereof.

(c) Mechanics. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be integral multiples of $1,000,000 unless Holdings and the Administrative Agent otherwise consent or such assignment is made by or to a NB Investor or if the assignor’s entire interest in such facility is being made; provided, (1) no such consent of Holdings shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (i) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, (ii) pay to the Administrative Agent, for the account of the Administrative Agent, a processing and recordation fee of $3,500 (which fee may be waived in the Administrative Agent’s sole discretion) and (iii) the assigning Lender shall provide to Holdings a copy of such requested Assignment and Assumption irrespective of whether or not an Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing or whether Holdings otherwise has a consent right;

(C) the performance by the Administrative Agent of all necessary “know your customer” or other similar checks under applicable laws and regulations in relation to each new Lender, the completion of which shall be evidenced by the countersignature of the Administrative Agent to the Assignment and Assumption (which, for the avoidance of doubt, shall not be construed to constitute a requirement for consent of the Administrative Agent);

(D) the Assignee, if it is not currently a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, a duly executed IRS Form W-9 or such other applicable IRS Form and any documentation required by Sections 3.01(g); and

(E) the Assignee shall not be a Disqualified Lender or a Defaulting Lender.

provided, nothing in this paragraph (c) shall prohibit any Lender from (i) assigning all or a portion of its rights and obligations among separate Facilities on a pro rata basis or (ii) assigning its rights with respect to an Initial Term B Loan Exit Payment. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender;

(d) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding in an interest in the Commitments and Loans, as the case may be, represents and warrants that as of the Closing Date or the effective date of such assignment, as applicable, that (i) (A) it is an Eligible Assignee and (B) it is not a Disqualified Lender, it being acknowledged by Holdings, the Lenders and the other Secured Parties that the Administrative Agent will be entitled to rely on such representations and warranties set forth in this clause (i) without any diligence in respect to the accuracy of such representations and warranties and any breach of such representations and warranties by such Lender will not give rise to any liability on the part of the Administrative Agent and (ii) it has experience and expertise in the making of, or investing in, commitments and loans such as the applicable Commitments and Loans, as the case may be.

(e) Effect of Assignment. Upon recordation of an Assignment and Assumption by the Administrative Agent in the Register, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), Holdings (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(g). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligations.

(f) Register.

(i) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(ii) Notwithstanding clause (f)(i) above, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Sponsor Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans or Commitments held by Sponsor Affiliated Lenders.

(g) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, Holdings or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or to Disqualified Lenders (provided in the case of a sale to a Disqualified Lender, the consent of Holdings shall only be required to the extent the list of Disqualified Lenders has been made available to such Lender)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (e), or (f) that directly affects such Participant. Subject to Section 10.07(g)(iii), Holdings agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (g) and Sections 3.06 and 3.07, and it being understood that the documentation required under Section 3.01(g) shall be delivered solely to the participating Lender), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided, such Participant complies with Section 2.13 as though it were a Lender.

(ii) Any Lender that sells participations shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and the address of each Participant and the principal and interest amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) or, if different, under Sections 871(h) or 881(c) of the Code.

(iii) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation).

(h) Certain Assignments.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) [Reserved].

(j) Assignments to Sponsor Affiliated Lenders.

(A) Notwithstanding anything else to the contrary contained in this Agreement but subject to the terms of this Section 10.07(j), any Lender may assign all or a portion of its Term Loans to any Sponsor Affiliated Lender (including any Affiliated Debt Fund), without the consent of any Person but subject to prior notice to and acknowledgement by the Administrative Agent and Holdings.

(B) Limitations on Assignments. After giving effect to any such assignment under this Section 10.07(j) and to all other assignments with all Sponsor Affiliated Lenders, the aggregate principal amount of all Loans and Commitments then held by all Sponsor Affiliated Lenders (other than Affiliated Debt Funds) shall not exceed 25% of the aggregate unpaid principal amount of the Term Loans then outstanding (determined as of the time of such purchase). Notwithstanding anything herein to the contrary (if applicable, after giving effect to any proposed assignment to a Sponsor Affiliated Lender), if all Sponsor Affiliated Lenders (excluding Affiliated Debt Funds) own or would own, in the aggregate, more than 25% of the principal amount of all then outstanding Term Loans (i) in the event that a Sponsor Affiliated Lender (other than an Affiliated Debt Fund) has acquired any Term Loans, the assignment of such Term Loans that would cause the aggregate principal amount of Term Loans owned by Sponsor Affiliated Lenders (other than Affiliated Debt Funds) to be in excess of 25% of the principal amount of all then outstanding Term Loans or (ii) if such threshold is exceeded solely as a result of a Lender becoming a Sponsor Affiliated Lender after it has acquired Term Loans, then, in each case, such Sponsor Affiliated Lender shall use commercially reasonable efforts to assign sufficient Term Loans within thirty (30) days of the date such threshold is exceeded so that Sponsor Affiliated Lenders (excluding Affiliated Debt Funds) in the aggregate own less than 25% of the aggregate principal amount of Term Loans then outstanding; provided, in order to comply with the obligation to use commercially reasonable efforts to assign Term Loans, such Sponsor Affiliated Lender shall offer to assign the relevant Term Loans to the then-current Term Lenders in addition to potential new lenders; provided, further that there shall be no obligation for such Sponsor Affiliated Lender to assign such Term Loans at a price lower than the price such Lender paid when acquiring such Term Loans.

(C) Representations. Any purchases by Sponsor Affiliated Lenders shall require that such Sponsor Affiliated Lender clearly identify itself as a Sponsor Affiliated Lender in any Assignment and Assumption executed in connection with such purchases or sales and each such Assignment and Assumption shall contain customary “big boy” representations but no requirement to make representations as to the absence of any material nonpublic information.

(D) Lender Meetings and Information. Any Sponsor Affiliated Lender will not receive information provided solely to Lenders and will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls and will not be entitled to challenge the Administrative Agent’s and the Lenders’ attorney-client privilege as a result of their status as Sponsor Affiliated Lenders.

(E) Required Lender Votes. Notwithstanding anything in this Section 10.07(j) or the definition of “Required Lenders” to the contrary:

(1) for purposes of determining whether the “Required Lenders,” have consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of the Loan Documents, or whether the “Required Lenders” have directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Documents, in each case, that does not require the consent of each Lender or each affected Lender, or does not adversely affect such Sponsor Affiliated Lender that is not an Affiliated Debt Fund in any material respect as compared to other Lenders holding similar obligations, Sponsor Affiliated Lenders that are not Affiliated Debt Funds will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matters; and

(2) Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts set forth in the calculation of “Required Lenders” and any amount in excess of 49.9% will be subject to the limitations set forth in clause (1) above.

(F) Bankruptcy Limitations. In the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower or any Guarantor, each Sponsor Affiliated Lender that is not an Affiliated Debt Fund shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code. To the extent that the foregoing designation is deemed unenforceable for any reason, each Sponsor Affiliated Lender that is not an Affiliated Debt Fund shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Sponsor Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Sponsor Affiliated Lender in a manner that is less favorable in any material respect to such Sponsor Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Sponsor Affiliated Lenders. For the avoidance of doubt, this Section 10.07(j)(F) shall not apply to Affiliated Debt Funds.

(G) Contribution to the Borrower. Notwithstanding anything to the contrary contained herein, any such Loans acquired by a Sponsor Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower (whether through Holdings or otherwise) and exchanged for debt or equity securities that are otherwise permitted to be issued at such time.

(H) Each Sponsor Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes a Sponsor Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit J.

(I) Administrative Agent Liability. Each Sponsor Affiliated Lender waives any rights to bring any action in connection with such purchased Loans or Commitments against the Administrative Agent in its capacity as such. The Administrative Agent shall not have any responsibility for monitoring any acquisition or disposition of Term Loans by any Sponsor Affiliated Lender or liability for any losses suffered by any Person as a result of any purported assignment to or from a Sponsor Affiliated Lender.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are informed of the confidential nature thereof; (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable Law or compulsory legal process; (c) to the extent requested or required by any Governmental Authority and/or regulatory authorities (including any self-regulatory authority); (d) to any other party to this Agreement; (e) to any potential or prospective Lender, any pledgee referred to in Section 10.07(h) (provided, any such disclosure to the Federal Reserve Bank or other central bank in connection with a pledge pursuant to Section 10.07(h)) shall not require such pledgee to enter into any confidentiality, non-disclosure or similar agreement), counterparty to a Swap Contract or Securitization Financing, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the applicable NB Investor’s investment in the Facility or Holdings or any of its Subsidiaries; (f) with the written consent of Holdings; (g) to the extent such Information (w) was already in the possession of any Agent, any Lender or any of their respective Affiliates prior to any duty of confidentiality provided for herein, (x) becomes publicly available other than as a result of a breach of this Section 10.08, (y) is independently developed by any Agent, any Lender or any of their respective Affiliates or (z) is or was received by any Agent, any Lender or any of their respective Affiliates from a third party that is not, to such party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to Holdings or any of its Affiliates; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (k) for purposes of establishing a “due diligence” defense (in which case Borrower shall be notified in advance to the extent reasonably practical and permitted by law); (l) to any actual, potential or prospective NB Investor Lender who agrees to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with the Initial Investor, to the extent within its control, responsible for such person’s compliance with this paragraph); and (m) to any of the NB Investors’ limited partners, lenders, investors, managed accounts, rating agencies and affiliates and to its and their respective limited partners’, lenders’, investors’, managed accounts’, rating agencies’ and affiliates’ respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents in connection with the evaluation, monitoring or administration of any NB Investor’s investment in the Facility, in each case who need to know such information and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who are or have been advised to keep such Information confidential (with the NB Investor Lenders, to the extent within their control, responsible for such person’s compliance with this paragraph). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ respective directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and its Affiliates is authorized at any time and from time to time, without prior notice to Holdings or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify Holdings and the Administrative Agent after any such setoff and application made by such Lender; provided, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided, the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.11 Integration. This Agreement, together with the other Loan Documents and the Fee and Closing Payment Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14 GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED, IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION

WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.14 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, HOLDINGS HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE BORROWER (AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, HOLDINGS AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.19 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act and the requirements of the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, and the Guarantors, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act or the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act or the Beneficial Ownership Regulation.

Section 10.20 Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, administration, administrative receivership, receivership, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledge and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) each of the Borrower and Holdings have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waive and release any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Notwithstanding anything to the contrary herein, no NB Investor is or will be deemed to be an underwriter, arranger, trustee, agent or a similar role or otherwise be deemed to perform any service hereunder.

Section 10.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.23 Use of Name, Logo, etc.. Holdings grants each Lender permission to use Holdings’ and its Subsidiaries’ names and logos in such Lender’s or its Affiliates’ marketing materials; provided that any such logos or other materials are used solely in a manner that is not intended to or reasonably likely to harm or disparage Holdings or any of its Subsidiaries or the reputation or goodwill of any of them.

Section 10.24 Intercreditor Agreements. Reference is made to the Intercreditor Agreement. Each Lender hereunder (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as “Second Lien Collateral Agent” and on behalf of such Lender. The provisions of this Section 10.24 are not intended to summarize all relevant provisions of the Intercreditor Agreement. Reference must be made to the Intercreditor Agreement itself to understand all terms and conditions thereof. Each Lender is responsible for making its own analysis and review of the Intercreditor Agreement and the terms and provisions thereof, and neither the Administrative Agent nor any of its Affiliates makes any representation to any Lender as to the sufficiency or advisability of the provisions contained in the Intercreditor Agreement. The foregoing provisions are intended as an inducement to the Lenders under the First Lien Credit Agreement to extend credit and such Lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement. In addition to the foregoing, the parties hereto authorize the Administrative Agent to enter into the Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and/or any intercreditor agreement or subordination agreement expressly contemplated hereunder. The Administrative Agent may from time to time enter into a modification of the Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement and/or any intercreditor agreement or subordination agreement expressly contemplated hereunder, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ONESPAWORLD HOLDINGS LIMITED, as Holdings

By:	/s/ Stephen Lazarus
Name: Stephen Lazarus
Title: Chief Financial Officer

DORY INTERMEDIATE LLC, as the Borrower

By:	/s/ Stephen Lazarus
Name: Stephen Lazarus
Title: Chief Financial Officer

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent and Collateral Agent

By:	/s/ Jon Kirschmeier
Name: Jon Kirschmeier
Title: Associate Counsel

NEUBERGER BERMAN ALTERNATIVE FUNDS,
NEUBERGER BERMAN LONG SHORT FUND, as
Initial Term B Lender

By:	/s/ Corey Issing
	Name:	Corey Issing
	Title:	Authorized Signatory